       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 2002
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM SB-2

                             REGISTRATION STATEMENT

                                    UNDER THE

                             SECURITIES ACT OF 1933

                             TELENETICS CORPORATION
                 (Name of small business issuer in its charter)

          CALIFORNIA                         3661                 33-0061894
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)       Classification No.)     Identification No.)

                25111 ARCTIC OCEAN, LAKE FOREST, CALIFORNIA 92630
                                 (949) 455-4000
    (Address and telephone number of Registrant's principal executive offices and principal place of business)

                            -------------------------
                               SHALA SHASHANI LUTZ
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             TELENETICS CORPORATION
                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630
                                 (949) 455-4000

                            -------------------------

                                   COPIES TO:
                             LARRY A. CERUTTI, ESQ.
                           CRISTY LOMENZO PARKER, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100

Approximate date of commencement of proposed sale to the public: From time to time after this registration becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |__|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

                                           CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                               Proposed Maximum
      Title of Each Class of        Amount to be        Proposed Maximum      Aggregate Offering       Amount of
   Securities to be Registered     Registered (1)   Offering Price per Unit          Price         Registration Fee
-------------------------------- ------------------ ----------------------- ---------------------- -----------------
Common stock, no par value         20,473,743 (2)          $0.345 (3)            $7,063,441.34         $1,688.16
================================ ================== ======================= ====================== =================

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) Includes 4,026,818 shares of common stock underlying warrants and 16,446,925 shares of common stock underlying senior secured convertible promissory notes.

(3) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and is based upon the average of the high and low reported prices of the Registrant's common stock on February 7, 2002.

                            ------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting under Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2002

PROSPECTUS

                                20,473,743 SHARES

                             TELENETICS CORPORATION

                                  COMMON STOCK

         The shares of our common stock being offered under this prospectus are being offered by some of our security holders identified in this prospectus for their own accounts. Our common stock trades on the NASD's OTC Electronic Bulletin Board under the symbol "TLNT." On February 7, 2002, the high and low sale prices for a share of our common stock were $0.36 and $0.33, respectively.

         The mailing address and the telephone number of our principal executive offices are 25111 Arctic Ocean, Lake Forest, California 92630, (949) 455-4000.

                              --------------------
                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                                -----------------

         The information in this prospectus is not complete and may be changed. The selling security holders identified in this prospectus may not sell these securities until the registration statement of which this prospectus is a part is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus is                , 2002.

                                TABLE OF CONTENTS

Description                                                            Page No.
-----------                                                            --------

Prospectus Summary..........................................................3
Risk Factors................................................................5
Special Note Regarding Forward-Looking Statements..........................15
Use of Proceeds............................................................16
Dividend Policy............................................................16
Price Range of Common Stock................................................17
Capitalization.............................................................18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations................................................19
Business...................................................................33
Management.................................................................49
Certain Relationships and Related Transactions.............................61
Principal And Selling Security Holders.....................................67
Plan of Distribution.......................................................72
Description of Capital Stock...............................................74
Legal Matters..............................................................78
Experts....................................................................79
Where You Can Find More Information........................................79
Index to Financial Statements.............................................F-1

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus.

                             TELENETICS CORPORATION

         Telenetics Corporation was incorporated in California on June 8, 1984. We design, manufacture and distribute wired and wireless data communications products for customers worldwide. We currently organize our existing and planned products as follows:

         o Data Transmission and Network Access Products, which are a range of commercial grade analog and digital products used for transmitting data and accessing public and private communications networks;

         o Industrial Grade Modem Products, which are industrial grade analog and digital data transmission and network access products, including a range of dial-up, leased line and private wire modems and accessories, that are designed to operate in extended temperatures and harsh environments; and

         o Wireless Products, which are products that facilitate the wireless transportation of data over existing public cellular networks or the wireless transportation of data and video over microwave radio links.

                                  THE OFFERING

Common stock offered by selling     20,473,743 (1)
security holders

Common stock outstanding prior      27,573,428 (2)
to this offering

Common stock outstanding
following this offering if all      48,047,171 (1)(2)
shares are sold

Use of Proceeds                     All proceeds of this offering will be
                                    received by selling security holders for their own accounts.

Risk Factors                        You should read the "Risk Factors" section
                                    beginning on page 4, as well as other
                                    cautionary statements throughout this
                                    prospectus, before investing in shares of our common stock.

-------------

(1) As of February 7, 2002, the senior secured convertible promissory notes whose underlying shares of common stock are covered by this prospectus were convertible into 4,737,434 shares of common stock. However, we have agreed to register for resale by the selling security holders a good faith estimate of the maximum amount of shares that may become issuable upon conversion of the notes. Accordingly, the common stock offering by selling security holders assumes exercise of all of the warrants whose underlying shares of common stock are covered by this prospectus in exchange for 4,075,043 shares of common stock and conversion of the principal amount of all of the notes into 16,404,373 shares of common stock, and the immediate resale of all of those shares of common stock.

(2) As of February 7, 2002, a total of 27,573,428 shares of common stock were outstanding, excluding:

         o 4,247,000 shares of common stock reserved for issuance under our stock option plans, of which options to purchase 2,909,400 shares were outstanding;
         o 500,000 shares of common stock reserved for issuance under our employee stock purchase plan;
         o 535,356 shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock;
         o shares of common stock issuable upon exercise of warrants or conversion of notes whose underlying shares of common stock are covered by this prospectus;
         o 20,697,613 shares of common stock issuable or to become issuable upon exercise or conversion of outstanding warrants, non-plan options and convertible promissory notes, other than the warrants and notes whose underlying shares of common stock are covered by this prospectus; and
         o any additional shares of common stock we may issue from time to time after February 7, 2002.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

     WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT THAT MAY CONTINUE IN THE FUTURE AND THAT MAY ADVERSELY IMPACT OUR BUSINESS AND OUR SHAREHOLDERS.

         We have incurred net losses in each fiscal year since our inception, with the exception of the fiscal year ended March 31, 1998, in which we realized nominal net income of $94,000. For the year ended December 31, 2000, we reported a net loss of approximately $11.9 million, as compared to a net loss of $1.1 million for twelve months ended December 31, 1999. For the nine months ended September 30, 2001, we reported a net loss of approximately $4.2 million. Our accumulated deficit through September 30, 2001 was approximately $31.8 million, and as of that date we had a total shareholders' equity of approximately $1.9 million. We expect that our losses may continue further into the future.

         In addition, in light of the patent infringement litigation settlement agreement we entered into in September 2001 with Aeris Communications, Inc.
and in light of changing business conditions, subsequent to September 30, 2001, we began to reevaluate the value of the intangible technology asset we acquired through our acquisition of eflex Wireless, Inc. in January 2000. Through that reevaluation, we have determined that there no longer exists sufficient evidence to support any carrying value for this asset. Therefore, we intend to expense the approximate $2.6 million capitalized value of this asset as of December 31, 2001. This decision will have a significant adverse effect on our results of operations for the year ended December 31, 2001.

         We cannot assure you that we will attain profitable operations in the future. If we are unable to do so, such inability could impede our ability to raise capital through debt or equity financing to the extent needed for our continued operations or for planned expansion. Consequently, future losses may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

     DIFFICULTIES BEING EXPERIENCED BY CORLUND ELECTRONICS, THE CONTRACT MANUFACTURER OF A MAJORITY OF OUR SUNRISE SERIES(TM) PRODUCTS, AND BY US MAY RESULT IN OUR INABILITY TO CONTINUE THIS MANUFACTURING ARRANGEMENT, WHICH WOULD ADVERSELY IMPACT OUR OPERATIONS.

         We contract with Corlund Electronics to perform component purchasing, full product assembly, testing and preparation for shipment for the majority of our Sunrise Series(TM) products. The contract has an initial term of three years, expiring December 29, 2003, with automatic one-year renewals unless either party provides written notice of termination to the other party at least 180 days prior to the expiration of the then current term. We have agreed to purchase from Corlund Electronics a minimum of $1,000,000 of products per month during the remaining term of the contract.

         Corlund Electronics has experienced significant difficulties in producing our Sunrise Series(TM) products in a timely manner due to what we believe to be problems in assimilating the production of those products and difficulties in sourcing parts. We cannot assure you that Corlund Electronics will successfully resolve these difficulties and be able to produce our Sunrise Series(TM) products in a timely manner, or at all.

         Production delays at Corlund Electronics have interfered with our ability to timely ship orders to our customers, which has caused us to lose orders and customers for our Sunrise Series(TM) products. These losses of orders and customers have adversely impacted our financial condition, which has in turn further aggravated Corlund Electronics' difficulties. These losses of orders and customers could continue or increase if production delays continue, which would adversely impact our ability to meet our monthly purchase minimums under our contract with Corlund Electronics and could result in a breach of contract by us that could permit Corlund Electronics to terminate our contract with them.

         We could be required to undertake expensive and time-consuming efforts that could take up to four months or longer to transition the contracted services to other qualified contractors or to our own facilities. We cannot assure you that we have the resources or ability to successfully accomplish such a transition. While we are in the process of making any such transition, and if we are unable to successfully accomplish such a transition, our ability to continue to sell our Sunrise Series(TM) products could be seriously impaired or completely lost.

     WE RELY ON A NUMBER OF CONTRACTORS OTHER THAN CORLUND ELECTRONICS. OUR INABILITY OR THE INABILITY OF THESE CONTRACTORS TO SHIP ORDERS ON A TIMELY BASIS COULD DAMAGE OUR RELATIONSHIPS WITH CUSTOMERS, RESELLERS AND DISTRIBUTORS AND REQUIRE US TO MAKE EXPENSIVE AND TIME-CONSUMING EFFORTS TO REMEDY THE INABILITY.

         We continue to experience problems associated with undercapitalization and engineering and production delays, including the inability to ship products in a timely manner. To help minimize these problems, we have entered into agreements with third-party contract manufacturers for some component and circuit board assembly and testing functions and have developed strategic relationships with several qualified and reliable local assembly houses. A failure by our contract manufacturers and assemblers to fulfill their obligations to us could cause delays in production and shipment of many of our products. Also, disruption in transportation services as a result of terrorist activities or due to other causes and further enhanced security measures in response to terrorist activities may cause some increases in costs and timing for both receipt and shipment of products to our customers. Delays in production and shipment could cause customers to cancel a portion or all of their orders and could damage our relationships with our customers, resellers and distributors, which in turn could cause us to lose existing customers or prevent us from obtaining new customers. Further, if our contract manufacturers become unable or unwilling to fulfill their obligations to us due to our undercapitalization or due to their own financial difficulties or other circumstances beyond our control, we could be required to undertake expensive and time-consuming efforts to transition the contracted services to other qualified contractors or to our own facilities. Accordingly, the failure to deliver products on time could have a material adverse affect on our business, prospects, financial condition, results of operations and cash flows.

     WE DO NOT PRESENTLY HAVE A CREDIT FACILITY. THIS ABSENCE OF A CREDIT FACILITY MAY CONTINUE TO ADVERSELY IMPACT OUR OPERATIONS.

         During the quarter ended September 30, 2001, our revolving line of credit with Celtic Capital Corporation expired. For a substantial portion of the nine months then ended, we had little or no effective availability under that line. This situation adversely impacted our operations. In the absence of a viable credit facility, and due to the resulting cash shortage, we began to assign, with full recourse, certain of our accounts receivable to Corlund Electronics, Inc. (formerly Comtel Electronics, Inc.), one of our contract manufacturers, and its commercial lender, UPS Capital Corporation, in satisfaction of our obligations for product purchases from Corlund Electronics. During the quarter ended September 30, 2001, we discharged with full recourse approximately $2.4 million of our obligation that resulted from purchases of Sunrise Series(TM) products from Corlund Electronics. However, we have no formal commitment from Corlund Electronics or UPS Capital Corporation to continue this arrangement.

         The absence of a credit facility could continue to adversely impact our operations. If for any reason Corlund Electronics and/or UPS Capital Corporation do not continue the arrangement of accepting the assignment our accounts receivable in satisfaction of our obligations to Corlund Electronics, our operations would be further adversely impacted. There can be no assurance that we be able to continue operations if we are unable to obtain an appropriate credit facility.

     WE MAY BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD INTERFERE WITH OUR EXISTING AND PLANNED OPERATIONS, DILUTE OUR SHAREHOLDERS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS.

         Historically, we have relied upon cash from financing activities to fund most of the cash requirements of our operating and investing activities. Although we have been able to generate some cash from our operating activities in the past, there is no assurance we will be able to continue to do so in the future. We believe that our continued operations could be dependent on securing a credit facility and that additional sources of liquidity through debt and/or equity financing will be required to facilitate our ability to continue capitalizing on the license we obtained from Motorola Inc. relating to our commercial analog and digital data transmission and network access products and to fund our other plans for future growth. We continue to work toward identifying and obtaining a new credit facility that would replace the line of credit we had with Celtic Capital Corporation.

         We currently do not have any commitments for additional financing. Our senior secured convertible promissory notes contain prior written consent and right of first refusal provisions and the grant of a continuing security interest in all of our inventory, and some of our other outstanding promissory notes contain the grant of a security interest in substantially all of our assets, all of which provisions restrict our ability to obtain debt and/or equity financing. In addition, deteriorating global economic conditions and the effects of ongoing military actions against terrorists may cause prolonged declines in investor confidence in and accessibility to capital markets. Further, in light of our delisting from the Nasdaq SmallCap Market in September 2001, the ability of any potential or future investors to achieve liquidity from our common stock could be severely limited, which could inhibit, if not preclude, our ability to raise additional working capital on a timely basis, in sufficient amounts or on terms acceptable to us.

         Any future financing may cause significant dilution to existing shareholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

         If adequate funds are not available, we may also be required to delay, scale back or eliminate portions of our operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product development efforts that historically have contributed significantly to our competitiveness.

     IF WE ARE UNSUCCESSFUL IN TIMELY INCREASING OUR AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND REGISTERING FOR RESALE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OUR SENIOR SECURED CONVERTIBLE PROMISSORY NOTES, WE WILL BE IN DEFAULT UNDER THOSE NOTES AND COULD FACE SIGNIFICANT ADVERSE CONSEQUENCES.

         The agreements we entered into in connection with our January 2002 offering of senior secured convertible promissory notes require us to, among other things, increase the authorized number of shares of our common stock and to register for resale the shares of common stock issuable upon conversion of those notes no later than May 20, 2002 and May 23, 2002, respectively. If we are unable to timely obtain shareholder approval of the increase in our authorized capital stock and/or to timely obtain an order of effectiveness of the registration statement from the Securities and Exchange Commission relating to this offering of common stock, or if we default under the notes for any other reason, the holders of our senior secured convertible promissory notes could, among other things, require us to pay substantial penalties, require us to repay the notes at a premium and/or foreclose upon their security interest in our inventory. Any of these events could have a material adverse effect on our business, operating results, financial condition, cash flows and our ability to service our other indebtedness.

     TO THE EXTENT OUR RE-EMPHASIS ON MARKETING AND SALES OF OUR DATA TRANSMISSION AND NETWORK ACCESS PRODUCTS IS UNSUCCESSFUL, OUR OPERATING RESULTS MAY CONTINUE TO SIGNIFICANTLY DEPEND UPON THE ACCEPTANCE BY THE UTILITY INDUSTRY OF OUR INDUSTRIAL AUTOMATION PRODUCTS.

         Our management believes that our entry into the license and manufacturing agreements with Motorola and Corlund Electronics, together with our efforts to take advantage of the worldwide distribution network developed by Motorola in connection with our licensed commercial analog and digital data transmission and network access products, provide us with a unique opportunity to capitalize on and re-emphasize the expertise we have gained through our years of development, manufacturing and marketing of data transmission and network access products. However, to the extent we are unsuccessful with our efforts toward this re-emphasis, we may need to continue to rely heavily upon sales of our automatic meter reading, or AMR, and other remote monitoring products to utilities, transportation authorities and other such entities.

         The automation of utility meter reading and data distribution is a relatively new and rapidly changing market. We cannot accurately predict the size of this market or its potential growth. Our system is one possible solution for AMR and data distribution. It has not been adopted as an industry standard and it may not be adopted on a broad scale. Competing systems have been and likely will continue to be selected by utilities and other potential clients. Participants in the utility industry have historically been cautious and deliberate in making decisions concerning the adoption of new technology. This process, which can take up to several years to complete, may include the formation of evaluation committees, a review of different technical options, technology trials, equipment testing and certification, performance and cost justifications, regulatory review, one or more requests for vendor quotes and proposals, budgetary approvals and other steps. Only a limited number of utilities have made a commitment to purchase our products to date. Consequently, if our re-emphasis on our data transmission and network access products is unsuccessful and we are unable to enter into additional AMR or data distribution contracts on terms favorable to us, our business, operating results, financial condition, cash flows and ability to service our indebtedness could be materially and adversely affected.

     IF WE ARE UNSUCCESSFUL IN OUR EFFORTS TO TAKE ADVANTAGE OF REGIONAL, NATIONAL AND INTERNATIONAL DISTRIBUTION CHANNELS FOR OUR PRODUCTS, SALES OF OUR PRODUCTS MAY DECLINE OR FAIL TO INCREASE.

         We channel many of our products through a network of regional and national distribution outlets. We are continuing to develop and solidify our relationships with certified resellers, distributors and system integrators, many of which are part of a worldwide distribution network developed by Motorola in connection with its sales of the commercial grade analog and digital transmission and network access products that are covered by the manufacturing license agreement that we have entered into with Motorola. To the extent we are unsuccessful in our efforts to create or maintain an adequate quality and quantity of these relationships, sales of our products may decline or fail to increase as we work to establish effective channels to market.

     IF OUR PRODUCTS FAIL TO COMPLY WITH EVOLVING GOVERNMENT AND INDUSTRY STANDARDS AND REGULATIONS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS.

         Our products are designed to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. The regulatory process in the United States and foreign countries can be time-consuming and can require the expenditure of substantial resources. In many foreign countries, obtaining required regulatory approvals takes significantly longer than in the United States. Motorola obtained approvals in many countries for the commercial analog and digital data transmission and network access products covered by the manufacturing license agreement that we entered into with Motorola. However, those approvals were not transferable to us. We estimate that at least in the near-term, approximately half of our sales of Sunrise Series(TM) products will be to customers within the United States. There can be no assurance, however, that regulatory agencies in the United States or other countries will grant the requisite approvals to us for those products or for any of our other products on a timely basis, if at all. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell many of our products, including our Sunrise Series(TM) products that have been selected by multinational corporations in large part based upon the existence of approvals of those products for use in each country in which those corporations operate. United States and foreign regulations regarding the manufacture and sale of modems and other data communications devices are subject to future change. We cannot predict what impact, if any, such changes may have upon our business.

     WE RELY ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

         Historically, we have derived a significant portion of our revenues from a relatively limited number of customers. In fact, during the year ended December 31, 2001, sales to our two largest customers, Motorola's Multiservice Networks Division and Data Connect Enterprises, accounted for approximately 13.5% and 17.3% of our net sales, respectively. Because during the quarter ended September 30, 2001 we completed our required pass-through sales to Motorola's Multiservice Networks Division, we do not anticipate sales to that division to continue. Although our current business strategy involves the use of multiple resellers and distributors, such as Data Connect Enterprises, who we anticipate will act as multiple customers for our products, there can be no assurance that a limited number of large customers will not continue to account for the majority of our revenues. If this occurs, the loss of any one or more of our major customers would likely have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

     IF WE ARE UNABLE TO FULFILL BACKLOG ORDERS DUE TO CIRCUMSTANCES INVOLVING US OR ONE OR MORE OF OUR CUSTOMERS, OUR ANTICIPATED RESULTS OF OPERATIONS AND CASH FLOWS WILL SUFFER.

         As of February 13, 2002, we had approximately $3.1 million in backlog orders for our products, which orders were due in large part to our Sunrise Series(TM) products. The amount of backlog orders represents revenue that we anticipate recognizing in the future, as evidenceD by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. The typical duration from receipt of a purchase order or other purchase commitment to shipment of the products ordered to the customer ranges from three to ten weeks depending upon the product mix and the size of the order. However, there can be no assurance that we will be successful in fulfilling orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

     OUR BUSINESS COULD SUFFER IF WE OR OUR CONTRACT MANUFACTURERS ARE UNABLE TO OBTAIN COMPONENTS OF OUR PRODUCTS FROM OUTSIDE SUPPLIERS.

         The major components of our products include circuit boards, microprocessors, chipsets, memory components and radio transmitters and receivers. Most of these components are available from multiple sources. However, some components used in our products are currently obtained from single or limited sources and may from time to time be in short supply or on allocation by manufacturers. We have, from time to time experienced, and currently are experiencing, difficulty in obtaining some components. We do not have guaranteed supply arrangements with any of our suppliers, and there can be no assurance that our suppliers will continue to meet our requirements. Shortages of components could not only limit our production capacity but also could result in higher costs due to the higher costs of components in short supply or the need to use higher-cost substitute components. Significant increases in the prices of components could have a material adverse effect on our results of operations because we may not be able to adjust product pricing to reflect the increases in component costs. Also, an extended interruption in the supply of components or a reduction in their quality or reliability would have a material adverse effect on our financial condition and results of operations by impairing our ability to timely deliver quality products to our customers. Delays in deliveries due to shortage of components or other factors may result in cancellation by our customers of all or part of their orders. Although customers who purchase from us products that are not readily available from other sources would be less likely than other customers of ours to cancel their orders due to production delays, we cannot assure you that cancellations will not occur.

         In addition, we have from time to time received from manufacturers "last buy" notices that indicate that one or more components that we incorporate into our products will be permanently discontinued. If we are unable to participate in a last buy or are unable to purchase an adequate quantity of last buy components to cover our needs until the time, if any, that we are able to find an appropriate substitute component that works with the current design of our product or to redesign our product to allow for use of a substitute component, we may have to eliminate the product from our product line. We believe that with respect to many of our single source components, we could obtain similar components from other sources. However, in response to past last buy notices, we have been working to alter product designs on some of our data transmission and network access products to allow us to use alternative components. There can be no assurance that we will be successful in our redesign of these products or that we will not experience difficulties associated with future last buys. Further, we cannot assure you that future severe shortages of components that could increase the cost or delay the shipment of our products will not occur.

     WE RELY HEAVILY ON OUR MANAGEMENT, AND THE LOSS OF THEIR SERVICES COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board, President and Chief Executive Officer, Shala Shashani Lutz, and our Chief Financial Officer, David Stone. The loss of Ms. Lutz or Mr. Stone or one or more other key members of management could have a material adverse effect on us because each of these individuals has experience and skills upon which we draw heavily in our day-to-day operations and strategic planning activities. We have not entered into any employment agreement with any executive officer of Telenetics other than a written employment offer with Mr. Stone and an arrangement with Ms. Lutz. Also, we do not maintain key-man life insurance policies on any member of management.

     BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THOSE RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION.

         We currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. However, we believe that several of our current products and some of our products in development could benefit from patent protection. As a result, we have filed patent applications for various products with the United States Patent and Trademark Office. Although we rely to a great extent on trade secret protection for much of our technology and plan to rely in the future on patents to protect a portion of our technology, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

         We own, license or have otherwise obtained the right to use certain technologies incorporated in our products. For example, under our agreement with Motorola, we obtained a royalty-bearing ten-year non-exclusive license to manufacture, market and further develop a series of commercial grade analog and digital data transmission and network access products. If we are unable to comply with the royalty or other terms of our agreement with Motorola, we will lose our license relating to the licensed products. If this were to occur, we would be unable to capitalize on this sales opportunity and could become subject to breach of contract or other liability.

         We may receive infringement claims from third parties relating to our products and technologies. We intend to investigate the validity of any infringement claims that may be made against us and, if we believe the claims have merit, to respond through licensing or other appropriate actions. To the extent claims relate to technology included in components purchased from third party vendors for incorporation into our products, we would forward those claims to the appropriate vendor. If we or our component manufacturers were unable to license or otherwise provide any necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against us.

     THERE ARE RISKS THAT OUR PRODUCTS MAY BE RETURNED BY OUR CUSTOMERS, RESELLERS AND DISTRIBUTORS, WHICH COULD INCREASE OUR PRODUCTION AND WARRANTY COSTS AND DECREASE OUR SALES.

         We are exposed to the risk of product returns from our customers, resellers and distributors as a result of defective products or product components. Returned used products are tested, repaired and used as warranty replacements. Products returned to us due to faulty work by our subcontractors are returned to the subcontractors for credit against future purchase orders. In addition to being subject to the risk of returns of defective products, we are subject to the risk that Ingram Micro Inc. could return to us for credit or refund, up to 180 days after termination or expiration of our distribution agreement with Ingram, unused products in their original packaging. Historically, product returns have not had a material impact on our operations or financial condition. However, there can be no assurance that significant levels of product returns will not occur in the future and result in a material adverse effect on our results of operations, cash flows and reputation as a supplier of quality products.

     OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD IMPAIR OUR BUSINESS.

         Our strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources. Our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified engineers, technicians, salesperson and other personnel. There can be no assurance that we will be able to do so. If we are unable to successfully manage our growth, our business, prospects, financial condition, results of operations and cash flows could be adversely affected.

     WE ARE UNABLE TO PREDICT THE IMPACT THAT THE CONTINUING THREAT OF TERRORISM AND THE RESPONSES TO THAT THREAT BY MILITARY, GOVERNMENT, BUSINESS AND THE PUBLIC MAY HAVE ON OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

         The terrorist attacks in the United States and other countries, which attacks have brought devastation to many people and shaken consumer confidence, have disrupted commerce throughout the world. The continuing threat of terrorism in the United States and other countries and heightened security measures, as well as current and any future military action in response to such threat, may cause significant disruption to the global economy, including widespread recession. To the extent that such disruptions result in a general decrease in spending that could decrease demand for our current and planned products, in our inability to effectively market, manufacture or ship our products, or in financial or operational difficulties for various contract manufacturers, vendors and customers on which we rely, our business and results of operations could be materially and adversely affected. We are unable to predict whether the continuing threat of terrorism or the responses to such threat will result in any long-term commercial disruptions or whether such terrorist activities or responses will have any long-term material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

                         RISKS RELATED TO THIS OFFERING

     OUR COMMON STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS AND IN LITIGATION AGAINST US.

         The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the quarter ended December 31, 2001, the high and low closing bid prices of our common stock were $0.12 and $0.28, respectively. The market price of our common stock may exhibit significant fluctuations in the future response to various factors, many of which are beyond our control and which include:

         o variations in our quarterly operating results, which variations could result from, among other things, changes in the needs of one or more of our customers;

         o changes in market valuations of similar companies and stock market price and volume fluctuations generally;

         o economic conditions specific to the industries in which we operate;

         o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

         o        regulatory developments;

         o        additions or departures of key personnel; and

         o future sales of our common stock or other debt or equity securities.

         If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

     SHARES OF OUR COMMON STOCK ELIGIBLE OR TO BECOME ELIGIBLE FOR PUBLIC SALE COULD ADVERSELY AFFECT OUR STOCK PRICE AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL THROUGH SALES OF EQUITY SECURITIES.

         As of February 7, 2002, we had outstanding 27,573,428 shares of common stock, of which approximately 16,434,611 shares were unrestricted or were eligible for resale without registration under Rule 144 of the Securities Act of 1933, and an additional 6,944,704 were issued with registration rights. As of February 7, 2002, we also had outstanding options, warrants, promissory notes and preferred stock that were exercisable for or convertible into approximately 22,016,835 shares of common stock, nearly all of which were issued with registration rights. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price for our common stock. Any adverse effect on the market price for our common stock could make it difficult for us to sell equity securities at a time and at a price that we deem appropriate.

     FUTURE CONVERSIONS OR EXERCISES OF SOME OF OUR OUTSTANDING DERIVATIVE SECURITIES, INCLUDING OUR SENIOR SECURED CONVERTIBLE PROMISSORY NOTES, COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT BECAUSE THE CONVERSION AND EXERCISE PRICES OF THOSE SECURITIES AND/OR THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OR EXERCISE OF THOSE SECURITIES ARE SUBJECT TO ADJUSTMENT.

         We have issued various notes, warrants and shares of preferred stock that are convertible or exercisable at prices and/or into or for numbers of shares of common stock that are subject to adjustment due to a variety of factors, including the issuance of securities at an exercise or conversion price less than the then current exercise or conversion price of those notes, warrants or shares of preferred stock. As of February 7, 2002, the closing price of a share of our common stock on the NASD's OTC Electronic Bulletin
Board was $0.35. On that date, the notes, warrants, options and shares of preferred stock with adjustable conversion and/or exercise prices were convertible or exercisable into 16,233,586 shares of common stock. However, if we were to issue shares of common stock or securities convertible into shares of common stock at the $0.35 price, we would trigger an adjustment of the exercise and conversion prices of these adjustable securities. As a result, an additional 3,512,710 shares of common stock would become issuable upon exercise or conversion of these adjustable securities. If we were to issue shares of common stock or securities convertible into shares of common stock at $0.10, the conversion price floor of our senior secured convertible promissory notes, we would be required to issue an additional 49,783,237 shares of common stock upon exercise or conversion of these adjustable securities.
The number of shares that these adjustable securities ultimately may be converted into or exercised for could prove to be greater than these estimates if the market price of our common stock declines. You could, therefore, experience substantial dilution of your investment as a result of the conversion or exercise of our outstanding derivative securities.

     CONVERSION OR EXERCISE OF OUR OUTSTANDING DERIVATIVE SECURITIES COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT BECAUSE THE CONVERSION AND EXERCISE PRICES OF THOSE SECURITIES AND/OR THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OR EXERCISE OF THOSE SECURITIES ARE SUBJECT TO ADJUSTMENT.

         We have issued various notes, warrants and shares of preferred stock that are convertible or exercisable at prices and/or into or for numbers of shares of common stock that are subject to adjustment due to a variety of factors, including the issuance of securities at an exercise or conversion price less than the exercise or conversion price of those notes, warrants or shares of preferred stock. As of February 7, 2002, the closing price of a share of our common stock on the NASD's OTC Electronic Bulletin Board was $0.35. On that date, the notes, warrants, options and shares of preferred stock with the adjustable conversion and exercise prices were convertible or exercisable into approximately 16,375,934 shares of common stock. If we were to issue shares of common stock or securities convertible into shares of common stock at $0.35 in a transaction that triggers an adjustment of exercise and conversion prices of these adjustable securities, an additional approximate 3,750,000 shares of common stock would become issuable upon exercise or conversion of these adjustable securities. The number of shares that these adjustable securities ultimately may be converted into or exercised for could prove to be greater than these estimates if the market price of our common stock declines. You could, therefore, experience substantial dilution of your investment as a result of the conversion or exercise of our outstanding derivative securities.

     IF OUR SECURITY HOLDERS ENGAGE IN SHORT SALES OF OUR COMMON STOCK, INCLUDING SALES OF SHARES TO BE ISSUED UPON CONVERSION OR EXERCISE OF DERIVATIVE SECURITIES, THE PRICE OF OUR COMMON STOCK MAY DECLINE.

         Selling short is a technique used by a shareholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. The decrease in market price would allow holders of our derivative securities that have conversion or exercise prices based upon a discount on the market price of our common stock to convert or exercise their derivative securities into or for an increased number of shares of our common stock. Further sales of common stock issued upon conversion or exercise of our derivative securities could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

     BECAUSE OUR STOCK IS NOT LISTED ON A NATIONAL SECURITIES EXCHANGE, YOU MAY FIND IT DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.

         Our common stock previously was quoted on the Nasdaq SmallCap Market. However, due to our inability to comply with the Nasdaq continued inclusion requirements relating to minimum closing bid price and net tangible assets/market capitalization/net income, our common stock was delisted from the Nasdaq SmallCap Market in September 2001, and our common stock has been traded under the symbol "TLNT" on the NASD's OTC Electronic Bulletin Board since September 18, 2001. Because our stock trades on the OTC Electronic Bulletin Board rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

     BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

     OUR PREFERRED STOCK MAY DELAY OR PREVENT A TAKEOVER OF TELENETICS, POSSIBLY PREVENTING YOU FROM OBTAINING HIGHER STOCK PRICES FOR YOUR SHARES.

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by our shareholders. Of these shares, 400 have been designated as Series A Convertible Preferred, of which 15.3 were outstanding as of February 7, 2002. The rights of the holders of our common stock are subject to the rights of the holders of our outstanding preferred stock and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, which would delay, defer or prevent a change in control of Telenetics. Furthermore, preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could adversely affect the market value of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, including among others:

         o the projected growth in the wired and wireless data transmission and network access products, industrial grade modem products and wireless products markets;
         o our business strategy for expanding our presence in these markets;
         o anticipated trends in our financial condition and results of operations;
         o the impact of the continuing threat of terrorism and the responses to such threat by military, government, business and the public; and
         o our ability to distinguish ourselves from our current and future competitors.

         You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by forward-looking statements, including those discussed under "Risk Factors" and "Business."

         These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

                                 DIVIDEND POLICY

         We have never paid cash dividends on our common stock and do not currently intend to pay cash dividends on our common stock in the foreseeable future. We are restricted from paying dividends on our common stock under state law, the certificate of determination for our Series A Convertible Preferred Stock, the terms of our 10% Subordinated Unsecured Promissory Notes due 2000, the terms of our 10% Subordinated Unsecured Promissory Notes due 2001 and the terms of our senior secured convertible promissory notes. We currently anticipate that we will retain any earnings for use in the continued development of our business.

                           PRICE RANGE OF COMMON STOCK

         Below are the high and low closing bid prices of our common stock for the periods shown, as obtained from Pink Sheets LLC, a research service that compiles quote information reported on the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. The quotations listed below reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not reflect actual transactions. Our common stock traded on the Nasdaq SmallCap Market under the symbol "TLNT" from July 20, 2000 to September 17, 2001, and traded on the NASD's OTC Electronic Bulletin Board under the same symbol during the other periods shown.

                                                             PRICE RANGE
                                                       -----------------------
                                                         LOW            HIGH
                                                         ---            ----
         2000:
         First Quarter (January 1 - March 31)          $2.38            $8.69
         Second Quarter (April 1 - June 30)             3.00             6.19
         Third Quarter (July 1 - September 30)          1.84             5.50
         Fourth Quarter (October 1 - December 31)        .84             2.31

         2001:
         First Quarter                                 $ .5625          $1.3125
         Second Quarter                                  .22             1.07
         Third Quarter                                   .10              .68
         Fourth Quarter                                  .12              .28

         As of February 7, 2002, we had 27,573,428 shares of common stock outstanding held of record by approximately 500 shareholders, and the high and low sale prices of our common stock on the OTC Bulletin Board on that date were $0.36 and $0.33, respectively. Within the holders of record of our common stock are depositories such as Cede & Co. that hold shares of stock for brokerage firms which, in turn, hold shares of stock for beneficial owners.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2001. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. The table excludes an aggregate of 13,166,697 shares of common stock that were issuable upon conversion or exercise of outstanding convertible notes, options and warrants as of September 30, 2001.

                                                                                  SEPTEMBER 30, 2001
                                                                                  ------------------
                                                                                      (UNAUDITED)
                                                                                    (IN THOUSANDS,
                                                                                        EXCEPT
                                                                                      SHARE DATA)

        Cash and cash equivalents.............................................      $       42,417
                                                                                    ===============
        Long-term debt, less current portion..................................      $    2,153,703
                                                                                    ===============
        Convertible redeemable preferred stock, $10,000 unit value. Authorized
          400 shares; issued and outstanding 15 shares (aggregate liquidation
          preference of $150,000).............................................      $      130,397
                                                                                    ===============
        Shareholders' equity:
          Preferred stock, no par value. Authorized 5,000,000 shares. Series A
            Convertible Preferred Stock, no par value, 400 shares authorized,
            15 shares issued and outstanding (aggregate liquidation preference
            of $150,000)                                                                        --
          Common stock, no par value. Authorized 50,000,000 shares; issued and
            outstanding, 27,501,570...........................................          34,065,118
        Subscriptions receivable..............................................             (75,500)
        Unearned compensation.................................................            (354,211)
        Accumulated deficit...................................................         (31,780,053)
                                                                                    ---------------
          Total shareholders' equity..........................................      $    1,855,354
                                                                                    ===============
          Total capitalization................................................      $    4,181,871
                                                                                    ===============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES AND THE INFORMATION INCLUDED UNDER THE CAPTION "RISK FACTORS" INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

         We design, manufacture and distribute wired and wireless data communications products for customers worldwide. We currently organize our existing and planned products as follows:

         o Data Transmission and Network Access Products, which are a range of commercial grade analog and digital products used for transmitting data and accessing public and private communications networks;

         o Industrial Grade Modem Products, which are industrial grade analog and digital data transmission and network access products, including a range of dial-up, leased line and private wire modems and accessories, that are designed to operate in extended temperatures and harsh environments; and

         o Wireless Products, which are products that facilitate the wireless transportation of data over existing public cellular networks or the wireless transportation of data and video over microwave radio links.

         This product organization and our results of operations discussed below reflect the addition to our product mix during 2001 of the Sunrise Series(TM) commercial grade analog and digital data transmission and network access products that we produce under the license we obtained from Motorola Inc. in December 2000, as well as our divestiture of the assets of our Traffic Management Systems Division effective as of August 31, 2001.

         During the year ended December 30, 2000, our total revenues were approximately $8.3 million, of which zero dollars were attributable to data transmission and network access products, $4.0 million or 48.4% was attributable to industrial grade modem products, $1.6 million or 19.7% was attributable to our wireless products and $2.7 million or 31.9% was attributable to our Traffic Management Systems Division.

         During the nine months ended September 30, 2001, our total revenues were approximately $15.7 million, of which $11.7 million or 74.2% was attributable to our data transmission and network access products, $1.9 million or 12.1% was attributable to our industrial grade modem products, $0.6 million or 4.0% was attributable to our wireless products and $1.5 million or 9.6% was attributable to our Traffic Management Systems Division.

         We anticipate that sales of our industrial grade modem products and our wireless products will increase as a percentage of our total revenues in the future.

         Revenues are recorded when products are shipped if shipped FOB shipping point or when received by the customer if shipped FOB destination.

RESULTS OF OPERATIONS

     COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2001 AND THREE MONTHS ENDED SEPTEMBER 30, 2000

         The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales:

                                                   Three Months Ended Sept. 30,
                                                      2001             2000
                                                    --------         --------
Net sales....................................        100.0%           100.0%
Cost of sales................................         68.4             74.2
                                                    --------         --------
Gross profit.................................         31.6             25.8
Operating expenses:
   Selling, general and administrative.......         18.1             62.7
   Engineering and product development.......          7.1             38.6
   Severance costs...........................           --              8.2
   Legal and accounting .....................          3.5             17.0
                                                    --------         --------
Income (loss) from operations................          2.9           (100.8)
Interest expense.............................         (6.8)            (5.0)
Litigation settlements.......................         (0.4)           (39.3)
Loss on sale of assets.......................         (4.2)              --
Extraordinary gain...........................          4.7               --
                                                    --------         --------
Net loss.....................................         (3.8)%         (145.1)%
                                                    ========         ========

         NET SALES. Net sales for the quarter ended September 30, 2001 were approximately $6.6 million as compared to $2.3 million for the quarter ended September 30, 2000, an increase of approximately $4.3 million or 186%. Net sales for the quarter ended September 30, 2001 of approximately $6.6 million were slightly greater than net sales for the nine months ended September 30, 2000. The increase in net sales primarily was due to new sales of our Sunrise Series(TM) commercial grade analog and digital data transmission and network access products under the license we obtained from Motorola Inc. in December 2000. Sales of our Sunrise Series(TM) products totaled approximately $5.4 millioN during the quarter ended September 30, 2001 and were partially offset by general reductions in sales of our other products and an approximate $300,000 reduction in sales of our Traffic Management Systems Division, the assets of which division we divested as of August 31, 2001. Provided that we are able to secure adequate credit facilities to finance our operations, we anticipate that net sales over the next year will be consistent with those that we realized for the three months ended September 30, 2001, due primarily to our completion of required pass-through sales to Motorola's Multiservice Networks Division and our continued focus on sales of Sunrise Series(TM) products.

         COST OF SALES. Cost of sales for the quarter ended September 30, 2001 was approximately $4.5 million as compared to approximately $1.7 million for the quarter ended September 30, 2000, an increase of approximately $2.8 million or approximately 164%. However, cost of sales decreased as a percentage of sales from 74.2% for the quarter ended September 30, 2000 to 68.4% for the quarter ended September 30, 2001. The dollar increase in cost of sales resulted from an increased volume of sales. The decrease in cost of sales as a percentage of sales primarily resulted from improved absorption of manufacturing overhead due to increased volume, sales from certain high margin Sunrise Series(TM) products and the completion of our obligation to make pass-through sales to Motorola's Multiservice Networks Division.

         GROSS PROFIT. Gross profit for the quarter ended September 30, 2001 was approximately $2.1 million as compared to $595,000 for the quarter ended September 30, 2000, an increase of approximately $1.5 million or 250%. Gross profit for the quarter ended September 30, 2001 of approximately $2.1 million was slightly greater than gross profit for the nine months ended September 30, 2000. Gross profit increased as a percentage of net sales by 5.8% to 31.6% for the quarter ended September 30, 2001 as compared to 25.8% for the same period in 2000. The dollar increase in gross profit primarily was due to the increase in net sales. The percentage increase in gross profit margin primarily resulted from improved absorption of manufacturing overhead due to increased volume and also due to sales of certain high margin Sunrise Series(TM) products. We anticipate that the gross profit percentage over the next year will be more consistent with that which we realized for the three months ended September 30, 2001.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased by $255,000 or approximately 17.6%, to approximately $1.2 million for the quarter ended September 30, 2001 from approximately $1.4 million for the quarter ended September 30, 2000, and decreased as a percentage of net sales from approximately 62.7% for the quarter ended September 30, 2000 to approximately 18.1% for the quarter ended September 30, 2001. The decrease in selling, general and administrative expenses resulted primarily from a $158,000 decrease in expenses of our Traffic Management Systems Division, the assets of which division we divested as of August 31, 2001.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses decreased by approximately $426,000 or approximately 47.7% to $467,000 for the quarter ended September 30, 2001 from $893,000 for the quarter ended September 30, 2000, and decreased as a percentage of sales from approximately 38.6% for the quarter ended September 30, 2000 to approximately 7.1% for the quarter ended September 30, 2001. This decrease in engineering and product development expenses primarily was attributable to a $240,000 decrease in expenses associated with our Wireless Data Network Division, which decrease occurred primarily because we were unable to pursue the commercialization of the eflex technology during the nine months ended September 30, 2001 due to the existence of a patent infringement action filed against us by Aeris Communications in connection with the eflex technology.

         SEVERANCE COSTS. There was no amount for severance costs during the three months ended September 30, 2001 as compared to severance costs of approximately $191,000 for the same period in 2000. These costs were primarily attributable to the costs of termination of Michael Armani, our former President and Chief Executive Officer, in the amount of $168,000.

         LEGAL AND ACCOUNTING EXPENSES. Legal and accounting expenses during the three months ended September 30, 2001 decreased by approximately $162,000 or approximately 41.3%, to $230,000, or 3.5% of net sales, from $391,000 or approximately 17.0% of net sales during the same period for 2000. This decrease in legal and accounting expenses was primarily attributable to the resolution of pending litigation matters. We anticipate that these expenses will continue to decline based on the resolution of substantially all of the remaining litigation matters during the quarter ended September 30, 2001.

         INCOME (LOSS) FROM OPERATIONS. Income from operations was $195,000 or 2.9% of net sales for the quarter ended September 30, 2001, which represented an improvement of approximately $2.5 million as compared to the loss of $2.3 million or 101% of net sales for the quarter ended September 30, 2000. The improvement in operating income primarily was due to increased net sales and gross profit, and reduced operating expenses as described above.

         INTEREST EXPENSE. Interest expenses for the quarter ended September 30, 2001 increased by $334,000 or approximately 289% to $450,000 as compared to $116,000 for the same period in 2000. This increase in interest expense was primarily due to a $255,000 increase in non-cash interest expense related to the amortization of the beneficial value ascribed to conversion rights of debt instruments and the amortization of the valuation and revaluation of warrants issued in connection with our subordinated notes.

         LITIGATION SETTLEMENTS. Litigation settlement expenses for the quarter ended September 30, 2001 decreased by approximately $884,000 or approximately 97.3% to $25,000 as compared to an expense of $909,000 during the quarter ended September 30, 2000. The $909,000 or 39.3% of net sales expense for the quarter ended September 30, 2000 was attributable primarily to the settlement of litigation with Bibicoff & Associates and Harvey A. Bibicoff, which settlement expense amounted to $719,000 and was paid with a combination of cash, shares of common stock and warrants to purchase shares of common stock.

         LOSS ON SALE OF ASSETS. Effective August 31, 2001, we sold substantially all of the assets of our Traffic Management Systems Division to Franklin Ribelin. Mr. Ribelin paid the $700,000 purchase price by assuming selected liabilities of the division. The loss for the quarter ended September 30, 2001 on the sale of the division was $282,000. There was no loss on sale of assets in the comparable prior year period.

         EXTRAORDINARY GAINS. Extraordinary gains of $311,000 were recorded in the three months ended September 30, 2001. These gains were attributable to our settlement of various litigation and accounts payable obligations, primarily the Blattman (Racon) matter and the Coleman matter, for less than the carrying value of those obligations.

         NET LOSS. Net loss decreased by approximately $3.1 million to $252,000 for the quarter ended September 30, 2001 as compared to net loss of approximately $3.4 million for the quarter ended September 30, 2000, and decreased as a percentage of net sales from 145.1% of net sales for the quarter ended September 30, 2000 to 3.8% of net sales for the quarter ended September 30, 2001. The decrease in net loss primarily was due to improved operating income and secondarily was due to the absence of unfavorable litigation settlements.

     COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2001 AND NINE MONTHS ENDED SEPTEMBER 30, 2000

         The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales:

                                                     Nine Months Ended Sept. 30,
                                                        2001            2000
                                                      --------        --------
Net sales....................................          100.0%          100.0%
Cost of sales................................           73.9            68.9
                                                      --------        --------
Gross profit.................................           26.1            31.1
Operating expenses:
   Selling, general and administrative.......           30.3            63.8
   Engineering and product development.......            9.4            32.6
   Severance costs...........................             --             2.9
   Legal and accounting .....................            3.9            16.7
                                                      --------        --------
Loss from operations.........................          (17.5)          (84.9)
Interest expense.............................           (8.3)           (5.3)
Litigation settlements ......................           (0.3)          (20.6)
Debt termination costs.......................           (0.7)             --
Loss on sale of assets.......................           (1.8)             --
Extraordinary gains..........................            2.1              --
                                                      --------        --------
Net loss.....................................          (26.5)%        (110.8)%
                                                      ========        ========

         NET SALES. Net sales for the nine months ended September 30, 2001 were approximately $15.7 million as compared to $6.6 million for the nine months ended September 30, 2000, an increase of approximately $9.1 million or approximately 139%. The increase in net sales primarily was a result of sales of our Sunrise Series(TM) products under the license we obtained from Motorola Inc. in December 2000. Sales oF our Sunrise Series(TM) products totaled approximately $9.3 million during the nine months ended September 30, 2001 and were partially offset by an approximate $848,000 reduction in sales of our Traffic Management Systems Division, the assets of which division we divested as of August 31, 2001. Provided that we are able to secure adequate credit facilities to finance our operations, we anticipate that net sales over the next year will be more consistent with those that we realized for the three months ended September 30, 2001 than those we realized for the nine months ended September 30, 2001, due primarily to more consistent production of our Sunrise Series(TM) products and the completion of required pass-through sales to Motorola's Multiservice Networks Division.

         COST OF SALES. Cost of sales for the nine months ended September 30, 2001 was approximately $11.6 million as compared to $4.5 million for the nine months ended September 30, 2000, an increase of $7.1 million or approximately 156%. Cost of sales increased as a percentage of sales from 68.9% for the nine months ended September 30, 2000 to 73.9% for the nine months ended September 30, 2001. The increase in cost of sales resulted primarily from the increase in the volume of sales. The increase in cost of sales as a percentage of sales primarily was due to approximately $2.5 million of pass-through sales to Motorola's Multiservice Networks Division at a cost of more than 91% of net sales. Our obligation to make such pass-through sales has been fully satisfied, and no additional sales of this nature are anticipated.

         GROSS PROFIT. Gross profit increased by approximately $2.1 million or 100.7% to approximately $4.1 million for the nine months ended September 30, 2001 as compared to approximately $2.0 million for the same period in the prior year. Gross profit decreased as a percentage of net sales by 5.0% to 26.1% for the nine months ended September 30, 2001 as compared to 31.1% for the same period in 2000. The increase in gross profit primarily was due to increased sales. The decrease in gross margin primarily was due to the effect of $2.5 million of pass-through sales to Motorola's Multiservice Networks Division at less than 9.0% gross margin, which pass-through sales have since been discontinued. We anticipate that our gross profit percentage over the next year will be more consistent with the greater than 31% that we realized for the three months ended September 30, 2001 and the nine months ended September 30, 2000 than the gross profit percentage of 26.1% that we realized for the nine months ended September 30, 2001.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $561,000 or approximately 13.4% to approximately $4.8 million during the nine months ended September 30, 2001 from approximately $4.2 million during the nine months ended September 30, 2000, and decreased as a percentage of net sales from approximately 63.8% during the nine months ended September 30, 2000 to approximately 30.3% during the nine months ended September 30, 2001. The increase in these expenses resulted primarily from start-up costs of $509,000 associated with our new Sunrise Series(TM) product line that we licensed from Motorola in December 2000, which start-up costs were incurred during the first six months of 2001.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses decreased by $669,000 or 31.2% to approximately $1.5 million during the nine months ended September 30, 2001 from $2.1 million during the nine months ended September 30, 2000, and decreased as a percentage of sales by 23.2% from approximately 32.6% during the nine months ended September 30, 2000 to approximately 9.4% during the nine months ended September 30, 2001. This decrease in engineering and product development expenses primarily was due to a decrease in expenses of $372,000 associated with our Wireless Data Networks Division, $292,000 of which consisted of spending reductions and $80,000 of which was a decrease in amortization related to the employment contracts of personnel in that division. This decrease occurred primarily because we were unable to pursue the commercialization of the eflex technology during the nine months ended September 30, 2001 due to the existence of a patent infringement action filed against us by Aeris Communications in connection with the eflex technology.

         SEVERANCE COSTS. Severance costs during the nine months ended September 30, 2001 were $4,000 as compared to severance costs of $191,000 for the same period in 2000. Severance costs during the nine months ended September 30, 2000 were primarily attributable to the costs of termination of Michael Armani in the amount of $168,000.

         LEGAL AND ACCOUNTING EXPENSES. Legal and accounting expenses during the nine months ended September 30, 2001 decreased by approximately $484,000 or approximately 44.0%, to $616,000, or 3.9% of net sales, from approximately $1.1 million or approximately 16.7% of net sales during the same period for 2000. This decrease in legal and accounting expenses was primarily attributable to the resolution of pending litigation matters. We anticipate that these expenses will continue to decline based on the resolution of substantially all of the remaining litigation matters during the quarter ended September 30, 2001.

         LOSS FROM OPERATIONS. Loss from operations decreased by approximately $2.8 million to approximately $2.8 million for the nine months ended September 30, 2001 from $5.6 million for the same period in the prior year and decreased as a percentage of net sales from 84.9% to 17.5% during those periods. The improvement in operating profit and operating margin was due to the increases in gross profit and decreases in operating expenses previously described.

         INTEREST EXPENSE. Interest expense increased by $956,000 or approximately 272% to approximately $1.3 million during the nine months ended September 30, 2001 as compared to $351,000 during the same period for 2000. This increase in interest expense was primarily due to a $837,000 increase in non-cash interest expense related to the amortization of the beneficial value ascribed to conversion rights of debt instruments and the amortization of the valuation and revaluation of warrants issued in connection with our subordinated notes.

         LITIGATION SETTLEMENTS. Litigation settlement expenses for the nine months ended September 30, 2001 were $40,000 as compared to an expense of approximately $1.4 million for the nine months ended September 30, 2000, a reduction of approximately $1.3 million. The significant expense for litigation matters during the nine months ended September 30, 2000 resulted from unfavorable settlements of litigation, principally the settlement of litigation with Bibicoff & Associates and Harvey A. Bibicoff, which settlement expense amounted to $719,000 and was paid with a combination of cash, shares of common stock and warrants to purchase shares of common stock, and a $448,000 expense in connection with the Drake & Drummond settlement, which settlement expense was paid with shares of common stock and warrants to purchase shares of common stock.

         DEBT TERMINATION COSTS. Debt termination costs were $110,000 during the nine months ended September 30, 2001. Debt termination costs in the nine months ended September 30, 2001 primarily were attributable to the valuation ascribed to warrants issued in connection with the conversion of debt instruments to common stock.

         LOSS ON SALE OF ASSETS. Effective as of August 31, 2001, we sold substantially all of the assets of our Traffic Management Systems Division to Franklin Ribelin. Mr. Ribelin paid the $700,000 purchase price by assuming selected liabilities of the division. The loss on the sale of the division was $282,000. There was no loss on sale of assets in the comparable prior year period.

         EXTRAORDINARY GAINS. Extraordinary gains of $326,000 were recorded in the nine months ended September 30, 2001. These gains were attributable to our settlement of various litigation and accounts payable obligations, primarily the Blattman (Racon) matter and the Coleman matter, for less than the carrying value of those obligations.

         NET LOSS. Net loss for the nine months ended September 30, 2001 decreased by approximately $3.1 million to approximately $4.2 million as compared to a net loss of $7.3 million for the nine months ended September 30, 2000. The decrease in net loss primarily was due to the decrease in operating loss of $2.8 million and the decrease in unfavorable litigation settlements of $1.4 million, and was partially offset by a $1.0 million increase in interest expense and a $282,000 loss on sale of assets.

     COMPARISON OF TWELVE MONTHS ENDED DECEMBER 31, 2000 AND TWELVE MONTHS ENDED DECEMBER 31, 1999

         The following table sets forth, for the periods indicated, certain financial data as a percentage of net sales:

                                                    Twelve Months Ended Dec. 31,
                                                        2000            1999
                                                     ----------      ----------
                                                     (Restated)
Net sales.......................................       100.0   %       100.0 %
Cost of sales...................................        81.3            68.3
                                                      -------         -------
Gross profit....................................        18.7            31.7
Operating expenses:
     Selling, general and administrative........        92.1            28.7
     Engineering and product development........        35.0             6.8
     Legal and settlement costs.................        28.4             1.6
                                                      -------         -------
Operating income (loss).........................      (136.9)           (5.5)
Interest expense................................        (6.4)           (3.1)
Debt termination costs..........................        (0.1)           (0.8)
Other income....................................          --              --
                                                      -------         -------
Net loss                                              (143.5)  %        (9.3)%
                                                      =======         =======

         NET SALES. Net sales for the twelve months ended December 31, 2000 were approximately $8.3 million as compared to approximately $11.9 million for the twelve months ended December 31, 1999, a decrease of approximately $3.6 million or 30.3%. The decrease in net sales was primarily due to a reduction in sales to Duquesne Light Company through its subcontractor, Sargent Electric, that occurred when the project was completed during the second quarter of fiscal 2000. This reduction of approximately $5.2 million was partially offset by increased sales by our Traffic Management Systems Division that we acquired in June 1999 because we included twelve months of revenue for this division in fiscal 2000 as compared to only seven months of revenue for this division in fiscal 1999.

         GROSS PROFIT. Gross profit decreased as a percentage of net sales to 18.7% for the twelve months ended December 31, 2000 as compared to 31.7% for the twelve months ended December 31, 1999. The decrease in gross profit margin was primarily attributable to increased manufacturing overhead and direct labor costs in our principal factory in Lake Forest, California. These increases reflect expenses associated with the support of new product lines, including the microwave products we acquired from Sierra Digital and Racon, and twelve months of costs associated with our move to a substantially larger facility in August 1999 as compared to four months of these increased costs in the prior year. Manufacturing overhead and direct labor costs in these areas were $1.45 million, or 17.5% of total revenue and 25.7% of Lake Forest revenue for the twelve months ended December 31, 2000, as compared to $981,000, or 8.2% of total revenue and 9.7% of Lake Forest revenue, for the twelve months ended December 31, 1999. These increased costs caused a 9.3% reduction in gross profit margin. The decrease in gross profit margin was also due to multiple cost increases related primarily to our insufficient liquidity. Late and insufficient payments to vendors led to inefficiencies, including high pricing and poor delivery from our key vendors, our need to frequently use high priced and unpredictable "gray market" sources for parts to meet customer requirements and substantial underutilized labor.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by approximately $4.2 million or 123.3%, to approximately $7.6 million for the twelve months ended December 31, 2000 as compared to approximately $3.4 million for the twelve months ended December 31, 1999, and increased as a percentage of net sales to 92.1% for the twelve months ended December 31, 2000 from 28.7% during the previous year. The increase in selling, general and administrative expenses was due to a number of factors. The most significant of these were a non-cash expense of approximately $1.0 million relating to the expensing of offering costs of our equity draw down facility, an increase in amortization expense of approximately $900,000, an increase in salaries and other compensation of approximately $700,000, including $191,000 in severance costs associated with management restructuring, and the inclusion of twelve months of expenses during the year ended December 31, 2000 for our Traffic Management Systems Division that we acquired in June 1999 as compared to the inclusion of seven months of expenses from that division during the year ended December 31, 1999.

         Amortization expense during the twelve months ended December 31, 2000 was associated primarily with goodwill acquired in the acquisition of our Traffic Management Systems Division in June 1999 and the technology acquired from Greenland Corporation in April 1999. In addition to the amortization of these assets that we anticipated would occur for the twelve months ended December 31, 2000, we determined that the entire remaining asset value of both our Traffic Management Systems Division and the Greenland Corporation technology should be expensed during this reporting period. This decision was based on the significant change in our focus and business strategy that was triggered by our entry into the Manufacturing License and Distribution Agreement with Motorola, Inc. The expense associated with the early write-off of these intangible assets was $497,000.

         ENGINEERING AND PRODUCT DEVELOPMENT EXPENSES. Engineering and product development expenses increased by approximately $2.1 million or 260%, to approximately $2.9 during the twelve months ended December 31, 2000, from $807,199 during the twelve months ended December 31, 1999 and increased as a percentage of sales from 6.8% during the twelve months ended December 31, 1999 to 35.0% during the twelve months ended December 31, 2000. The increase in engineering and product development expense was primarily attributable to expenses associated with our eflex Wireless Data Network Division, which we acquired in January 2000. This division incurred expenses that totaled more than $1.5 million and consisted of $821,000 in cash expenses and $700,000 in non-cash amortization expense associated with the value of options granted to consultants as part of our acquisition of this division. A secondary factor in the increase in engineering and product development expenses was consulting and professional services, which increased $281,000 to $315,000 in the twelve months ended December 31, 2000 as compared to $34,000 for the twelve months ended December 31, 1999. This increase was mainly a result of outsourcing the development of certain new products.

         LEGAL AND SETTLEMENT COSTS. Legal and settlement costs increased by approximately $2.2 million to approximately $2.4 million during the twelve months ended December 31, 2000, from $192,181 during the twelve months ended December 31, 1999 and increased as a percentage of sales from 1.6% during the twelve months ended December 31, 1999 to 28.4% during the twelve months ended December 31, 2000. The increase in legal and settlement costs was primarily attributable to litigation costs and cash payments and shares of common stock and warrants to purchase common stock issued in connection with settlement of the Bibicoff, et al., Drake & Drummond and Coleman and Company Securities lawsuits that we have settled and to litigation costs in the ongoing Aeris Communications, Inc. lawsuit. Each of these lawsuits is described in further detail in Note 13 of our consolidated financial statements included in this document.

         INTEREST EXPENSE. Interest expense during the twelve months ended December 31, 2000 increased by $165,311 to $531,215 or 6.4% of net sales, from $365,904 or 3.1% of net sales during the twelve months ended December 31, 1999. The increase in interest expense resulted primarily from the issuance of subordinated notes payable in November 1999 through January 2000 and in September 2000 and a higher average loan balance with our senior lender. The increase in interest expense as a percentage of net sales was primarily a result of the increased interest amount and the decrease in net sales.

         DEBT TERMINATION COSTS. Debt termination costs during the twelve months ended December 31, 2000 decreased by $86,280 to $9,874 or 0.1% of net sales, from $96,154 or 0.8% of net sales during the twelve months ended December 31, 1999. The decrease in debt termination costs resulted primarily from our maintenance of existing debt sources during the twelve months ended December 31, 2000.

         OTHER INCOME. Other income decreased by $872 to $53 in the twelve months ended December 31, 2000 from $925 in the previous year.

         INCOME TAXES. Income taxes were nominal in both respective periods because we are in a loss carryforward position for federal income tax purposes. At December 31, 2000, the components of our deferred tax assets and liabilities were comprised primarily of the future tax benefit of our net operating loss carryforwards of approximately $5,116,000.

         The use of the net operating loss carryforwards could be limited due to restrictions imposed under federal and state laws upon a change in ownership. The amount of the limitation, if any, has not been determined at this time. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of our continued losses and uncertainties surrounding the realization of the net operating loss carryforwards, management has determined that the realization of deferred tax assets is not more likely than not. Accordingly, a valuation allowance equal to the net deferred tax asset amount has been recorded as of December 31, 2000.

         NET LOSS. Net loss for the twelve months ended December 31, 2000 was $11,904,908 or 143.5% of net sales as compared to $1,111,177 or 9.3% of net sales in the twelve months ended December 31, 1999. The increase in net loss for the twelve months ended December 31, 2000 was primarily attributable to increases in operating expenses, principally costs relating to our equity draw down facility, legal and settlement costs and amortization, and secondarily attributable to the decrease in gross profit.

LIQUIDITY AND CAPITAL RESOURCES

         As of February 13, 2002, we had approximately $3.1 million in backlog orders for our products, which orders were due in large part to our Sunrise Series(TM) products. The amount of backlog orders represents revenue that we anticipate recognizing in the future, as evidenceD by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. However, there can be no assurance that we will be successful in fulfilling such orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

         The typical duration from receipt of a purchase order or other purchase commitment to shipment of the products ordered to the customer ranges from three to ten weeks depending upon the product mix and the size of the order. However, during the initial six months of production of Sunrise Series(TM) products, the duration from receipt of the order for those products to shipment was unusually long due to thE time needed to establish the manufacturing capability for those products.

         Our backlog as of February 13, 2002 represented approximately seven weeks of sales volume. Our backlog as of that date and for the quarter ended September 30, 2001 was significantly less than our backlog during the first half of the year 2001. The backlog for the first half of the year 2001 included a substantial amount of pent-up backlog of Sunrise Series(TM) products that resulted from the acquisitioN of those product lines, including substantially all required pass-through sales to Motorola's Multiservice Networks Division. The subsequent reduction in backlog is primarily due to improvements in our ability to ship Sunrise Series(TM) products to our customers and the completion of required pass-through sales to Motorola's Multiservice Networks Division that totaled approximately $2.5 million. We anticipate that the backlog of orders for products over the next year will be consistent with approximately eight weeks of sales volume, subject to possible seasonal fluctuations and our ability to identify and obtain sufficient sources of working capital.

         During the nine months ended September 30, 2001, we financed our operations and capital expenditures primarily through private placements of convertible debt, modifications and conversions of outstanding notes into shares of common stock, which modifications and conversions also involved the issuance of common stock purchase warrants, and the assignment, with full recourse, of certain accounts receivable to Corlund Electronics and its commercial lender, UPS Capital Corporation, or UPS, in satisfaction of obligations we incurred in connection with our acquisition from Corlund Electronics of finished goods inventory of our Sunrise Series(TM) products.

         As of September 30, 2001, we had a working capital deficiency of approximately $1.2 million and an accumulated deficit of approximately $31.8 million. As of that date, we had a net bank overdraft of $217,000 and approximately $2.2 million in net accounts receivable. We also had promissory notes in the aggregate amount of approximately $3.5 million (stated net of unamortized valuation discounts of $762,000) as of September 30, 2001, of which $509,000 was due to related parties.

         Net cash used in our operating activities amounted to approximately $2.1 million during the nine months ended September 30, 2001. This primarily was attributable to the net loss of approximately $4.2 million, which was offset by non-cash charges of approximately $1.2 million of depreciation and amortization and approximately $636,000 of compensation relating to stock options. Changes in assets and liabilities are primarily a function of an increase in accounts receivable of approximately $2.6 million, partially offset by a reduction in inventories of approximately $1.5 million and an increase in accounts payable of approximately $1.1 million.

         During the initial period of production of Sunrise Series(TM) products, while we were establishing the capacity to manufacture those products and administer customers' orders, we experienced a build-up of finished goods inventory of Sunrise Series(TM) products for which there were no then existing orders. As September 30, 2001, that inventory had been reduced to approximately $1.2 million. Without this build-up of inventory, the net cash used in our operating activities during the nine months ended September 30, 2001 would have been less than $1.0 million and there would have been no increase in accounts payable. We anticipate that built-up inventories will continue to be reduced over the next year.

         Net cash used in our investing activities amounted to approximately $362,000 during the nine months ended September 30, 2001. This primarily was attributable to payments of approximately $1.8 million in connection with acquiring the license to manufacture certain Motorola products less approximately $1.5 million received in connection with the sublicense of the manufacturing of those products.

         Net cash provided by financing activities amounted to approximately $2.4 million during the nine months ended September 30, 2001. This primarily was attributable to the proceeds from the sale of promissory notes of approximately $2.3 million and debentures and proceeds from the exercise of options and warrants of approximately $1.0 million. We also used approximately $730,000 cash in the repayment of the revolving line of credit with Celtic Capital Corporation in August 2001.

         In January 2001, we issued a 7% convertible subordinated debenture due January 2, 2003 in the principal amount of approximately $2.1 to Dolphin Offshore Partners L.P. , or Dolphin, in a private offering. The holder may convert the debenture into common stock at any time. We may force conversion of the debenture after August 2, 2001 if at the time we desire to force conversion, the registration statement of which this prospectus is a part is effective and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the date of forced conversion is at least $2.00.

         In addition, in January 2001 we issued a note in the principal amount of $325,000 to Dolphin in a private offering. The note's original interest rate was 12.0% per year. Principal and all accrued interest under the note originally were due April 22, 2001 or upon any earlier demand by Dolphin. Effective June 29, 2001, we entered into a note modification agreement with Dolphin. Under the agreement, Dolphin waived any default by us under the 7% convertible subordinated debenture that occurred through September 30, 2001. In addition, interest rates and payment dates on the debenture and the two outstanding notes due to Dolphin were revised. Effective July 1, 2001, the interest rate of the 7% convertible subordinated debenture increased to 10.0% per annum, and the payment dates changed from semi-annual payments of interest in arrears on January 2 and July 2 of each year to quarterly payments in arrears on March 2, June 2, September 2 and December 2 of each year. The maturity date of the $325,000 note was extended from April 22, 2001 to July 2, 2002. Also, the interest rate of the $325,000 note increased from 12.0% to 15.0% per annum for the period from October 1, 2001 to December 31, 2001, and from 15.0% to 18.0% per annum commencing on January 1, 2002. Effective July 1, 2001, the interest rate of the $250,000 note increased from 10.0% to 15.0% per annum, and we may be eligible for a waiver of interest that is scheduled to accrue on that note from January 1, 2002 to April 10, 2002 if we prepay the outstanding principal balance of the note on or before April 1, 2002 after providing advance notice to Dolphin of our intent to prepay the balance.

         In January 2001, we issued a 6.5% junior convertible subordinated debenture due January 23, 2003 in the principal amount of $75,000 to one accredited investor. The holder may convert the debenture into common stock at any time. We may force conversion of the debenture after August 23, 2001 if at the time we desire to force conversion, the registration statement of which this prospectus is a part is effective and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the forced conversion is at least $2.00. The holder of the 6.5% Debenture waived any default that occurred through September 30, 2001.

         In June 2001, we agreed with three accredited investors who held an aggregate of $250,000 of 8% Convertible Subordinated Unsecured Promissory Notes due 2001 to extend the due date of the notes from March 15, 2001 to January 2, 2003 in exchange for a 2% increase in the interest rate of the notes and the issuance to the investors of three-year warrants to purchase up to an aggregate of 50,000 shares of common stock at an exercise price of $1.00. Also, the notes became fully transferable and also became convertible into common stock at the rate of $0.70 per share until the earlier of March 31, 2002 or, if our common stock trades at or above $1.40 for ten consecutive trading days, until the date, if any, that we elect to terminate the right to convert the note. The shares of common stock underlying the notes and the warrants bear piggyback registration rights. The aggregate amount of notes remaining outstanding as of September 30, 2001 was $250,000, less unamortized warrant valuation of $130,000.

         The cash proceeds from the above offerings have been used as working capital to fund research and development costs associated with our products, costs associated with manufacturing and marketing such products and costs associated with our anticipated growth and expansion. During the quarter ended September 30, 2001, our revolving line of credit with Celtic Capital Corporation was terminated. For a substantial portion of the nine months then ended, we had little or no effective availability under that line. This situation adversely impacted our operations. In the absence of a viable credit facility, during the quarter ended September 30, 2001, we discharged approximately $2.4 million of our obligation that resulted from purchases of Sunrise Series(TM) products from Corlund Electronics, by assigning, with full recourse, certain of our accounts receivable to Corlund Electronics and UPS.

         Since September 30, 2001, we have continued to satisfy our obligation for product purchases from Corlund Electronics by further assignments to Corlund Electronics and UPS of certain of our accounts receivable. We anticipate that although we have no formal commitment from Corlund Electronics or UPS, we will able to continue this arrangement with Corlund Electronics until we are able to secure a replacement credit facility or other alternative financing.

         Effective January 23, 2002, we issued $2,087,500 in principal amount of senior secured convertible promissory notes due January 23, 2005 to thirteen accredited investors in exchange for $1,975,000 cash and the cancellation of the principal balance of two outstanding promissory notes totaling $112,500. The senior secured convertible promissory notes initially bear interest at 6% per year and are convertible into common stock at any time or from time to time at the option of the holders. The initial conversion price of the notes is $0.44064. The notes were accompanied by immediately vested and exercisable five-year warrants to purchase up to an aggregate of 3,553,075 shares of common stock at an initial exercise price of $0.44064 per share. The proceeds of the offering, after payment of placement agent fees and related expenses, were approximately $1,800,000. We are required to use the proceeds of the offering to repay a $300,000 bridge loan that we obtained in January 2002 and for working capital purposes. To the extent the principal amounts of the notes are converted into shares of common stock, we will not have to repay these principal amounts.

         We believe that our continued operations could be dependent on securing a replacement credit facility and that additional sources of liquidity through debt and/or equity financing will be required to fund our plans to exploit the license we obtained from Motorola Inc. relating to our commercial analog and digital data transmission and network access products and to fund other plans for future growth. We currently do not have any commitments for additional financing. Our senior secured convertible promissory notes contain prior written consent and right of first refusal provisions and the grant of a continuing security interest in all of our inventory, and some of our other outstanding promissory notes contain the grant of a security interest in substantially all of our assets, all of which provisions will restrict our ability to obtain debt and/or equity financing.

         In addition, deteriorating global economic conditions and the effects of ongoing military actions against terrorists may cause prolonged declines in investor confidence in and accessibility to capital markets. Further, in light of our delisting from the Nasdaq SmallCap Market in September 2001, the ability of any potential or future investors to achieve liquidity from our common stock could be severely limited, which could inhibit, if not preclude, our ability to raise additional working capital on a timely basis, in sufficient amounts or on terms acceptable to us.

         Any future financing may cause significant dilution to existing shareholders. Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

         If adequate funds are not available, we may also be required to delay, scale back or eliminate portions of our operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product development efforts that historically have contributed significantly to our competitiveness.

EFFECT OF INFLATION

         We believe that inflation has not had a material effect on our net sales or profitability in recent years.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," or SFAS No. 133, which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We currently do not engage in, nor do we expect to engage in, derivative or hedging activities. Accordingly, the adoption of this standard did not impact to our financial statements.

         In December 1999, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, or SAB 101. SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition policies comply with SAB 101.

         In March 2000, the FASB issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which addresses accounting issues that arose under the previously established accounting principles relating to stock-based compensation. The adoption of this interpretation did not have a material effect on our consolidated financial position or results of operations.

         In July 2000, the Emerging Issues Task Force, or EITF, reached a consensus on EITF Issue 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This consensus provides guidance concerning under what circumstances a company should report revenue based on the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or on the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. Application of the provisions of this consensus did not change our existing accounting policies.

         In July 2001, FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations," or SFAS 141, which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. We do not expect that SFAS 141 will have a material impact on our financial position or results of operations.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets," or SFAS 142, which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. We have not yet completed our evaluation of the impact of SFAS 142 on our financial position or results of operations.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," or SFAS 144, which requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and generally, is to be applied prospectively.

                                    BUSINESS

COMPANY OVERVIEW

         Telenetics Corporation designs, produces and distributes wired and wireless data transmission and network access products and industrial grade modem products for customers worldwide. Soon after our incorporation in California in 1984, we introduced the first internal 2400 bits per second modem for personal computers. Over the years, both through internal growth and development and through acquisitions, we have gained expertise and amassed resources relating to a wide array of wired and wireless data transmission and network access products and industrial grade modem products.

         In 1998 we introduced the Omega(TM) Series product line, which was designed to provide meter reading, outage detection and reporting and other data acquisition capabilities through dedicated or shared telephone lines and cellular lines. In April 1999, we acquired the AirLink(TM) radio frequency technology and all related assets, hardware designs, software codes, pending patents, trademarks and contracts from Greenland Corporation. During 2000, we determined that the value of this intangible asset was impaired because we believed we had no reasonable expectation of recovering the value of our investment in this asset. Accordingly, we wrote off the unamortized balance of $249,543 in our 2000 financial statements.

         In June 1999, we acquired substantially all of the assets of Sunnyvale General Devices and Instruments, Inc., or GDI, a supplier of fiber optic and microwave communications products in the traffic and transportation management markets. During the two years following the acquisition, we used the acquired assets in the operation of our Traffic Management Systems Division. For the period immediately following our acquisition of GDI, net sales from our Traffic Management Systems Division represented a significant portion of our total net sales. During the first four full quarters after the acquisition, from July 1, 1999 to June 30, 2000, net sales from that division were approximately $3.4 million, or approximately 40% of our total net sales, and that division reported a net profit and contributed positive cash flows. However, during the next four quarters, from July 1, 2000 to June 30, 2001, net sales from that division were only approximately $2.1 million, or approximately 16% of our total net sales, and that division experienced negative cash flows and reported substantial net losses totaling almost $1.0 million. Backlog for that division steadily declined both in dollar terms and in terms of its percentage of our total backlog. Considering these factors and our new emphasis on marketing data transmission and network access products through worldwide distribution as discussed below, we decided to divest our Traffic Management Systems Division. Accordingly, effective August 31, 2001, we sold substantially all of the assets of that division to a former employee in exchange for his assumption of $700,000 of selected liabilities of that division.

         In July 1999 we acquired substantially all of the assets and technology of Sierra Digital Communications, Inc., or Sierra Digital, a supplier of millimeter wave radio products. Sierra Digital designed and built wireless communication systems and short haul microwave radio communication equipment operating in the millimeter wave frequency bands for traffic control networks, industrial automation applications, as well as for wideband digital T1/E1 carrier networks, which are the most commonly deployed broadband communications network systems, and local area communications networks, or LANs, which are private networks used by businesses and other organizations to provide internal voice and data communications.

         On January 7, 2000, we acquired eflex Wireless, Inc., a privately-owned company that was developing technology designed to be used for sending and receiving data over the existing control channels of cellular networks. On January 28, 2000, Aeris Communications, Inc. filed a patent infringement action against us alleging, among other things, that the eflex Wireless technology infringed on two United States patents held by Aeris Communications. After dismissal of this action in June 2000, Aeris Communications second action in October 2000 based on the same allegations. Effective September 17, 2001, we entered into a settlement agreement with Aeris Communications. Under the terms of the settlement agreement, Aeris Communications dismissed, without prejudice, its action against us, and we agreed to provide Aeris Communications with three months' advance notice prior to commercialization or sale of a potentially infringing product or service and also agreed not to pursue the invalidation of the Aeris Communications patents underlying the action. The settlement agreement did not result in any admission or concession of either of the parties as to the lawsuits. In light of the settlement agreement and changing business conditions, subsequent to September 30, 2001, we began to reevaluate the value of the intangible technology asset we acquired through our acquisition of eflex Wireless. Through that reevaluation, we have determined that there no longer exists sufficient evidence to support any carrying value for this asset. Therefore, we intend to expense the approximate $2.6 million capitalized value of this asset as of December 31, 2001.

         In April 2000, we purchased the microwave-related assets of Racon, Inc., a competitor of Sierra Digital. Racon designed and built wireless communication systems and short haul microwave radio communication equipment operating in the millimeter wave frequency banks for video surveillance and other video systems. These products complemented those of Sierra Digital and thus expanded our range of microwave product offerings.

         In December 2000, we entered into a Manufacturing License and Distribution Agreement, or Motorola Agreement, with Motorola, Inc., through Motorola's Multiservice Networks Division. Under the terms of the Motorola Agreement, we obtained from Motorola a royalty-bearing ten-year non-exclusive license to manufacture, market and further develop a series of Motorola commercial grade analog and digital data transmission and network access products. We distribute these products under the name Sunrise Series(TM) through the worldwide network of certified resellers, system integrators, partners, original equipment manufacturers.

         In 2001, we introduced a Code Division Multiple Access, or CDMA, wireless protocol version of our Omega(TM) Series product line. We continue to develop our CDMA version and are working to develop versions for other wireless protocols.

         Our entry into the Motorola Agreement, together with our efforts to take advantage of the worldwide distribution network developed by Motorola, provide us with a unique opportunity to capitalize on and re-emphasize the expertise we have gained through our years of development, manufacturing and marketing of data transmission and network access products.

         We currently organize our existing and planned products as follows:

         o Data Transmission and Network Access Products, which are a range of commercial grade analog and digital products used for transmitting data and accessing public and private communications networks;

         o Industrial Grade Modem Products, which are industrial grade analog and digital data transmission and network access products, including a range of dial-up, leased line and private wire modems and accessories, that are designed to operate in extended temperatures and harsh environments; and

         o Wireless Products, which are products that facilitate the wireless transportation of data over existing public cellular networks or the wireless transportation of data and video over microwave radio links.

INDUSTRY OVERVIEW

         Over the past several years, data communications networks have undergone major growth and have become a critical part of the global business and economic infrastructure. Many factors have contributed to this growth, including:

         o a surge in demand for high-speed wired and wireless Internet access and data transmission service; among other uses, high-speed access enables consumers to access bandwidth intensive content and services and enables businesses to implement e-commerce strategies, to access the Internet for a variety of purposes and to provide employees with telecommuting capabilities;

         o the enactment of the Telecommunications Act of 1996, which has allowed competitive local exchange carriers in the United States to compete with incumbent local exchange carriers, including the regional Bell operating companies, for local carrier services, which has resulted in an increase in the number of telephone service providers and has intensified competition among them;

         o an apparent worldwide trend toward deregulation of the communications industry, which may enable a large number of new communications service providers to enter the market; and

         o a growing preference among commercial, industrial and governmental enterprises for automation of remote data acquisition and collection activities through wired and wireless communications technologies.

         Responding to the growing demand for communications services and increased competitive pressures, businesses and government organizations that rely heavily on information technology are devoting significant resources to the purchase of data transmission and network access products and other customer-specific communications products.

OUR BUSINESS STRATEGY

         We have strived to develop expertise relating to a wide range of data transmission and network access products and customer-specific communications products. Recently we have acquired technology that may in the future be used to provide data transportation services. Our goal is to become a leading provider of products and services relating to data acquisition from remote locations, data transportation between remote locations and centralized locations, and data collection at centralized locations. Our business strategy to achieve this goal includes the following elements:

         o LEVERAGE WORLDWIDE DISTRIBUTION NETWORK FOR DATA TRANSMISSION AND NETWORK ACCESS PRODUCTS. Since our entry into the Motorola Agreement, we have developed and solidified relationships with certified resellers, system integrators and distributors, most of which are part of a worldwide distribution network developed by Motorola in connection with sales of its products, including the commercial grade analog and digital transmission and network access products that have been licensed to us by Motorola. We have begun to leverage these relationships by introducing other Telenetics products into the global distribution network as opportunities arise.

         o CONTINUE TO BUILD MARKET SHARE FOR OUR PRODUCTS. We have established ourselves as the source of the high-end communications products that we license from Motorola and plan to continue to focus on building our own market share for these commercial network access products and then further develop the product line where market demand is identified. In addition, we plan to continue to focus our efforts in the utility automation and other industrial automation and specialty product markets. We also plan to develop new products and enhancements to meet or exceed the evolving requirements of both centralized and remote applications of our technologies.

         o DEVELOP AND EXPAND STRATEGIC RELATIONSHIPS. We plan to continue to develop our strategic relationships with data communications products and service providers in order to enhance our product and service development activities and leverage shared technologies and marketing efforts.

         o INTENSIFY OUR MARKETING ACTIVITIES. As funds become available, we intend to invest in a comprehensive targeted, product-specific marketing program to raise awareness of Telenetics and its products, to solidify the confidence of our existing customer base and to attract new customers.

         o LEVERAGE EXISTING CUSTOMER BASE. We intend to market new products and enhancements to our existing customers. We also believe that our existing customer base represents an important source of referrals for new customers.

         o INCREASE USE OF OUTSOURCE MANUFACTURING. We intend to transfer the manufacture and assembly of additional products to outside contract manufacturers in cases where we believe that outsourcing will assist us in shortening lead times and reducing inventory costs in order to increase customer satisfaction while preserving our gross margins.

         o CONTINUE TO DEVELOP WIRELESS PRODUCTS. We intend to continue to invest in research and development of wireless products to meet our customers' needs. We believe that the expertise we have developed in creating our existing wireless products will enable us to enhance these products, develop new products and services and respond to emerging technologies in a cost-effective and timely manner.

OUR PRODUCTS

         We currently organize our existing and planned products as follows:

         o Data Transmission and Network Access Products, which are a range of commercial grade analog and digital products used for transmitting data and accessing public and private communications networks;

         o Industrial Grade Modem Products, which are industrial grade analog and digital data transmission and network access products, including a range of dial-up, leased line and private wire modems and accessories, that are designed to operate in extended temperatures and harsh environments; and

         o Wireless Products, which are products that facilitate the wireless transportation of data over existing public cellular networks or the wireless transportation of data and video over microwave radio links.

     OUR DATA TRANSMISSION AND NETWORK ACCESS PRODUCTS

         We license from Motorola the right to manufacture, market and further develop a series of commercial grade analog and digital data transmission and network access products that we market under the name Sunrise Series(TM). These commercial grade analog and digital data transmission and network access products are designed to provide superior functionality and high reliability, especially when operating over poor quality communication lines. Many of these products are designed for use in applications where networking software is used to track performance and functionality of each part of a network.

         We are working to obtain registrations and approvals for these products in appropriate jurisdictions, many of which jurisdictions previously granted registrations and approvals to Motorola. Examples of our commercial grade analog and digital products include:

         o DATA MODEMS. Modems that are used to convert digital data to analog voice signals suitable for transmission over the existing public switched telephone network and to convert the analog voice signals back to digital data for use by computers, programmable logic controllers and other digital equipment.

         o BELL-COMPATIBLE MODEMS. Bell-compatible refers to modems that function to popular modem types that were designed by Bell Labs before it became Lucent Technologies.

         o MODEM NESTS. Nests, which may also be referred to as shelves, card cages or enclosures, are used when several modems are co-located, usually near a computer or communications center.

         o DSU / CSU. Data service units, or DSUs, and customer service units, or CSUs, are used by telephone carriers to send digital data over analog telephone lines. DSUs and CSUs are the digital equivalent of analog modems.

         o DATA / FAX MODEM. In addition to functioning as a data modem, features are included to enable users to send and receive facsimile documents.

         o DIGITAL BRIDGE. A digital bridge receives data on its main channel and transmits it simultaneously to multiple sub-channels. The sub-channels contend for access to the main channel. The digital bridge permits multiple devices to share a computer port, or communications channel.

         o ISDN PRODUCTS. Integrated Services Digital Network, or ISDN, is a telephone carrier offering that consists of two 64 kilobits per second channels. ISDN products provide an interface between a carrier circuit and two digital circuits for a customer's data or voice equipment.

         o X.25 SWITCHES. X.25 is a specification for an international packet switched network. An X.25 switch acts as a node to connect two or more X.25 circuits, or network legs, together.

         o T1 / FT1 PRODUCTS. T1 refers to a standard offering by telephone companies. T1 circuits provide two-way digital communication between any two points, operating at 1.544 megabits per second. T1 is the equivalent of 24 voice channels. FT1 refers to fractional T1, or the use of 1 to 23 of the available 24 channels. FT1 circuits cost less than a full T1 circuit.

     OUR INDUSTRIAL GRADE MODEM PRODUCTS

         Our industrial grade modem products include a range of dial-up, leased line and private wire modems and accessories that are designed to operate in extended temperatures and harsh environments. These products generally exceed the surge protection standards of the industry and are adaptive to wide ranges of alternating current or direct current power inputs. The modular design of these products enables them to either interface with or complement one another. The versatility of this modular concept enables us to offer over 100 different product combinations to our customers, including customized selection of data speeds, data interfaces, power inputs, operating temperatures, data formats and power consumption. In addition, our product line serves both central site data communications needs and remote access and transmission sites on both the enterprise-wide and single location level. Examples of our industrial grade analog and digital products include:

         o MIU STANDALONE MODEMS. These modems include a range of dial-up, leased line and private wire modems and fiber optic line drivers that are encased in non-metallic enclosures, complete with power supplies and surge protection and used for a wide variety of industrial automation applications.

         o MYRIAD(TM) RACK MOUNT MODEM BANK. Modem banks are used for central data collections systems where a large number of modems are required at a central location. The Myriad(TM) Rack Mount Modem Bank has an industry-standard 19" chassis, or framework, with slots for 18 modem cards (dial-up, leased line or private wire modems) and two power supply cards.

         o FLASHPOLL(TM) FAST POLL MODEM. This modem is a leased line modem that we believe has the fastest polling time in the industry. This modem is designed for high-speed point-to-multipoint communications networks.

         o PONY EXPRESS(TM) MODEM MODULES. Modem modules are printed circuit boards that act as fully functional modems. Modem modules are at the heart of most of our industrial grade standalone modems and rack-mount modem cards and also are available to original equipment manufacturers, or OEMs, for integration into meters, controllers, remote terminal units, or RTUs, which are devices for offsite data collection and processing, and other similar devices.

         o CUSTOMER-SPECIFIC MODEM PRODUCTS. Our customer-specific modem products incorporate our Pony Express(TM) Modem Modules to accomplish customer-specific goals. Our customer-specific products currently include a range of plug-in modem cards for GE Harris, a leading manufacturer of RTUs for utility automation systems, and a universal modem card for Bristol Babcock, Inc, a leading manufacturer of flow controllers.

     OUR WIRELESS PRODUCTS

         Omega(TM) Series Cellular Interface Products
         --------------------------------------------

         Our Omega(TM) Series Cellular Interface Products are designed to transport data over public cellular networks using a combination of an industrial grade modem and a wireless transceiver, which is a module composed of a radio receiver and transmitter. The Omega(TM) Series products initially were analog products designed for automated meter reading, or AMR, applications but have since been installed in a wide variety of industrial automation applications throughout the United States and Canada. In response to the growing deployment of digital wireless technologies in public cellular networks around the world, we recently released two digital versions of our Omega(TM) Series productS that incorporate QUALCOMM Incorporated's CDMA technology and also incorporate Global System for Mobile Communications, or Group System Mobile technology, also known as GSM technology. CDMA and GSM technology are used in major markets such as North America, Europe and China.

         CDMA is a digital wireless transmission technology that is emerging as the dominant fixed mobile networking technology in North America. CDMA uses a technology called direct sequence spread spectrum transmission, which provides a flexible standard for mobile communications and is more efficient than GSM, which allows more people to use the airwaves at the same time, without cross-talk, static or interference.

         GSM has been available since 1991 and has emerged as the digital standard in Europe, with over 100 countries around the world firmly committed to using it. GSM is used in some regions of the United States and Canada. GSM is a digital system that operates in the 1800 megahertz, or 1800 MHz band. GSM supports good voice quality, international roaming, hand-held voice and data terminals and ISDN compatibility.

         Sierra Series and Racon(TM) Series Microwave Radio Products
         -----------------------------------------------------------

         These products consist of industrial grade, extended temperature, short haul microwave radio communications equipment that have built-in antennas and operate in the millimeter wave frequency bands at 23 to 24 GHz, or billions of cycles per second. Applications for these products include communication of information in traffic control networks, industrial automation projects, video surveillance and video conferencing systems, T1/E1 carrier networks and LANs.

         Our microwave radios are a high-speed link in the emerging wireless Internet market and other networking markets. We have successfully provided microwave links to clients who needed wireless connectivity and speeds of several T1 lines or several digital subscriber, or DSL, lines. With our new proprietary integrated digital multiplexor technology, our customers can save substantial amounts of time and money by purchasing an enhancement to our microwave radio products that permits formatting and transmission of up to four full T1 or E1 lines along with a 10 megabyte LAN line simultaneously over the same path.

MARKETS

         The current principal targets of our marketing and sales efforts are the:

         o COMMERCIAL MARKET. The commercial market includes business and government entities that use public and private communications networks to carry data between locations. These networks are wired analog or digital circuits and/or wireless cellular circuits that use analog modems, digital transmission devices or cellular devices to access communications networks and transmit data. Our Sunrise Series(TM) products are at the high end of the worldwide commercial market for data transmission and network access products. Many of these products are used in applications for multinational and national industries such as banking and finance, insurance, telephone, including cellular systems, private networks and national public networks, airlines, medical diagnostics, oil and gas, lotteries and many other network applications where performance and reliability are essential.

         o INDUSTRIAL AUTOMATION MARKET. The industrial automation market consists of a wide variety of organizations that use data communications in an automated process application, such as utilities and energy management companies. During the past several years, our primary focus was on developing new and unique products for the automation of the electric, gas and water utility industries. Responding to deregulation and other major changes taking place within the industry, electric power utility companies have become leading advocates in promoting the implementation of automation and technological advancement as a means of achieving cost savings as they enter the competitive arena. Utilities are automating numerous distinct processes within their operating systems. Our current product range is designed for and sold for use in the following processes:

                  o AMR, which is intended primarily to eliminate the expense and inefficiencies of human meter readers and also is intended to provide a communications link to a customer's premises with the potential for providing additional value added services to the customer;

                  o Distribution automation, which is the remote monitoring and control of power distribution networks. These control systems are often referred to as SCADA systems. SCADA is an acronym for Supervisory Control and Data Acquisition; and

                  o Substation automation, which is the remote monitoring and control of electric power substations systems.

         o SPECIALTY COMMERCIAL AND INDUSTRIAL AUTOMATION MARKETS. Our marketing efforts also focus on a wide variety of other commercial and industrial applications, including remote medical diagnostics, plant and manufacturing automation, building automation and lottery and gaming systems.

MARKETING AND SALES

         Our marketing activities include product marketing, industry marketing, seminars and marketing communications. Historically, our marketing efforts have focused on product and company awareness principally through trade shows, symposiums, published papers and our web site.

         Several major industry conferences have proven to be keystones in our marketing program. For example, our utility automation and AMR products are regularly exhibited at the DistribuTech Conference held in the winter, the National Meter Reading Conference held in the summer, and the Automatic Meter Reading Association conference held in the fall.

         We have entered into stocking/distribution agreements with several notable companies, including Graybar Electric, a national chain of 250 distribution centers that specializes in electrical and communications equipment for industrial and utility markets, Data Connect, a Washington, DC-based major distributor of communication products, Black Box Corporation, a Pennsylvania-based worldwide provider of communications equipment, and Ingram Micro Inc., a Southern California-based leading wholesale provider of technology products and services.

         The global sales channel created by Motorola for the commercial grade analog and digital data transmission and network access products licensed to us by Motorola is extensive and we believe effective and knowledgeable on not only the licensed products but also on a vast array of other communications products. We are pursuing relationships or already have established relationships with many of the resellers, system integrators and distributors that were part of this sales structure for Motorola. We refer to this developing network as our Sunrise Partners network. We believe that the use of this global sales channel provides us with a competitive advantage in international data transmission and network access product markets by, among other things, enabling us to leverage our marketing and sales activities without the additional expense of a large direct sales force. We have divided the global sales channel into the following four major regions:

         o        Western, Central, Eastern Europe, Middle East, and Africa
         o Asia Pacific, including mainland China, Australia, New Zealand, and India
         o        Latin, Central and South America, Mexico and the Caribbean
         o        United States and Canada

         We have assigned area sales directors to each of these regions and have staffed and opened offices in Europe and Mexico. We are working to strengthen this global sales channel by promoting and marketing Sunrise Series(TM) products through this channel and introducing our other communications products into this channel where appropriate synergies exist.

         Ingram Micro previously served as a stocking distributor for Motorola in connection with the products we market under the Sunrise Series(TM) name. In March 2001, we entered into a stocking/distribution agreement with Ingram Micro. The agreement provides Ingram Micro and its affiliates with the non-exclusive worldwide right to purchase, sell and ship to any reseller all computer products produced and/or offered by us during the term of the agreement. The agreement has an initial term of one year and will automatically renew for successive one-year terms unless earlier terminated by either party upon 30 days' prior written notice or immediately upon written notice in other limited circumstances. Although the agreement does not require Ingram Micro to purchase any minimum amount or quantity of our products, Ingram Micro has agreed under the agreement to list our products in Ingram Micro's catalog, promote the products in a commercially reasonable manner, assist in product training and support and provide reasonable general product technical assistance to customers who purchase the products.

         Through the Sunrise Partner network, Ingram Micro, Graybar, Data Connect, Black Box and Rycom CCI, a Canada-based distributor, we have established strategic, worldwide inventories of our products and gained access to a nationwide and international sales force. These organizations are staffed with sales professionals that are already involved with parallel products and services and are able to offer their customers the product expertise and application support vital to sales of high technology products. Our resellers add value by providing order processing, credit and significant sales and technical support. Our resellers generally are responsible for identifying potential customers, selling our products as part of complete solutions and, in some cases, customizing and integrating our products at end users' sites. We establish relationships with resellers through written agreements that provide prices, discounts and other material terms and conditions under which the distributor is eligible to purchase our products for resale. These agreements generally do not grant exclusivity to the resellers, prevent the resellers from carrying competing product lines or require the resellers to sell any particular dollar amount of our products, although the contracts may be terminated at our election if specified sales targets and end user satisfaction goals are not attained. We believe that this multi-channel sales strategy encourages broad market coverage by allowing our sales personnel to create demand for our products while giving customers the flexibility to choose the most appropriate delivery channels.

         Although we are excited about the international expansion opportunities provided by our license relating to the Sunrise Series(TM) products, we acknowledge that international sales are subject to risks, including various regulatory requirements, political and economic changes and disruptions, tariffs or other barriers, difficulties in staffing and managing foreign sales operations, and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render our products less competitive to local product offerings or expose us to foreign currency exchange losses.

COMPETITION

         Telenetics and countless other companies have developed many data transmission and network access products designed to meet the growing demand for communications services by businesses and government organizations that rely heavily on information technology. Our products compete on the basis of product features, price, quality, reliability, brand name recognition, product breadth, developed sales channels, product documentation, product warranties and technical support and service. We believe that we generally are competitive in each of these areas. However, many of our existing and potential competitors have significantly more financial, engineering, product development, manufacturing and marketing resources than we have. There can be no assurance that competitors will not introduce comparable or superior products incorporating more advanced technology at lower prices, or that other changes in market conditions or technology will not adversely affect our ability to compete successfully in the future.

         Three major competitors for our Sunrise Series(TM) commercial analog and digital data transmission and network access products are Multitech Systems, Paradyne Networks, Inc. and 3-Com (formerly U.S. Robotics). Multitech has a mid-range and mid-priced product line that competes on price in some markets but lacks the general high-end features and performance of the Sunrise Series(TM). Nonetheless, Multitech has a substantial share of the market, particularly in the United States and Western Europe. Paradyne has an equivalent high-end modem series that is comparable to the Sunrise Series(TM) and competes substantially in some markets and directly into the customer base developed by Motorola. Competition from 3-Com (formerly U.S. Robotics) generally is limited to their high-end models sold primarily in Eastern Europe and the United States. In addition, there is competition in various regions and countries around the world from local manufacturers in Taiwan, Korea, Western Europe, Australia and other selected regions. Generally, this competition is localized and tends to be less of a threat globally due to the competitors' lack of extensive approvals in, and exposure to, the markets in other countries. Also this local competition tends to be on the lower end of the price and performance range.

         We also believe that although our Sunrise Series(TM) products have been in use for many years under the Motorola name, demand for these products remains high for two main reasons. First, because these products have high reliability and functionality, customers have designed them into their complex and growing communications networks, and many local telephone networks have incorporated these products into their network management systems. Second, we are in the process of obtaining registrations and approvals of the Sunrise Series(TM) products in appropriate jurisdictions in order to, among other things, enable multi-national networks to specify a single Sunrise Series(TM) product and be assured it is approved for use in the relevant jurisdictions.

         In the utility automation market, major providers of complete systems include Itron Inc., Siemens, ABB Power T&D, Schlumberger Ltd., Alstom and GE Harris. At the present time, we do not compete with these companies. Rather, we seek to supply them with industrial grade wired and wireless products, including our various industrial grade modem products and the Omega(TM) Series of wireless products, for inclusion in their projects. In so doing, we compete with a select few other companies, including Starcomm Products, Inc. (industrial modems) and GDI Global Data, Inc. (cellular wireless products). Our Omega(TM) Series products also compete with alternative wireless technology solutions, notably fixed wireless networks. We also recognize that the suppliers of complete systems mentioned above are or may become capable of developing and manufacturing their own data communication solutions.

         Southwest Microwave competes directly with our Sierra Series data microwave radio products and our Racon(TM) Series video microwave radio products. However, microwave radios are not this competitor's primary business, and it appears that this competitor's support for its microwave product line has been diminishing. We are aware of other competition from high-end microwave systems manufacturers. Although these high-end systems offer significant data throughput performance advantages, their associated costs generally have prevented them from becoming a competitive threat to us.

         Microwave technology also competes with other technologies, especially spread spectrum radio, which has developed the indoor wireless LAN market and has captured a substantial portion of short-range building-to-building LAN extension business. Spread spectrum products offer lower cost than microwave products but provide lesser performance. Also, spread spectrum products do not require an operational license, which means that spread spectrum products do not involve the administrative effort and cost that is required to file for a license for microwave products, but spread spectrum products bear the risk to the user of interference that cannot be predicted and may not be easily resolved.

CUSTOMERS

         We market and sell our products to a broad range of domestic and foreign industrial, commercial and governmental organizations as well as to our resellers and stocking distributors. During the year ended December 31, 2001, two customers, Motorola's Multiservice Networks Division and Data Connect Enterprises, accounted for approximately 13.5% and 17.3% of our net sales, respectively. No other customer individually accounted for more than 10% of our revenues during the year ended December 31, 2001.

         Because during the quarter ended September 30, 2001 we completed our required pass-through sales to Motorola's Multiservice Networks Division, we do not anticipate sales to that division to continue. Although our current business strategy involves the use of multiple resellers and distributors who we anticipate will act as multiple customers for our products, there can be no assurance that a limited number of large customers will not continue to account for the majority of our revenues.

         End users of the commercial analog and digital data transmission and network access products covered by the Motorola Agreement include a broad mix of clients who historically have been serviced by the global sales channel developed by Motorola. Some of the end customers who rely on and have designed these products into their systems include:

         Hewlett Packard, Mexico                          PT Prime, Portugal
         AT&T                                             Schlumberger
         France Telecom                                   Compaq
         Several divisions of Motorola Inc.               Global One
         Nortel Networks                                  Central Bank of Russia
         British Airways                                  Kazakhtelecom
         General Electric Medical Systems-France          Bull S.A., France
         SITA, a worldwide airline network provider

         In addition, the national banking systems in countries such as Russia, Greece, Cypress, Portugal, India, the United Kingdom, Turkey, the Czech Republic and many other private banks rely on these commercial grade products. Also, many national telephone companies such as those in Turkey, Egypt, Kazakhstan, Portugal, Mexico and Argentina use these commercial grade products.

         A wide range of companies and organizations purchase our industrial grade data communications products. End user customers include utility companies and state and municipal authorities. We also enjoy close relationships with a large number of major OEMs and system integrators that have designed our products and technologies into their offerings. Significant projects include:

         o Duquesne Light Company, its subcontractor Sargent Electric, and Itron have jointly installed over 15,000 of our Omega(TM) Series products to provide the communications for a major AMR project in Pennsylvania.

         o GE Harris Energy Control Systems Canada selected us for the continued supply of digital fast poll modems for a major distribution automation project in Asia. Since 1998, we have been the exclusive supplier of the digital fast poll modems required for the communications links between the system master station and approximately 6,500 GE Harris RTUs installed on this project. Under a new contract entered into in February 2001, GE Harris agreed to purchase several thousand additional modems from us for the second phase of its project.

         o Alstom T&D chose us as its exclusive supplier of specialized industrial modems and modem racks for a major utility automation project in the Pacific Rim.

         o We supplied and integrated the networking and communications equipment that formed the core of the City of Philadelphia's Transportation Management Operation Center.

         Current customers for our Sierra Series and Racon(TM) Series microwave radios are spread through as many as 40 countries, with over 7,000 radios installed over the past several years. We conduct the majority of our microwave radio business with network integrators located in Israel, Korea and Saudi Arabia. ChevronTexaco Corp. has used these radios to create the backbone for a wireless network that is used to monitor oil well production and operating parameters in remote locations where land lines are not available. Also, the United States government uses microwave systems at Navy and Air Force targeting and gunnery ranges in order to transmit video for scoring purposes. Microwave was chosen for this purpose due to damage that terrestrial lines sustain during practice bombing and gunnery sorties. Our video microwave radios also have been used in Korea as part of a system to monitor their national forests for fires in remote areas.

TECHNICAL SUPPORT, CUSTOMER SERVICE AND WARRANTIES

         We are committed to providing quality technical support because we believe that technical support services, including pre- and post-sales application support, product repair and warranty support, are essential to effective sales programs. Historically, our technical support and customer service functions have been performed by our employees at our facilities in Lake Forest, California, for modems and cellular products, and in Rocklin, California, for microwave products. Our technical analysts answer technical support calls directly and generally provide same-day or next-day response to questions that cannot be resolved in the initial phone call. We also provide support through our Internet web site, which web site offers technical information to answer hardware and software compatibility questions and enables customers to contact our technical support and customer service personnel via electronic mail.

         Companies that provided worldwide technical support call center services and product repair services generally offer one or more of the following levels of support:

         o        Level 1 - Basic Installation Support Via Telephone
         o        Level 2 - Application Support Via Telephone
         o        Level 3 - Product Repair At Major Sub-Assembly Level
         o        Level 4 - Product Repair At Component Level

         We have begun working with resellers and distributors that provide Level 1 and Level 2 support for various products. Although development of our relationships with outside technical support and customer service providers initially is focused upon our Sunrise Series(TM) products, we intend to outsource technical support and customer service functions relating to our other products to the extent favorable opportunities arise.

         We typically provide a one-year material and workmanship warranty, in addition to the pass-through warranties provided by component suppliers and other vendors. These warranties generally permit customers to return any product for repair or replacement if the product does not perform as warranted. Historically, warranty expenses have not had a material impact on our operations or financial condition. However, there can be no assurance that this will continue to be the case or that disputes over components or other materials or workmanship will not arise in the future.

MANUFACTURING, ASSEMBLY AND QUALITY ASSURANCE

         Our products comprise a large number of electronic components and other parts that we and/or our contract manufacturers procure from outside suppliers. Most of these components and parts are available from multiple sources with varying lead times. However, some components and parts used in our products are and may in the future become available only from single or limited sources. Also, despite the availability of multiple sources, we may in some circumstances select a single source in order to maintain quality control and develop a strategic relationship with a supplier. Although we generally buy components under purchase orders and do not have long-term agreements with our suppliers, we expect our suppliers, most of whom are large companies, to be able to continue to satisfy our requirements. Although we believe that in most cases alternative sources are available, if our ability to obtain these components at satisfactory quality and quantity levels were impaired or interrupted for any reason, there could be a substantial disruption to our ability to supply our products to our customers. In that event, we may be required to undertake the time consuming and expensive process of qualifying replacement suppliers, generating the supporting documentation, performing system-level integration, obtaining standards-compliant approval for our products, and retraining sales and marketing personnel. Our inability to source components and parts at satisfactory quality and quantity levels and with the appropriate lead times would adversely affect our business and operations by, among other things, preventing us from being able to distribute products upon which our revenues depend, which could in turn result in loss of current and future sales to affected and potential customers.

         Our products currently are manufactured, assembled, tested and shipped from our Lake Forest and Rocklin, California facilities, and from our contract manufacturers' facilities in various locations. Our involvement in the process with regard to most of our products consists primarily of final assembly, functional testing, quality control and shipping. Also, we use third-party contract manufacturers for certain component and circuit board assembly and testing functions and have developed strategic relationships with several qualified and reliable local assembly houses.

         In addition, we entered into a manufacturing agreement dated as of December 29, 2000 with Corlund Electronics., a privately-held ISO 9001-certified manufacturer based in Tustin, California. Corlund Electronics acts as a turnkey contract manufacturer for the majority of the Sunrise Series(TM) commercial data transmission and network access products covered by the Motorola Agreement. Corlund Electronics performs component purchasing, full product assembly, testing and preparation for shipment of both base products, which are of a generic type and are identical, and final products, which are specially configured or modified to fill a particular customer order or need. We are selling to Corlund Electronics raw material that we purchased from Motorola for the purpose of manufacturing the Sunrise Series(TM) products. In addition, we are loaning to Corlund Electronics testing equipment needed in the manufacturing process. Our agreement with Corlund Electronics has an initial term of three years, with automatic one-year renewals unless terminated at least 180 days prior to the expiration of the then current term.

         We and/or our contract manufacturers perform extensive testing and inspection of all of our products prior to shipment. Units are labeled with both a serial number and part number/revision identification and are stamped with test verification and inspection stamps to permanently mark the products. We plan to enhance test procedure comprehensiveness to include testing of custom requirements as well as standard and default tests. Certificates of compliance are issued with each shipment that can be traced back to the final test technician and inspector. Failure analysis reports are issued as a general practice rather than on a request basis.

         We believe that outsourcing of our manufacturing, assembly and/or quality assurance processes has aided in minimizing both inventory and capital expenditures for us, including our fixed labor costs, while providing flexibility in production scheduling and capacity. Accordingly, we currently intend to continue to take advantage of outsource manufacturing and production opportunities that exist or may arise.

BACKLOG

         As of February 13, 2002, we had approximately $3.1 million in backlog orders for our products, which orders were due in large part to our Sunrise Series(TM) products. The amount of backlog orders represents revenue that we anticipate recognizing in the future, as evidenceD by purchase orders and other purchase commitments received from customers, but on which work has not yet been initiated or with respect to which work is currently in progress. However, there can be no assurance that we will be successful in fulfilling such orders and commitments in a timely manner or that we will ultimately recognize as revenue the amounts reflected as backlog.

         The typical duration from receipt of a purchase order or other purchase commitment to shipment of the products ordered to the customer ranges from three to ten weeks depending upon the product mix and the size of the order. However, during the initial six months of production of Sunrise Series(TM) products, the duration from receipt of the order for those products to shipment was unusually long due to thE time needed to establish the manufacturing capability for those products.

         Our backlog as of February 13, 2002 represented approximately seven weeks of sales volume. Our backlog as of that date and for the quarter ended September 30, 2001 was significantly less than our backlog during the first half of the year 2001. The backlog for the first half of the year 2001 included a substantial amount of pent-up backlog of Sunrise Series(TM) products that resulted from the acquisitioN of those product lines, including substantially all required pass-through sales to Motorola's Multiservice Networks Division. The subsequent reduction in backlog is primarily due to improvements in our ability to ship Sunrise Series(TM) products to our customers and the completion of required pass-through sales to Motorola's Multiservice Networks Division that totaled approximately $2.5 million. We anticipate that the backlog of orders for products during 2002 will be consistent with approximately eight weeks of sales volume, subject to possible seasonal fluctuations and our ability to identify and obtain sufficient sources of working capital.

PRODUCT DEVELOPMENT

         Our product development efforts are directed toward enhancing existing products and developing new products in order to meet changing end user needs and to support an increasing number of applications. We believe our existing expertise in data transmission and network access product production, modular design and international standards-compliant interfaces and protocols, which are devices and computer languages that allow two or more communications devices to communicate with one another, provides us with a strong technology base to pursue this objective. Our product development efforts focus on the following principles:

         o DEVELOPMENT OF NEW PRODUCTS AND TECHNOLOGY. We continually assess domestic and international market trends, with the focus of developing new products designed to meet emerging market demands. In developing new products, we attempt to combine our existing technology base with new technologies to provide a broader range of automation and data communications and data acquisition solutions to end users.

         o EMPHASIS ON MODULAR TECHNOLOGY. Our data transmission and network access products generally are designed so that they can easily be expanded or upgraded and can easily be integrated into a customer's existing hardware infrastructure. A modular architecture also enables us to develop data communications hardware modules that address new market needs or comply with changes in data communication standards without re-engineering an entire hardware product.

         o IMPROVEMENT OF EXISTING TECHNOLOGY. We seek to expand the features and functionality of our existing product lines through technology modifications and enhancements to meet the changing needs of our customers. We continuously review the design and manufacturing process of our products to determine areas of potential product cost savings or enhanced product quality and reliability.

         o        MIGRATION TOWARD WIRELESS PRODUCTS AND TECHNOLOGIES.
                  Consistent with the above principles, and in response to the growing deployment of digital wireless technologies in public cellular networks around the world, we have recently released two digital versions of our Omega(TM) Series products that incorporate CDMA technology and GSM technology, both of which are dominant in majOr markets such as North America, Europe and China.

         As of February 6, 2002, we employed 10 persons in engineering, seven of whom were engaged primarily in product development. Engineering and product development expenses during the nine months ended September 30, 2001 and the year ended December 31, 2000 totaled $1.5 million and $3.0 million, respectively.

         We believe our future success will depend, in part, upon our ability to expand and enhance the features of our existing products and to develop and introduce new products designed to meet changing customer needs on a cost-effective and timely basis. Consequently, failure by us to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction, could have a material adverse effect on our business and results of operations. There can be no assurance that we will respond effectively to technological changes or new product announcements by others or that we will be able to successfully develop and market new products or product enhancements.

INTELLECTUAL PROPERTY

         We currently rely on a combination of contractual rights, copyrights, trademarks and trade secrets to protect our proprietary rights. However, we believe that several of our current products and some of our products in development could benefit from patent protection. As a result, we have filed patent applications for various products with the United States Patent and Trademark Office. Although we currently rely to a great extent on trade secret protection for much of our technology and in the future will also rely on patents to protect a portion of our technology, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies or obtain unauthorized access to our proprietary technology.

         We own, license or have otherwise obtained the right to use certain technologies incorporated in our products. For example, under our agreement with Motorola, we obtained a royalty-bearing ten-year non-exclusive license to manufacture, market and further develop a series of commercial grade analog and digital data transmission and network access products. If we are unable to comply with the royalty or other terms of our agreement with Motorola, we will lose our license relating to the licensed products. If this were to occur, we would be unable to capitalize on this sales opportunity and could become subject to breach of contract or other liability.

         We may receive infringement claims from third parties relating to our products and technologies,. In those cases, we intend to investigate the validity of the claims and, if we believe the claims have merit, to respond through licensing or other appropriate actions. To the extent claims relate to technology included in components purchased from third party vendors for incorporation into our products, we would forward those claims to the appropriate vendor. If we or our component manufacturers were unable to license or otherwise provide any necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against us.

GOVERNMENT REGULATION AND INDUSTRY STANDARDS

         Our products are designed to comply with a significant number of industry standards and regulations, some of which are evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the United States Federal Communications Commission, or FCC, and Underwriters Laboratories, or other nationally-recognized test laboratories, as well as industry standards established by Telcordia Technologies, Inc., formerly Bellcore, and the American National Standards Institute. Internationally, our products must comply with standards established by the European Committee for Electrotechnical Standardization, the European Committee for Standardization, the European Telecommunications Standards Institute, telecommunication authorities in various countries as well as with recommendations of the International Telecommunications Union. The regulatory process in the United States and foreign countries can be time-consuming and can require the expenditure of substantial resources. In many foreign countries, obtaining required regulatory approvals may take significantly longer than in the United States. There can be no assurance that the FCC or foreign regulatory agencies will grant the requisite approvals for any of our products on a timely basis, if at all. The failure of our products to comply, or delays in compliance, with the various existing and evolving standards could negatively impact our ability to sell our products. United States and foreign regulations regarding the manufacture and sale of modems and other data communications devices are subject to future change. We cannot predict what impact, if any, such changes may have upon our business.

         Our products also are subject to statutes governing safety and environmental protection. We believe that we are in substantial compliance with these statutes and are not aware of any proposed or pending safety or environmental rule or regulation that, if adopted, would have a material impact on our business or financial condition.

EMPLOYEES

         As of February 6, 2002, we employed 57 people, of which 55 were full-time employees. We consider our relations with our employees to be good. None of our employees are represented by a labor union.

FACILITIES

         Our corporate headquarters are located in Lake Forest, California in a leased corporate and manufacturing facility consisting of 26,232 square feet of space. The lease has an initial term of five years and one five-year option to extend. The monthly base rent is approximately $29,650, and the lease includes an annual 3% rent escalation provision.

         We also maintain facilities in Rocklin, California and Tampa, Florida. Each of these facilities are subject to month-to-month leases with rent of approximately $3,693 and $3,364, respectively. Our facilities in Rocklin and Tampa consist of 4,680 and 3,000 square feet, respectively.

LEGAL MATTERS

         We are not a party to any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of Telenetics and their ages, positions, business experience and education as of February 1, 2002 are as follows:

          Name                  Age                   Position
          ----                  ---                   --------

Shala Shashani Lutz.........    52      Chairman of the Board, President, Chief
                                           Executive Officer and Director
David L. Stone..............    43      Chief Financial Officer and Secretary
H. George Levy, M.D. (2)....    52      Director
Thomas Povinelli (1)........    41      Director
Bradley L. Jacobs (1) (2)...    70      Director
Robert Schroeder (1)........    35      Director
Michael A. Armani (2).......    50      Director and Chairman Emeritus

---------------
(1)      Member of Audit Committee.
(2)      Member of Compensation and Stock Option Committee.

         SHALA SHASHANI LUTZ has served as a member of the board of directors of Telenetics since September 1996, and served as Secretary of Telenetics from September 1996 until April 1999. Ms. Lutz assumed the position of Chairman of the Board of Telenetics on September 8, 2000 and the positions of President and Chief Executive Officer on March 20, 2001. Ms. Lutz was the founder and has been the owner of SMC, a consulting and human resources firm, since 1986. Ms. Lutz has over 20 years of managerial and consulting experience in the data communications industry and presently is Vice President and a member of the board of directors of the Philharmonic Society of Orange County. Ms. Lutz holds a B.S. degree in Civil Engineering and an M.S. degree in Economics from Purdue University.

         DAVID L. STONE has served as Chief Financial Officer of Telenetics since April 1999 and as our Secretary since July 1999. Prior to joining Telenetics, Mr. Stone held the positions of Vice President of Finance and Chief Financial Officer of SmartDisk Corporation (Nasdaq: SMDK) from 1987 to 1998, and additionally held a variety of executive positions, including Executive Vice President and Chief Financial Officer of Tylan General, Inc., a manufacturer of process control instrumentation, from 1980 to 1997. Mr. Stone holds a B.S. degree in Business Administration/Finance from the University of New Hampshire.

         H. GEORGE LEVY, M.D. has served as a member of the board of directors since November 1998. Dr. Levy has practiced facial plastic and reconstructive surgery in Monroe, Michigan since 1981. Dr. Levy is a member of the board of directors of La-Z-Boy, Inc. (NYSE: LZB). Dr. Levy holds a B.S. degree in Biology from the University of Nebraska and an M.D. degree from the University of Nebraska College of Medicine.

         THOMAS POVINELLI has served as a member of the board of directors since June 1999. Mr. Povinelli serves as President and Chief Operating Officer and as a member of the board of directors of Gilman & Ciocia, Inc. (Nasdaq: GTAX), a preparer of federal, state and local income tax returns for individuals who are predominately in middle and upper income brackets, and has been with that firm since February 1983. Mr. Povinelli is a registered representative of Prime Capital Services, Inc., which company is an NASD-registered broker-dealer. Mr. Povinelli holds a B.B.A. degree in Accounting from Iona College and holds Series 7, 24 and 63 securities licenses and health and life insurance licenses.

         BRADLEY L. JACOBS has served as a member of the board of directors since September 8, 2000 and as an advisor to the board of directors since February 1999. Until January 1999, Mr. Jacobs served as the Assessor of Orange County, California, a position he held since 1975. Prior to that time, Mr. Jacobs spent 23 years in various positions in private enterprises including, among others, senior scientist at Lockheed Aircraft Service, product manager at General Dynamics and western regional manager at duPont Glore Forgan. Mr. Jacobs holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and a Master of Business Economics degree from Claremont Graduate University and is a registered agent with the United States Patent and Trademark Office.

         ROBERT SCHROEDER has served as a member of the board of directors of Telenetics since February 2001. Mr. Schroeder has been employed by Taglich Brothers, Inc. as an investment banking associate since 2000 and as an equity analyst from 1993 to 2000. Taglich Brothers, Inc. an NASD-registered broker-dealer that invested in our April 1999 private placement of Series A 7.0% Convertible Redeemable Preferred Stock, has provided investment banking services to us from time to time since that offering and is entitled until January 2, 2004 to include one nominee in the slate of nominees recommended by our board of directors for election by our shareholders. Mr. Schroeder holds a B.S. degree in Accounting from New York University, is NASD-licensed and holds Series 7 and Series 63 securities licenses. He also holds the Chartered Financial Analyst designation.

         MICHAEL A. ARMANI served as our President from July 1993 to September 2000 and has served as a member of the board of directors of Telenetics since July 1993 and as Chairman Emeritus since September 2000. He served as Chief Executive Officer and Chairman of the Board from September 1996 to September 2000. He also served as Chief Financial Officer of Telenetics from September 1996 until April 1999. Mr. Armani has served as Chairman and Chief Executive Officer of Telewave Corporation, a manufacturer of wireless monitoring and data collection systems for oil and gas field operations based in Laguna Hills, California since September 2000. Prior to joining Telenetics as the representative of investors of SMC Group in 1992, Mr. Armani was Vice President of SMC Group. Mr. Armani founded and managed an independent publishing company from 1984 to 1990 and has been associated with entrepreneurial business and manufacturing concerns for over 20 years.

         All directors hold office until the next annual meeting of shareholders, until their respective successors are elected or until their earlier death, resignation or removal. Each officer of Telenetics serves at the discretion of the board of directors. Mr. Armani and Ms. Lutz were formerly husband and wife. There are no other family relationships between or among any other directors or executive officers of Telenetics.

COMPENSATION OF EXECUTIVE OFFICERS

         The Summary Compensation Table below provides information concerning the annual and long-term compensation for services in all capacities to Telenetics of our current and former Chief Executive Officers, our former Chief Operating Officer and our Chief Financial Officer, or the named executives, during the years ended December 31, 1999, 2000 and 2001. There were no other executive officers whose annual salary and bonus compensation exceeded $100,000 during the year ended December 31, 2001.

                                          SUMMARY COMPENSATION TABLE

                                                                                 Long-Term Compensation
                                                                                 ----------------------
                                                    Annual Compensation          Awards           Payouts
                                                    -------------------          ------           -------
                                                                                Securities
                                                                                Underlying        All Other
    Name and Principal Position           Year    Salary ($)     Bonus ($)      Options (#)       Compensation
    ---------------------------           ----    ----------     ---------      -----------       ------------
Shala Shashani Lutz                       2001    120,000 (1)       --           150,000                --
   President and Chief Executive          2000         --           --                --                --
   Officer                                1999         --           --                --                --
Terry Parker                              2001         --           --           750,000 (2)       $ 8,188 (3)
   Former President and Former Chief      2000         --           --           600,000 (4)       $25,000 (5)
   Executive Officer                      1999         --           --                --                --
John D. McLean                            2001    150,000           --            50,000           $32,001 (7)
   Former Chief Operating Officer (6)     2000    150,000       56,250           300,000                --
                                          1999         --           --                --                --
David L. Stone                            2001    145,000        7,500           175,000                --
   Chief Financial Officer and            2000    125,520       23,333 (8)            --                --
   Secretary                              1999     85,400       16,667 (9)       150,000                --

---------------
(1) Effective March 20, 2001, Ms. Lutz became our President and Chief Executive Officer and became entitled to receive a total annual salary of $160,000, which salary was to be paid at the rate of $10,000 per month, with an additional accrual of $10,000 per quarter to be paid as funds permit. Payment of $30,000 of the $120,000 of salary due for 2001 was deferred and not paid during 2001.
(2) Mr. Parker served as our President and Chief Executive Officer from September 8, 2000 to March 20, 2001. The grant of these options inadvertently was reported in the 2000 row of the Summary Compensation Table included in Amendment No. 1 to our Form 10-KSB for the year ended December 31, 2000.
(3) Total includes estimates of $452 for meal and entertainment expenses, $2,578 for travel expenses and $5,158 for living expenses.
(4) A five-year option to purchase up to 600,000 shares of common stock was granted on January 7, 2000 to Saunders & Parker, Inc., a corporation of which Mr. Parker is a co-director, co-president and 50% shareholder.
(5) Represents amounts relating to a consulting agreement with Saunders & Parker, Inc.
(6) Mr. McLean served as our Chief Operating Officer from September 8, 2000 to September 27, 2001, and as President of our Wireless Data Network Division from January 7, 2000 to September 8, 2000 and for the period since September 27, 2001.
(7) Total includes estimates of $993 for meal and entertainment expenses, $12,000 for travel expenses, $14,400 for living expenses and $4,608 for health insurance premiums.
(8) This amount inadvertently was stated as $25,000 in the Summary Compensation Table included in Amendment No. 1 to our Form 10-KSB for the year ended December 31, 2000.
(9) Mr. Stone began serving as our Chief Financial Officer in April 1999. This amount inadvertently was omitted from the Summary Compensation Table included in Amendment No. 1 to our Form 10-KSB for the year ended December 31, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made during 2001 to the named executives. We never have granted any stock appreciation rights.

                                              Percent of Total
                             Number of            Options
                             Securities          Granted to
                             Underlying         Employees in     Exercise or
                          Options Granted     Fiscal Year (1)    Base Price    Expiration Date
                          ---------------     ---------------    ----------    ---------------
Shala Shashani Lutz            150,000 (2)         5.84%             $0.7188      3/19/2006

Terry Parker                   250,000 (3)         9.74%             $1.0310      2/16/2006
                               250,000 (4)         9.74%             $3.5630      2/16/2006
                               250,000 (5)         9.74%             $4.5630      2/16/2006

John D. McLean                  50,000 (6)         1.95%             $0.2100     10/31/2011

David L. Stone                 175,000 (6)         6.81%             $0.2100     10/31/2011

---------------
(1) Based on options to purchase 2,568,000 shares of common stock granted to employees during the year ended December 31, 2001.
(2) Option was granted on March 20, 2001 and was fully-vested and exercisable on the date of grant.
(3) Option was granted on February 16, 2001 and was fully-vested and exercisable on the date of grant.
(4) Option was granted on February 16, 2001 and became vested and exercisable March 8, 2001.
(5) Option was granted on February 16, 2001, was scheduled to vest and become exercisable on June 8, 2001, and lapsed upon Mr. Parker's resignation on March 20, 2001.
(6) Option was granted on October 31, 2001 and vests and becomes exercisable in five equal annual installments commencing October 31, 2001.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth the number of shares acquired and value realized upon exercise of options during 2001 and the number of exercisable and unexercisable in-the-money stock options and their values at December 31, 2001 for the named executives. An option is "in-the-money" if the fair market value for the underlying securities exceeds the exercise price of the option.

                             Shares                    Number of Securities Underlying     Value of Unexercised
                           Acquired on      Value          Unexercised Options at        In-the-Money Options at
             Name           Exercise       Realized           December 31, 2001           December 31, 2001 (1)
             ----           --------       --------           -----------------           ---------------------
                                                         Exercisable     Unexercisable  Exercisable  Unexercisable
                                                         -----------     -------------  -----------  -------------
Shala Shashani Lutz            --             --           180,000            --            --            --
Terry Parker                   --             --         1,100,000 (2)        --            --            --
John D. McLean                 --             --           110,000          140,000        $500         $2,000
David L. Stone                 --             --            95,000          200,000       $1,750        $7,000

---------------
(1) The closing sale price of our common stock on the NASD's OTC Electronic Bulletin Board on December 31, 2001 was $0.26.
(2) Includes 600,000 shares of common stock underlying an option granted on January 7, 2000 to Saunders & Parker, Inc., a company of which Mr. Parker is a Co-President, director and 50% shareholder.

COMPENSATION OF DIRECTORS

         Effective April 2000, we agreed to pay Bradley L. Jacobs $1,500 per month for expenses in connection with intellectual property consulting services he provides to Telenetics. Effective April 2001, we agree to pay Mr. Jacobs an additional $1,500 per month as compensation for those services.

         Effective as of September 8, 2000, the board of directors adopted a revised non-employee director compensation program that provides that each of our non-employee directors other than Robert Schroeder is entitled to receive $5,000 per year as compensation for serving as a director, and is also entitled to receive $250 for attendance telephonically at a board or committee meeting and $500 for attendance in person at a board or committee meeting and to be reimbursed for certain expenses in connection with attendance at board and committee meetings. Also, each non-employee director other than Robert Schroeder is entitled to receive an annual grant beginning on August 31, 2001 of a fully-vested non-qualified stock option to purchase up to 20,000 shares of common stock at an exercise price per share equal to the closing sale price of a share of our common stock on that date. Employee directors are not entitled to any additional compensation for attendance at meetings of the board or any committee.

         On January 2, 2001, we entered into a Debenture Placement Agreement with Taglich Brothers, Inc. Under the agreement, we became obligated to appoint a nominee of Taglich Brothers, Inc. to our board of directors. On February 16, 2001, we appointed Robert Schroeder to fill a vacancy on our board of directors. The agreement provides that until January 2, 2004, we are obligated to include one nominee selected by Taglich Brothers, Inc. in the slate of nominees recommended by our board of directors for election by our shareholders. If elected to the board of directors, that nominee and Taglich Brothers, Inc., collectively, shall receive a fee for serving on the board of $25,000 per year, plus reasonable expenses, and shall receive a five-year option to purchase 20,000 shares of common stock at an exercise price equal to the higher of ten percent above the closing price of our common stock on the date the nominee is elected to the board and $1.31 per share. Mr. Schroeder was elected to the board of directors on August 8, 2001 and received an option to purchase 20,000 shares of common stock at an exercise price of $1.31 per share. As of February 12, 2002, we had paid to Taglich Brothers, Inc. $10,000 of the $25,000 fee payable in connection with Mr. Schroeder's initial year of service on the board of directors.

         On August 8, 2001, the board of directors approved the issuance of shares of common stock at the rate of $0.675 per share to the then current directors other than Robert Schroeder in lieu of payment to them of amounts outstanding and unpaid under the compensation program adopted in September 2000. The closing price of a share of common stock on August 8, 2001 was $0.46. An aggregate of 71,853 shares of common stock were issued to Ms. Lutz, Mr. Armani, Dr. Levy, Mr. Povinelli and Mr. Jacobs in lieu of payment to them of an aggregate of $48,500 in outstanding compensation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Restated and Amended Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of Telenetics for breach of a director's duties to Telenetics or our shareholders except for liability:

         o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

         o for acts or omissions that a director believes to be contrary to the best interests of us or our shareholders or that involve the absence of good faith on the part of the director;

         o for any transaction for which a director derived an improper personal benefit;

         o for acts or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to us or our shareholders;

         o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders; and

         o for engaging in transactions described in the California Corporations Code or California case law which result in liability, or approving the same kinds of transactions.

         Our Restated and Amended Articles of Incorporation also provide that we are authorized to provide indemnification to our agents, as defined in Section 317 of the California Corporations Code, through our Restated and Amended Bylaws or through agreements with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         Our Restated and Amended Bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. In all cases where indemnification is permitted by the Restated and Amended Bylaws, a determination to indemnify such person must be made when ordered by a court and must be made in a specific case upon a determination that indemnification is required or proper in the circumstances. Such determination must be made:

         o by our board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding which is the subject of the request for indemnification, or

         o if such a quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

         o        by a majority of our shareholders.

         To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Telenetics under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STOCK OPTION PLANS

     GENERAL

         Our 2001 Stock Option Plan, which was adopted by our board of directors effective as of July 17, 2001 and approved by our shareholders on August 8, 2001, was amended and restated by our board of directors effective as of September 18, 2001. The Amended and Restated 2001 Stock Option Plan, or the 2001 Plan, is designed to enable us to offer an incentive-based compensation system to employees, officers and directors of Telenetics and to consultants who do business with Telenetics. The 2001 Plan provides for the grant of incentive stock options, or ISOs, and nonqualified stock options, or NQOs. As of February 7, 2002, options to purchase a total of 2,268,000 shares of common stock were outstanding under the 2001 Plan, and options to purchase a total of 732,000 shares were available for issuance under the 2001 Plan.

         We also have a 2000 Stock Option Plan, or the 2000 Plan, and a 1998 Stock Option Plan, or the 1998 Plan, each of which plans was approved by our shareholders. The terms of the 2000 Plan and the 1998 Plan are substantially similar to the terms of the 2001 Plan. Options to purchase 1,000,000 shares of common stock were authorized for issuance under the 1998 Plan and, as of February 7, 2002, options to purchase a total of 14,000 shares of common stock were available for issuance under the 1998 Plan. Options to purchase 427,000 shares of common stock were authorized for issuance under the 2000 Plan, and as of February 7, 2002, options to purchase up to 129,600 shares of common stock were available for issuance under the 2000 Plan.

     SHARES SUBJECT TO THE 2001 PLAN

         A total of 3,000,000 shares of common stock are authorized for issuance under the 2001 Plan. Any shares of common stock that are subject to an award but are not used because the terms and conditions of the award are not met, or any shares that are used by participants to pay all or part of the purchase price of any option, may again be used for awards under the 2001 Plan.

     ADMINISTRATION

         The 2001 Plan is administered by a committee of not less than two nor more than five persons appointed by the board of directors, each of whom must be a director of Telenetics. The board of directors also may act as the committee at any time or from time to time. It is the intent of the 2001 Plan that it be administered in a manner such that option grants and exercises would be "exempt" under Rule 16b-3 of the Securities Exchange Act of 1934, or the Exchange Act.

         The committee is empowered to select those eligible persons to whom options shall be granted under the 2001 Plan, to determine the time or times at which each option shall be granted, whether options will be ISOs or NQOs, and the number of shares to be subject to each option, and to fix the time and manner in which each such option may be exercised, including the exercise price and option period, and other terms and conditions of such options, all subject to the terms and conditions of the 2001 Plan. The committee has sole discretion to interpret and administer the 2001 Plan, and its decisions regarding the 2001 Plan are final.

         The 2001 Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by the board of directors. The board of directors may not materially impair any outstanding options without the express consent of the optionee or materially increase the number of shares subject to the 2001 Plan, materially increase the benefits to optionees under the 2001 Plan, materially modify the requirements as to eligibility to participate in the 2001 Plan or alter the method of determining the option exercise price without shareholder approval. No option may be granted under the 2001 Plan after July 17, 2011.

     OPTION TERMS

         ISOs granted under the 2001 Plan must have an exercise price of not less than 100% of the fair market value of the common stock on the date the ISO is granted and must be exercised, if at all, within ten years from the date of grant. In the case of an ISO granted to an optionee who owns more than 10% of the total voting securities of Telenetics on the date of grant, such exercise price shall be not less than 110% of fair market value on the date of grant, and the option period may not exceed five years. NQOs granted under the 2001 Plan must have an exercise price of not less than 85% of the fair market value of the common stock on the date the NQO is granted.

         Options may be exercised during a period of time fixed by the committee except that no option may be exercised more than ten years after the date of grant and no option shall vest at less than 20% per year over a consecutive five-year period. In the discretion of the committee, payment of the purchase price for the shares of stock acquired through the exercise of an option may be made in cash, shares of Telenetics common stock or a combination of cash and shares of Telenetics common stock.

     FEDERAL INCOME TAX CONSEQUENCES

         NQOS
         ----

         Holders of NQOs do not realize income as a result of a grant of the option, but normally realize compensation income upon exercise of an NQO to the extent that the fair market value of the shares of common stock on the date of exercise of the NQO exceeds the exercise price paid. Telenetics will be required to withhold taxes on ordinary income realized by an optionee upon the exercise of a NQO.

         In the case of an optionee subject to the "short-swing" profit recapture provisions of Section 16(b) of the Exchange Act, the optionee realizes income only upon the lapse of the six-month period under Section 16(b), unless the optionee elects to recognize income immediately upon exercise of his or her option.

         ISOS
         ----

         Holders of ISOs will not be considered to have received taxable income upon either the grant of the option or its exercise. Upon the sale or other taxable disposition of the shares, long-term capital gain will normally be recognized on the full amount of the difference between the amount realized and the option exercise price paid if no disposition of the shares has taken place within either two years from the date of grant of the option or one year from the date of transfer of the shares to the optionee upon exercise. If the shares are sold or otherwise disposed of before the end of the one-year or two-year periods, the holder of the ISO must include the gain realized as ordinary income to the extent of the lesser of the fair market value of the option stock minus the option price, or the amount realized minus the option price. Any gain in excess of these amounts, presumably, will be treated as capital gain. Telenetics will be entitled to a tax deduction in regard to an ISO only to the extent the optionee has ordinary income upon the sale or other disposition of the option shares.

         Upon the exercise of an ISO, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the option price will be an "item of tax preference" for purposes of computing the optionee's alternative minimum tax for the year of exercise. If the shares so acquired are disposed of prior to the expiration of the one-year or two-year periods described above, there should be no "item of tax preference" arising from the option exercise.

     POSSIBLE ANTI-TAKEOVER EFFECTS

         Although not intended as an anti-takeover measure by the board of directors, one of the possible effects of the 2001 Plan could be to place additional shares, and to increase the percentage of the total number of shares outstanding, in the hands of the directors and officers of Telenetics. Such persons may be viewed as part of, or friendly to, incumbent management and may, therefore, under certain circumstances be expected to make investment and voting decisions in response to a hostile takeover attempt that may serve to discourage or render more difficult the accomplishment of such attempt.

         In addition, options may, in the discretion of the committee, contain a provision providing for the acceleration of the exercisability of outstanding, but unexercisable, installments upon the first public announcement of a tender offer, merger, consolidation, sale of all or substantially all of the assets of Telenetics, or other attempted changes in the control of Telenetics. In the opinion of the board of directors, such an acceleration provision merely ensures that optionees under the 2001 Plan will be able to exercise their options as intended by the board of directors and shareholders of Telenetics prior to any such extraordinary corporate transaction which might serve to limit or restrict such right. The board of directors is, however, presently unaware of any threat of hostile takeover involving Telenetics.

EMPLOYEE STOCK PURCHASE PLAN

     GENERAL

         Our 2001 Employee Stock Purchase Plan, or the Purchase Plan, was adopted by our board of directors effective as of July 17, 2001 and approved by our shareholders on August 8, 2001. The Purchase Plan was adopted to provide eligible employees of Telenetics and its affiliates with an incentive to advance the best interests of Telenetics by providing a method whereby they may voluntarily purchase common stock of Telenetics upon terms described in the Purchase Plan. A total of 500,000 shares of common stock are authorized for issuance under the Purchase Plan, and as of February 7, 2002, no shares had been issued under the Purchase Plan.

         The Purchase Plan is designed to be operated on the basis of six consecutive month offering periods commencing January 1 and July 1 of each year during the term of the Purchase Plan. The 2001 Purchase Plan terminates on July 1, 2011.

     SHARES SUBJECT TO THE PURCHASE PLAN

         Under the Purchase Plan, participants receive stock purchase rights to purchase shares of our common stock on the first day of each offering period. Stock purchase rights to purchase up to 500,000 shares of common stock may be granted under the Purchase Plan. No shares of common stock have been issued under the Purchase Plan to date.

     ADMINISTRATION

         The Purchase Plan is administered by a committee of the board of directors. The Purchase Plan may be amended, modified or terminated by the board of directors at any time without notice, and shareholder approval for any amendment or modification is not required except to the extent required by law or deemed necessary or advisable by the board of directors. However, written consent of an affected participant is required for an amendment, modification or termination that materially and adversely affects any rights or benefits of such participant or the obligations of Telenetics under any stock purchase right granted under the Purchase Plan prior to the effective date of the change.

     ELIGIBLE PARTICIPANTS

         All plan participants must be eligible employees. Eligible employees are all employees of Telenetics (or of any subsidiary of Telenetics that has been designated in writing by the committee) other than (i) employees customarily employed less than twenty hours weekly, (ii) employees whose customary employment is for not more than five months in any calendar year, and
(iii) employees who, immediately after a stock purchase right is granted, would be deemed for purposes of Section 423(b)(3) of the Internal Revenue Code of 1986, as amended, or the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of shares of Telenetics. As of February 7, 2002, Telenetics had approximately 62 employees, officers and directors eligible to participate in the Purchase Plan.

         An eligible employee may become a participant in the Purchase Plan by completing and filing a subscription agreement with us prior to the first day of the offering period to which it relates. The subscription agreement must set forth the amount or whole percentage of the eligible employee's compensation (which shall not be less than 1% and not more than 10% of such eligible employee's compensation) to be credited to the participant's account as contributions each pay period during the offering period. The committee may permit eligible employees to make separate contribution elections with respect to the bonus portion of their compensation.

         Telenetics or its designee shall maintain an account in the name of each participant. The percentage of compensation elected to be applied as contributions by a participant shall be deducted from the participant's compensation on each payday during the offering period. A participant may not make any additional payments to his or her account, and his or her account shall be reduced by any amounts used to pay the price of shares acquired, or by any other amounts distributed under the terms of the Purchase Plan.

         A participant may terminate his or her contributions during an offering period by completing and filing with us a written withdrawal form. A participant's termination from plan participation precludes the participant from again participating in the Purchase Plan during that offering period and during the next offering period if the termination occurred less than 30 days prior to the end of the offering period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding offering period, provided that the applicable eligibility and participation requirements are again then met.

         A participant may discontinue or otherwise change the level of his or her contributions (within plan limits) during an offering period by completing and filing with us a written change in contributions election form that shall be signed by the participant. A participant shall make no more than two such elections in any one offering period.

         Upon a participant's termination from employment with Telenetics or its affiliate for any reason or if a participant is no longer an eligible employee or if the participant elects to terminate contributions as described above, at any time prior to the last day of an offering period in which he or she participates, such participant's account shall be paid to him or her or in cash, or, in the event of such participant's death, paid to the person or persons entitled to payment under the Purchase Plan, and such participant's stock purchase right for that offering period automatically shall terminate.

     STOCK PURCHASE RIGHT TERMS, EXERCISE AND PAYMENT

         On the first day of each offering period, or a Grant Date, each eligible employee who is a participant during that offering period shall be granted a stock purchase right to purchase a number of shares of common stock. The stock purchase right shall be exercised on the last day of the offering period, or the Exercise Date. The number of shares subject to the stock purchase right shall be determined by dividing the participant's account balance as of the Exercise Date by the price per share. The price per share of the shares subject to a stock purchase right shall be the lesser of: (i) 85% of the fair market value of a share of common stock on the applicable Grant Date; or (ii) 85% of the fair market value of a share of common stock on the applicable Exercise Date. No fractional shares may be purchased under the Purchase Plan.

         Notwithstanding anything else contained in the Purchase Plan, a person who is otherwise an eligible employee shall not be granted any stock purchase right under the Purchase Plan to the extent (i) it would, if exercised, cause the person to own "stock" (as such term is defined for purposes of Section 423(b)(3) of the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of Telenetics or any affiliate, or (ii) such stock purchase right causes such individual to have rights to purchase stock under the Purchase Plan and any other plan of Telenetics qualified under Section 423 of the Code that accrue at a rate that exceeds $25,000 of the fair market value of the stock of Telenetics or of an affiliate (determined at the time the stock purchase right is granted) for each calendar year in which such right is outstanding. For this purpose, a right to purchase shares accrues when it first become exercisable during the calendar year. In determining whether the stock ownership of an eligible employee equals or exceeds the 5% limit set forth above, the rules of Section 424(d) of the Code relating to attribution of stock ownership shall apply.

         As soon as administratively practicable after the Exercise Date, we shall deliver to each participant or to a record keeping service a certificate representing the shares purchased upon exercise of the participant's stock purchaser right. If we are required but unable to obtain from any commission or agency authority to issue any such certificate, we shall be relieved from liability to any participant other than the return to the participant of the amount of the balance in his or her account.

     FEDERAL INCOME TAX CONSEQUENCES

         The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The following is a general outline of tax features, but we encourage each participant to seek specific advice from the participant's tax counsel.

         The amounts deducted under the Purchase Plan will be reportable by a participant as a part of his or her income for the year in which such amounts would otherwise have been paid to him or her. The participant will not have any additional taxable income at the time shares are purchased under the Purchase Plan, even though the purchase will be made for less than fair market value. A participant may have taxable income in the year in which a sale or other disposition is made, depending upon the circumstances.

         When a participant sells shares purchased under the Purchase Plan more than one year after the purchase date and more than two years after the first day of the offering period during which the shares were purchased or in the event of a participant's death (whenever occurring), then:

         o the excess of the fair market value on the date of sale over the amount paid for the shares, or the excess of the fair market value on the first day of the offering period over 85% of the fair market value of the shares on the first day of the offering period, whichever is smaller, will be treated as compensation taxable as ordinary income; and

         o the excess of the amount realized upon the sale over the sum of the amount paid for the shares and the amount of ordinary income recognized under the preceding bullet point will be treated as a long-term capital gain.

         In cases in which a participant has held shares for more than two years after the first day of an offering period and more than one year after the purchase date and the sales price is less than the amount paid for the shares, the participant will realize a long-term capital loss. When a participant sells shares purchased under the Purchase Plan less than two years after the first day of the offering period during which the shares were purchased or less than one year after the purchase date, then:

         o the excess of the fair market value on the date of purchase over the amount paid for the shares will be compensation taxable as ordinary income;

         o the excess (deficiency) of the amount realized upon the date of sale over the fair market value on the date of purchase will be a short-term capital gain (loss); and

         o we will be allowed a tax deduction in the amount of ordinary income described in the first bullet point above, if and to the extent such amount is an ordinary and necessary expense and satisfies the test for reasonable compensation.

         Under current law, there is a maximum federal tax rate of 20% for long-term capital gains. The deductibility of capital losses will continue to be subject to limitations.

         The provisions of the Code applicable to employee stock purchase plans and the disposition of shares acquired under a plan are complicated, and the foregoing description of the federal income tax effects is necessarily general in nature. We recommend consultation by each plan participant with his or her own personal tax advisor.

     RESTRICTIONS ON ISSUANCE, RESALE AND TRANSFER OF SHARES

         Shares shall not be issued with respect to a stock purchase right unless the exercise of the stock purchase right and the issuance and delivery of the shares complies with all applicable laws. If, in the opinion of counsel for Telenetics an investment representation is required under applicable law, we may require any person exercising a stock purchase right to represent and warrant that the shares subject to the stock purchase right are being acquired only for investment and without any present intention to sell or distribute the shares. Neither contributions credited to a participant's account nor any stock purchase rights or other rights with respect to the exercise of stock purchase rights or rights to receive shares under the Purchase Plan may be anticipated, alienated, encumbered, assigned, transferred, pledged or otherwise disposed of in any manner (other than by will, by the laws of descent and distribution or to a beneficiary designated under the Purchase Plan).

     POSSIBLE ANTI-TAKEOVER EFFECTS

         Although not intended as an anti-takeover measure by the board of directors, one of the possible effects of the Purchase Plan could be to place additional shares, and to increase the percentage of the total number of shares outstanding, in the hands of the directors and officers of Telenetics. Such persons may be viewed as part of, or friendly to, incumbent management and may, therefore, under certain circumstances be expected to make investment and voting decisions in response to a hostile takeover attempt that may serve to discourage or render more difficult the accomplishment of such attempt. The board of directors is, however, unaware of any present threat of hostile takeover involving Telenetics.

BOARD COMMITTEES

         The board of directors has a Compensation and Stock Option Committee and an Audit Committee. The board of directors does not have a nominating committee. Selection of nominees for the board of directors is made by the entire board of directors.

         The Compensation and Stock Option Committee makes recommendations to the board of directors concerning salaries and incentive compensation for employees and consultants of Telenetics and selects the persons entitled to receive options under our stock option and stock purchase plans and establishes the number of shares, exercise price, vesting period and other terms of the options granted under those plans. The Compensation and Stock Option Committee currently consists of Bradley L. Jacobs, Michael Armani and Dr. George Levy. The Compensation and Stock Option Committee was formed in August 2001 through the combination of our former Compensation Committee and Stock Option Committee. No executive officer of Telenetics has served as a director or member of the compensation committee of any other entity whose executive officers served as a director of Telenetics.

         The Audit Committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements for each interim period and reviews and evaluates our internal audit and control functions. The Audit Committee currently consists of Thomas Povinelli, Bradley L. Jacobs and Robert Schroeder.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         In March 2001, our board of directors set the compensation for Shala Shashani Lutz, our Chairman of the Board, President and Chief Executive Officer. On March 20, 2001, Ms. Lutz was granted a fully-vested five-year option to purchase up to 150,000 shares of common stock at an exercise price of $0.7188 per share, which was the closing price of a share of our common stock on that date. In addition, effective April 1, 2001, Ms. Lutz became entitled to receive a total annual salary of $160,000, which salary is being paid at the rate of $10,000 per month, with an additional accrual of $10,000 per quarter to be paid by us as our funds permit.

         David Stone, our Chief Financial Officer and Secretary, accepted effective as of April 19, 1999 a written employment offer under which he has received options to purchase up to 150,000 shares of common stock and as of December 31, 2001 was receiving an annual salary of $145,000. The offer provides for an opportunity to earn a bonus of $30,000 per year based upon our achievement of financial goals and two weeks paid vacation per year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 1995, SMC Group, a consulting and human resource company owned by Shala Shashani Lutz, who is a director of Telenetics and our Chairman of the Board, President and Chief Executive Officer, established a credit card merchant account for the exclusive benefit of Telenetics. We deposit into this account revenue received in the form of credit card charges. Funds deposited into this account are either transferred to our other bank accounts or otherwise expended for our benefit.

         In April 1999, we entered into an agreement with an unrelated party to lease a corporate and manufacturing facility located at 25111 Arctic Ocean, Lake Forest, California. In connection with the lease, Michael Armani, our then President and Chief Executive Officer, executed a performance guarantee of our obligations under the lease. If we were to default under the lease, Mr. Armani could be held liable for payment of our $175,000 tenant improvement allowance, all tenant improvement amounts in excess of $450,000, two years of base rent under the lease plus the landlord's brokerage commission expenses and costs of enforcing the guarantee.

         In April 1999, we sold 400,000 shares of Series A 7.0% Convertible Redeemable Preferred Stock at $1.75 per share and five-year warrants to purchase up to 400,000 shares of common stock at an exercise price of $1.875 per share to Dolphin Offshore Partners, L.P. in a private offering involving several investors. As a result of the offering, Dolphin Offshore Partners, L.P. became a beneficial owner of over five percent of our outstanding common stock. The Series A 7.0% Convertible Redeemable Preferred Stock had a liquidation preference of $1.75 per share. Each share initially was convertible into one share of common stock and holders were entitled to receive cumulative dividends at the rate of $0.1225 per share per year, payable quarterly. Based upon the public trading price of our common stock, all shares of Series A 7.0% Convertible Redeemable Preferred Stock automatically converted into shares of common stock in January 2000.

         Between May 1999 and August 1999, we conducted an exchange offer that was made to all 20 accredited holders of our $1,059,050 in principal amount of 10% Subordinated Unsecured Promissory Notes due 2000, or 10% notes, and related warrants to purchase up to 381,620 shares of common stock at an exercise price of $1.00 per share on or prior to September 30, 2000, or note warrants. The exchange offer gave each holder the opportunity to exercise the holder's note warrant in full by applying a portion of the principal amount of their 10% note toward and/or paying in cash the exercise price of the note warrant and to exchange the holder's 10% note for shares of our Series A 7.0% Convertible Redeemable Preferred Stock, or Series A Stock, at an exchange rate of one share of Series A Stock for each $1.75 principal amount of the 10% note converted and to receive a warrant to purchase 7,500 shares of common stock at an initial exercise price of $1.875 per share, exercisable through April 15, 2002, for each $25,000 in principal amount of the 10% note that was exchanged or applied toward the exercise of the holder's note warrant. The primary reason for the exchange offer was to afford the note holders an opportunity to exchange their notes into securities on similar terms to those offered to the investors in our April 1999 offering of Series A 7.0% Convertible Redeemable Preferred Stock offering. In the exchange offer, an aggregate of $314,550 of 10% notes, 125,820 note warrants and $36,000 in cash were exchanged by five holders for 128,313 shares of Series A Stock, 125,820 shares of common stock and 94,365 warrants to purchase common stock at an initial exercise price of $1.875. Other than Dr. George Levy, a director of Telenetics, none of the holders who participated in the exchange offer were employees or directors of Telenetics or its subsidiaries. Dr. Levy exchanged 10% notes totaling $175,000 for a total of 60,000 shares of Series A Stock and exercised warrants to purchase a total of 70,000 shares of common stock in exchange for the issuance of a warrant to purchase 52,500 shares of common stock at an initial exercise price of $1.875 per share. Based upon the public trading price of our common stock, Dr. Levy's shares of Series A Stock automatically converted into 60,000 shares of common stock in January 2000.

         In October 1999, SMC Group advanced $100,000 to us. This amount was payable upon demand, bore interest at a rate of 10% per year, was secured by the receivables, inventories and other assets of Telenetics under the terms of a security agreement, and has since been repaid in full.

         Between November 1999 and January 2000, we issued a total of $1,250,000 of 10% Subordinated Unsecured Promissory Notes due 2001, including two notes totaling $100,000 that were issued to our Chief Financial Officer and Secretary, David L. Stone. In this transaction, we issued to Mr. Stone two warrants to purchase a total of 100,000 shares of common stock at an exercise price of $1.75. We also issued notes totaling $75,000 to Philip Stone, the father of David Stone, and issued to Philip Stone a warrant to purchase 75,000 shares of common stock at an exercise price of $1.75. In addition, we issued a note for $25,000 and a warrant to purchase 25,000 shares at an exercise price of $1.75 per share to Dr. George Levy. In February 2000, conditions enabling us to call the warrants issued in this offering were met. Consequently, Messrs. Stone and Levy exercised their warrants in February 2000.

         In January 2000, in connection with our acquisition of all of the issued and outstanding shares of eflex Wireless, Inc., we issued a total of 750,000 shares of common stock, including 168,750 shares of common stock to Terry S. Parker, who subsequently served and resigned as a director of Telenetics and as our President and Chief Executive Officer, 168,750 shares of common stock to William Saunders, who subsequently served as an advisor to our board of directors, and 75,000 shares of common stock to John D. McLean, who subsequently served and resigned as our Chief Operating Officer. The acquisition agreement included an earnout provision for the issuance of up to an additional 6,000,558 shares of common stock, contingent on the successful implementation of the technology acquired and installation of related units prior to December 31, 2004. Messrs. Saunders and Parker each received a 22.5% interest in any shares issuable under the earnout, and Mr. McLean received a 10% interest in any such shares. We also issued options to purchase up to a total of 1,150,000 shares of common stock in connection with consulting and employment agreements entered into at the closing, including a five-year consulting agreement with Saunders & Parker, Inc., a company of which Messrs. Parker and Saunders each are Co-Presidents, directors and 50% shareholders, and a three-year employment agreement with John McLean. Under the Saunders & Parker consulting agreement, among other things Saunders & Parker were to receive a consulting fee if some conditions were met. In addition, under the terms of the Saunders & Parker consulting agreement, we issued an immediately exercisable option to purchase up to 600,000 shares of common stock at $1.75 per share. Under the John McLean employment agreement, Mr. McLean received an option to purchase up to 300,000 shares of common stock at $1.75 per share, vesting one-third at the closing and the balance in two equal annual installments. Mr. McLean exercised the option as to 100,000 shares in October 2000. In connection with the eflex transaction, Mr. Armani pledged to Saunders & Parker a total of 500,000 shares of common stock owned by Mr. Armani as security for repayment of a promissory note executed by Telenetics in favor of Saunders & Parker in the original principal amount of $136,445. The entire principal balance and all accrued interest due under the note was repaid in full. Also in connection with the eflex transaction, we issued to Mr. McLean a promissory note in the principal amount of $107,500 with an interest rate of 10% per year. In June 2000, Mr. McLean exchanged the outstanding principal and interest due under the note for 34,527 shares of common stock.

         In February 1999, Bradley L. Jacobs, who was then an advisor to the Company's Board of Directors and who became a member of the Company's board of directors in September 2000, received an option to purchase up to 100,000 shares of common stock at an exercise price of $2.18 per share, which option vests in five equal annual installments beginning February 11, 2000. Mr. Jacobs exercised the option as to 20,000 shares in May 2000.

         In January 2000, Mr. Jacobs and Dolphin Offshore Partners L.P. participated in our private placement of 10% Subordinated Unsecured Promissory Notes due 2001. Mr. Jacobs purchased a $50,000 note that was accompanied by warrants to purchase up to 50,000 shares of the Company's common stock at an initial exercise price of $1.75 per share, and Dolphin Offshore Partners L.P. purchased a $250,000 note that was accompanied by warrants to purchase up to 250,000 shares of common stock at an initial exercise price of $1.75 per share. In February 2000, conditions enabling us to call the warrants issued in connection with this offering were met. All of the warrants, including those held by Mr. Jacobs and Dolphin Offshore Partners L.P., were exercised.

         In June 2000, in consideration for intellectual property consulting services, Mr. Jacobs received an option to purchase up to 75,000 shares of common stock at an exercise price of $3.8125 per share, which option vests in three equal annual installments beginning June 13, 2000.

         During 2000, Ms. Lutz allowed us to borrow amounts up to $65,000 under a variable rate equity line secured by her own personal real property. As of February 7, 2002, the principal balance of our debt under this arrangement was $23,808.

         In October 1998, SMC Group invested $75,000 in our 10% Subordinated Unsecured Promissory Note offering. SMC Group received a warrant to purchase up to 30,000 shares of common stock at an exercise price of $1.00 per share. In October 2000, the principal balance of $75,000 was reinvested in a note bearing interest at the rate of 8% per year. Principal and accrued interest on these loans is due June 30, 2002.

         In August 2000, Ms. Lutz exercised a common stock purchase warrant to purchase up to 20,000 shares of common stock at $0.05 per share. The warrant had been issued to Ms. Lutz as of November 1998 in connection with her services to Telenetics as a non-employee director.

         In September 2000, Mr. McLean loaned to us $25,000, which amount did not bear interest and was due June 30, 2002. In June 2001, we issued 97,143 shares of common stock and two warrants to purchase up to 13,600 shares of common stock, each at exercise prices of $0.70 and $1.00 per share, to Mr. McLean in lieu of repayment of this loan and in lieu of reimbursement of approximately $43,000 in business expenses he incurred in the scope of his employment.

         In October 2000, Mr. Parker loaned to us $150,000, at an interest rate of 8% per year, with principal and all accrued interest due June 30, 2002.

         From time to time, Mr. Armani made non-interest bearing loans to himself for his own personal benefit while he was our President and Chief Executive Officer. At December 31, 2000, the total amount due to us under these loans was $222,946. Since that date and through February 7, 2002, the balance was reduced to $211,946 by payments of $11,000. We are negotiating with Mr. Armani regarding the execution of a separation agreement and general release. We contemplate that under the proposed arrangement, the balance of Mr. Armani's indebtedness would be reduced by $72,946, and Mr. Armani would execute a promissory note for the remaining balance of the indebtedness, with principal and interest at the rate of 6.75% per year due and payable in full after two years. We also contemplate that under the proposed arrangement, we would commit to indemnify Mr. Armani for any losses he incurs as a result of his personal guaranty of the lease of our principal offices and would grant to Mr. Armani five-year non-qualified options to purchase 300,000 shares of common stock at a per share exercise price of $0.45, which options would vest and become exercisable following Mr. Armani's full repayment of the note. In addition, we contemplate that the proposed arrangement would include a release of Mr. Armani from any liability associated with his actions and conduct as an officer and director of Telenetics that were within the scope of his authority and a release of us from any and all claims Mr. Armani may have against us prior to entry into the separation agreement and general release.

         In January 2001, we issued a 7% convertible subordinated debenture due January 2, 2003 in the principal amount of $2,115,000 to Dolphin Offshore Partners L.P. in a private offering. The holder may convert the debenture into common stock at any time. We may force conversion of the debenture after August 2, 2001 if at the time we desire to force conversion, the registration statement on which the shares of common stock underlying the debenture were registered is effective and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the date of forced conversion is at least $2.00.

         In January 2001, we issued a note in the principal amount of $325,000 to Dolphin Offshore Partners L.P. in a private offering. The note's original interest rate was 12% per year. Principal and all accrued interest under the note originally were due April 22, 2001 or upon any earlier demand by Dolphin Offshore Partners L.P.

         In February 2001, we granted to Terry Parker an option to purchase an aggregate of 750,000 shares of common. The option was scheduled to vest and become exercisable in one-third increments on February 16, 2001, March 8, 2001 and June 8, 2001, which increments were to have per share exercise prices of $1.031, $3.563 and $4.563, respectively. Upon Mr. Parker's resignation on March 20, 2001, the third increment lapsed.

         Effective June 29, 2001, we entered into a note modification agreement with Dolphin Offshore Partners L.P. Under the agreement, Dolphin Offshore Partners L.P. waived any default by us under the 7% convertible subordinated debenture that occurred through September 30, 2001. In addition, interest rates and payment dates on the debenture and the two outstanding notes due to Dolphin Offshore Partners L.P. were revised. Effective July 1, 2001, the interest rate of the 7% convertible subordinated debenture increased to 10% per annum, and the payment dates changed from semi-annual payments of interest in arrears on

January 2 and July 2 of each year to quarterly payments in arrears on March 2, June 2, September 2 and December 2 of each year. The maturity date of the $325,000 note was extended from April 22, 2001 to July 2, 2002. Also, the interest rate of the $325,000 note increased from 12% to 15% per annum for the period from October 1, 2001 to December 31, 2001, and increased from 15% to 18% per annum commencing on January 1, 2002. Effective July 1, 2001, the interest rate of the $250,000 note increased from 10% to 15% per annum, and we may be eligible for a waiver of interest that is scheduled to accrue on that note from January 1, 2002 to April 10, 2002 if we prepay the outstanding principal balance of the note on or before April 1, 2002 after providing advance notice to Dolphin Offshore Partners L.P. of our intent to prepay the balance.

         In June 2001, Mr. Dr. Levy exchanged a promissory note evidencing our debt to him in the principal amount of $25,000, for 35,714 shares of common stock and two warrants to purchase up to 5,000 shares of common stock, each at exercise prices of $0.70 and $1.00 per share.

         In June 2001, we entered into an agreement with Ms. Lutz regarding the extension of a $250,000 note dated December 30, 1997 that we owed to her. Under the agreement, the maturity date of the note was extended to January 2, 2003, and the interest rate was increased by 2% per annum to 12% per annum. Also, the note became fully transferable and also became convertible into common stock at the rate of $0.70 per share until the earlier of March 31, 2002 or, if our common stock trades at or above $1.40 for ten consecutive trading days, until the date, if any, that we elect to terminate the right to convert the note. In addition, Ms. Lutz received a three-year warrant to purchase 50,000 shares of common stock at an exercise price of $1.00 per share. The shares of common stock underlying the note and the warrant bear piggyback registration rights.

         On August 8, 2001, the board of directors approved the issuance of shares of common stock at the rate of $0.675 per share to the then current non-employee directors in lieu of payment to them of amounts outstanding and unpaid under the compensation program adopted in September 2000. The closing price of a share of common stock on August 8, 2001 was $0.46. An aggregate of 71,853 shares of common stock were issued to Ms. Lutz, Mr. Armani, Dr. Levy, Mr. Povinelli and Mr. Jacobs in lieu of payment to them of an aggregate of $48,500 in outstanding compensation.

         Effective as of August 1, 2001, we entered into a purchase agreement with Mr. Armani and Telewave Corporation, a company that is controlled by Mr. Armani. Under the agreement, Mr. Armani and Telewave Corporation purchased our patent application relating to an experimental product for the remote monitoring, flow management and diagnostics of certain equipment used in oil and gas fields. The purchase price for the patent application was equal to $1.00 plus a royalty equal to 2% of the gross revenues received by Mr. Armani, Telewave Corporation or any affiliate of Telewave Corporation or any person to whom Mr. Armani and/or Telewave Corporation transfers or licenses the patent application or the technology relating to the patent application during the period from August 1, 2001 to July 31, 2003. At any time on or before August 1, 2002, Mr. Armani or Telewave Corporation may pay us the sum of $250,000 in lieu of any and all royalty payments.

         Effective as of January 23, 2002, we issued $2,087,500 in principal amount of senior secured convertible promissory notes due January 23, 2005 to thirteen accredited investors, or the note investors, in a private placement in exchange for $1,975,000 cash and the cancellation of the principal balance of two outstanding promissory notes totaling $112,500 that were beneficially owned by Tag Kent Partners. Tag Kent Partners is a limited partnership whose general partner is Michael N. Taglich. Mr. Taglich is a selling security holder under this prospectus who is a principal of Taglich Brothers, Inc., the NASD-registered broker-dealer firm that acted as placement agent in connection with the January 23, 2002 private placement and in connection with two earlier private placements by Telenetics. In connection with the January 2002 private placement of the notes, we issued to seven principals and employees of Taglich Brothers, Inc., namely Michael N. Taglich, Robert F. Taglich,
Douglas P. Hailey, Vincent Palmieri, Richard Oh, Michael Brunone and
Robert Schroeder, who also is a director of Telenetics, immediately vested and exercisable five-year warrants, or the placement warrants, to purchase up to an aggregate of 473,743 shares of common stock at an initial exercise price of $0.52877 per share.

        We are or have been a party to various employment, consulting and compensation arrangements with related parties, as more particularly described above under the headings "Management--Compensation of Executive Officers," "Management--Compensation of Directors," and "Management--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

                     PRINCIPAL AND SELLING SECURITY HOLDERS

         As of February 7, 2002, a total of 27,573,428 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering by:

         o each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;

         o        each selling security holder;

         o        each of our directors;

         o each executive officer named in the Summary Compensation Table contained elsewhere in this prospectus; and

         o        all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying notes or preferred stock held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

         All of the shares of common stock being offered under this prospectus are issuable upon conversion of notes or upon exercise of warrants that were acquired by the selling security holders from us in connection with a private placement that we made effective as of January 23, 2002. In that private placement, we issued $2,087,500 in principal amount of senior secured convertible promissory notes due January 23, 2005 to thirteen accredited investors, or the note investors, in exchange for $1,975,000 cash and the cancellation of the principal balance of two outstanding promissory notes totaling $112,500 that were beneficially owned by Tag Kent Partners. Tag Kent Partners is a limited partnership whose general partner is Michael N. Taglich. Mr. Taglich is a selling security holder who is a principal of Taglich Brothers, Inc., the NASD-registered broker-dealer firm that acted as placement agent in connection with the January 23, 2002 private placement and in connection with two earlier private placements by Telenetics.

         The senior secured convertible promissory notes bear interest at an initial interest rate of 6% per year. If the market price, which is the average of the three lowest volume weighted average prices of our common stock during the 25 trading days immediately prior to conversion of a note is below the market price floor, which is $0.10, then the interest rate on the note will increase to 16% per year until the market price exceeds the market price floor by 20% for 20 consecutive trading days.

         The initial conversion price of the notes is equal to $0.44064 per share. Upon the earlier of May 23, 2002 or the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, the note investors may elect to use the alternate conversion price, provided the market price of our common stock is less than $0.55. The alternative conversion price is equal to the market price multiplied by the discount percentage, and is subject to a market price ceiling equal to the initial conversion price of $0.44064 and also is subject to the market price floor of $0.10 per share. The initial discount percentage is 85%. If the Securities and Exchange Commission does not declare effective the registration statement of which this prospectus is a part by June 23, 2002, the discount percentage will decrease by 0.1% for each day beyond May 23, 2002 that the registration statement is not effective. The conversion price also is subject to customary anti-dilution adjustments in connection with mergers, acquisitions, stock splits, dividends and the like.

         If the market price is below the market price floor for three months, the note investors may require us to repay the outstanding principal balance of the notes plus accrued but unpaid interest upon three months' notice to us. If a note investor seeks to convert a note at a price below $0.23 per share, we can redeem in whole or in part the principal amount presented for conversion. The note investors may require us to redeem the notes under customary redemption provisions or:

         o        if the registration statement of which this prospectus is a part is not declared effective by June 23, 2002;

         o if we notify any investor that we intend not to comply with proper requests for conversion;

         o if any representation or warranty made by us in connection with the private placement of the notes was untrue when made; or

         o if we breach any covenant or other term or condition of the transaction documents we entered into in connection with the private placement of the notes.

         If we conclude a private equity or equity-linked financing by January 23, 2004, the note investors may exchange their notes for securities issued in the new financing. The note investors also have a right of first offer to purchase all or part of any equity, equity-linked or debt financing occurring within 24 months after January 23, 2002. Exclusions from the right of first offer include the issuance of:

         o shares of common stock to strategic partners and/or in connection with a strategic merger or acquisition;

         o shares of common stock or options to purchase shares of common stock to employees, officers, directors, consultants and vendors in accordance with our equity incentive policies;

         o securities pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to January 23, 2002;

         o        securities in a public offering;

         o up to 100,000 warrants or options to purchase shares of common stock in connection with debt financing; and

         o securities in which the proceeds we receive would be used to prepay the outstanding principal balance of the notes and all accrued and unpaid interest on the notes.

         Concurrent with their purchase of the notes, the thirteen note investors received immediately vested and exercisable five-year warrants, or the note warrants, to purchase up to an aggregate of 3,553,075 shares of common stock at an initial exercise price of $0.44064 per share. The exercise price and the number of shares of common stock underlying the note warrants are subject to adjustment in connection with future offerings of common stock or securities that are exercisable or convertible into shares of common stock at a price per share below $0.44064. Through January 22, 2003, the warrants are exercisable for cash. After that date and through their expiration, the warrants will be exercisable either for cash or through a reduction in the shares received upon exercise under a cashless exercise provision.

         In connection with the private placement of the notes, we issued to seven principals and employees of NASD-registered broker-dealer Taglich Brothers, Inc., which employees included our director Robert Schroeder, immediately vested and exercisable five-year warrants, or the placement warrants, to purchase up to an aggregate of 473,743 shares of common stock at an initial exercise price of $0.52877 per share. The exercise price and the number of shares of common stock underlying the warrants are subject to adjustment in connection with future offerings of common stock or securities that are exercisable or convertible into shares of common stock at a price per share below $0.52877.

         Although each of the employees and principals of Taglich Brothers, Inc. is affiliated with a member of the NASD, each of those employees and principals has represented to us that it is not acting as an underwriter in this offering, it purchased or received the securities to be resold by it under this prospectus in the ordinary course of business, and at the time of such purchase or receipt it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

         We agreed to register for resale a total of 473,743 shares of common stock that may be issuable upon exercise of the placement warrants and a total of 20,000,000 shares of common stock that may be issuable upon exercise of the note warrants and upon conversion of the notes. The shares of common stock being offered under this prospectus include the full number of shares of common stock issuable upon exercise of the placement warrants and the note warrants without regard to the exercise limitations described below. The shares of common stock being offered by each note investor under this prospectus also include the note investor's pro rata portion of the difference between 20,000,000 and the number of shares issuable upon exercise of the note warrants without regard to the exercise limitations described below.

         The terms of the notes and the note warrants prohibit conversion of the notes or exercise of the note warrants to the extent that conversion of the notes would result in the note investor, together with its affiliates, beneficially owning in excess of 4.999% or 9.999% of our outstanding shares of common stock, and to the extent that exercise of the warrants would result in the note investor, together with its affiliates, beneficially owning in excess of 4.999% of our outstanding shares of common stock. A note investor may waive the 4.999% limitation upon 60 days' prior written notice to us. Also, these limitations do not preclude a note investor from converting or exercising a note or investor warrant and selling shares underlying the note or investor warrant in stages over time where each stage does not cause the note investor and its affiliates to beneficially own shares in excess of the limitation amounts. In light of the limitations contained in the notes and note warrants, the number of shares shown in the table as beneficially owned by each note investor prior to this offering has been limited to 4.999% of the shares of our common stock outstanding as of the date of the table.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed in the table below.

                                          SHARES BENEFICIALLY OWNED                         SHARES BENEFICIALLY
                                            PRIOR TO THE OFFERING                        OWNED AFTER THE OFFERING(1)
                                            ---------------------           SHARES       ---------------------------
      NAME OF BENEFICIAL OWNER             NUMBER         % OF CLASS    BEING OFFERED        NUMBER    % OF CLASS
      ------------------------             ------         ----------    -------------        ------    ----------
SDS Merchant Fund, L.P...................1,450,297 (2)       4.99%      14,371,257 (3)            --         --
Jeremy Bond................................198,576 (4)         *           479,042 (5)            --         --
John Bertsch...............................198,576 (4)         *           479,042 (5)            --         --
Gary Arnold................................198,576 (4)         *           479,042 (5)            --         --
Denis Fortin...............................198,576 (4)         *           479,042 (5)            --         --
Shadow Capital LLC.........................379,290 (6)       1.37%         479,042 (5)       180,714          *
E. H. Arnold...............................397,150 (7)       1.42%         958,084 (8)            --         --
David Random................................99,288 (9)         *           239,521 (10)           --         --
Joseph Regan................................99,288 (9)         *           239,521 (10)           --         --
Sanford Penn................................99,288 (9)         *           239,521 (10)           --         --
Michael N. Taglich.......................1,281,440 (11)      4.46%         363,144 (12)      574,235       2.05%
Robert F. Taglich..........................759,806 (13)      2.69%         363,144 (14)      536,896       1.92%
Tag Kent Partners..........................484,294 (15)      1.73%       1,077,844 (16)       37,500         *
Vincent Palmieri............................40,196 (17)        *             7,000 (18)       33,196         *
Richard Oh..................................66,699 (17)        *            20,000 (18)       46,699         *
Douglas P. Hailey..........................126,331 (17)        *           126,331 (18)           --         --
Michael Brunone.............................42,891 (17)        *            10,000 (18)       32,891         *
Robert Schroeder...........................183,151 (19)        *            63,167 (18)      119,984         *
Peter E. Salas, general partner of
   Dolphin Offshore Partners, L.P........9,316,679 (20)     28.63%              --          9,316,679     28.63%
Michael A. Armani........................2,202,001 (21)      7.96%              --          2,202,001      7.96%
Shala Shashani Lutz......................2,165,175 (22)      7.69%              --          2,165,175      7.69%
H. George Levy, M.D........................577,294 (23)      2.09%              --            577,294      2.09%
Bradley L. Jacobs..........................295,849 (24)      1.07%              --            295,849      1.07%
David L. Stone.............................256,500 (25)        *                --            256,500        *
Thomas Povinelli...........................225,442 (26)        *                --            225,442        *
All directors and executive officers
   as a group (7 persons) ...............5,905,412 (27)     20.43%          63,167 (18)     5,842,245     20.23%

---------------

*        Less than 1.00%
(1)      Assumes all shares being offered by all beneficial owners are sold.
(2) Represents the maximum aggregate number of shares of common stock underlying notes and warrants without waiver by the beneficial owner of 4.999% beneficial ownership limitations.
(3) Represents 11,818,152 shares of common stock underlying notes and 2,553,105 shares of common stock underlying note warrants. The address for SDS Merchant Fund L.P. is c/o SDS Capital Partners, One Sound Shore Drive, Greenwich, Connecticut 06830. Power to vote or dispose of the shares beneficially owned by SDS Merchant Fund L.P. is held by SDS Capital Partners, LLC, as general partner. Steve Derby is the managing member of SDS Capital Partners, LLC.
(4) Includes or represents 113,472 shares of common stock underlying notes and 85,104 shares of common stock underlying note warrants.
(5) Represents 393,938 shares of common stock underlying notes and 42,552 shares of common stock underlying note warrants.
(6) Represents 113,472 shares of common stock underlying notes, 85,104 shares of common stock underlying note warrants and 180,714 shares of common stock outstanding.
(7) Represents 226,943 shares of common stock underlying notes and 170,207 shares of common stock underlying note warrants.

(8) Represents 787,877 shares of common stock underlying notes and 170,207 shares of common stock underlying note warrants.
(9) Represents 56,736 shares of common stock underlying notes and 42,552 shares of common stock underlying note warrants.
(10) Represents 196,969 shares of common stock underlying notes and 42,552 shares of common stock underlying note warrants.
(11) Includes 56,736 shares of common stock underlying notes, 42,522 shares of common stock underlying note warrants, 123,623 shares of common stock underlying placement warrants, 484,106 shares of common stock underlying other warrants and 90,129 shares of common stock outstanding and held in the beneficial owner's 401(k) account. Also includes 255,311 shares of common stock underlying notes, 191,483 shares of common stock underlying note warrants, and 37,500 shares of common stock outstanding, all of which securities are beneficially owned by Tag Kent Partners, a selling security holder that is a limited partnership of which Michael N. Taglich is the general partner. Michael
         N. Taglich is a principal of Taglich Brothers, Inc.
(12) Represents 196,969 shares of common stock underlying notes, 42,552 shares of common stock underlying note warrants and 123,623 shares of common stock underlying placement warrants.
(13) Includes 56,736 shares of common stock underlying notes, 42,552 shares of common stock underlying note warrants, 123,622 shares of common stock underlying placement warrants, 446,773 shares of common stock underlying other warrants, and 90,123 shares of common stock outstanding and held in the beneficial owner's 401(k) account. Robert
         F. Taglich is a principal of Taglich Brothers, Inc.
(14) Represents 196,969 shares of common stock underlying notes, 42,552 shares of common stock underlying note warrants and 123,622 shares of common stock underlying placement warrants.
(15) Represents 255,311 shares of common stock underlying notes, 191,483 shares of common stock underlying note warrants, and 37,500 shares of common stock outstanding. Power to vote or dispose of the securities beneficially owned by Tag Kent Partners is held by Michael N. Taglich as the general partner.
(16) Represents 886,361 shares of common stock underlying notes and 191,483 shares of common stock underlying note warrants.
(17) Represents shares of common stock underlying placement warrants and/or other warrants. Beneficial owner is an employee of Taglich Brothers, Inc.
(18)     Represents shares of common stock underlying placement warrants.
(19) Represents 63,167 shares of common stock underlying placement warrants, 99,984 shares of common stock underlying other warrants and 20,000 shares of common stock underlying options.
(20) Includes 4,967,830 shares of common stock underlying convertible debentures. The address for Mr. Salas is 129 East 17th Street, New York, New York 10003.
(21) Includes of 40,000 shares of common stock underlying options and 40,000 shares of common stock underlying warrants. Mr. Armani is a director of Telenetics and is also our Chairman Emeritus. The address for Mr. Armani is 25111 Arctic Ocean, Lake Forest, California 90630.
(22) Includes 180,000 shares of common stock underlying options, 50,000 of common stock underlying warrants and 357,142 shares of common stock underlying convertible promissory notes. Ms. Lutz is a director of Telenetics and is also our Chairman of the Board, President and Chief Executive Officer. The address for Ms. Lutz is 25111 Arctic Ocean, Lake Forest, California 90630.
(23) Includes 66,500 shares of common stock held in trust and 10,000 shares of common stock held by Dr. Levy's spouse. Also includes 50,000 shares of common stock underlying options and 62,500 shares of common stock underlying warrants. Dr. Levy is a director of Telenetics.
(24) Includes a total of 170,000 shares of common stock underlying options. Mr. Jacobs is a director of Telenetics and also serves as a consultant to Telenetics.
(25) Includes 95,000 shares of common stock underlying options. Mr. Stone is our Chief Financial Officer and Secretary.
(26) Includes 50,000 shares of common stock underlying options granted to Mr. Povinelli, and 50,000 shares of common stock underlying an option granted to Gilman & Ciocia, Inc. (Nasdaq:GTAX), a corporation that is an NASD member and of which Mr. Povinelli is the President, Chief Executive Officer, a director and a major shareholder. Mr. Povinelli is a director of Telenetics and disclaims beneficial ownership of the option held by Gilman & Ciocia, Inc.
(27) Includes 1,327,793 shares of common stock underlying options, warrants and convertible promissory notes.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;
         o short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;
         o        transactions to cover short sales;
         o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;
         o        a combination of any of these methods of sale; or
         o        any other method permitted by applicable law.

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;
         o        a price related to the prevailing market price;
         o        at negotiated prices; or
         o a price the selling security holder determines from time to time.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of Telenetics or derivatives of Telenetics securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         Notwithstanding the above plan of distribution, the note investors have agreed that so long as no event of default has occurred and is continuing under the notes, neither the note investors nor their affiliates will undertake any special selling activities with respect to the shares being offered under this prospectus, including without limitation, any short sales.

         This prospectus does not cover the sale or other transfer of the notes or the warrants held by the selling security holders or the issuance of shares of common stock to the holders of the notes or the warrants upon conversion or exercise. If a selling security holder transfers its notes or warrants prior to conversion or exercise, the transferee of the notes or warrants may not sell the shares of common stock issuable upon conversion of the notes or upon exercise of the warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us.

         For the period a holder holds the notes or the warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the notes or upon exercise of the warrants. The terms on which we could obtain additional capital during the period in which the notes or the warrants remain outstanding may be adversely affected. The holders of the notes and the warrants are most likely to voluntarily convert their notes or exercise their warrants when the conversion price or exercise price is less than the market price for our common stock

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. Of the 5,000,000 authorized shares of preferred stock, 400 shares have been designated as Series A Convertible Preferred Stock, or Series A Preferred, and the remaining 4,999,600 shares are undesignated. As of February 7, 2002, there were 27,573,428 shares of common stock outstanding held by approximately 500 holders of record and 15.3 shares of Series A Preferred outstanding held by eleven holders of record. Our board of directors has approved an increase in the authorized number of shares of common stock from 50,000,000 shares of common stock to 100,000,000 shares of common stock and is preparing to submit such increase to our shareholders for approval. The following is a summary description of our capital stock.

     COMMON STOCK

         The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine, subordinate to any preferences that may be granted to the holders of preferred stock. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote.

         The common stock is not entitled to preemptive rights and may not be redeemed or converted. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our shareholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payment of all of our debts and liabilities and fulfillment of the rights of any outstanding class or series of preferred stock that has priority to distributed assets. The rights of holders of common stock are subordinate to those of holders of any series of preferred stock.

     PREFERRED STOCK

         Preferred stock may be issued from time to time in one or more series, and our board of directors, without action by the holders of common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock. The board of directors, without shareholder approval, can issue shares of preferred stock with rights that could adversely affect the rights of the holders of common stock. The issuance of shares of preferred stock could adversely affect the voting power of the holders of common stock and could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding common stock.

     SERIES A PREFERRED

         Liquidation Preference
         ----------------------

         Shares of Series A Preferred rank senior to common stock as to distributions of assets upon liquidation, dissolution or winding up of Telenetics, whether voluntary or involuntary. Shares of Series A Preferred have a liquidation preference of $10,000 per share. After payment in full of the liquidating distribution to which they are entitled, holders of Series A Preferred will not be entitled to any further participation in any distribution of our assets.

         Dividends
         ---------

         Shares of Series A Preferred do not bear any dividends.

         Voting Rights
         -------------

         Holders of Series A Preferred generally do not have voting rights, except that approval of not less than two-thirds of the then outstanding Series A Preferred is required in order for us to:

         o authorize or issue additional or other capital stock that is of senior or equal rank to the Series A Preferred in respect to preferences as to distributions and payment upon liquidation, dissolution and winding up of Telenetics;

         o authorize or make any amendment to our Restated and Amended Articles of Incorporation or bylaws or make any resolution of our board of directors with the California Secretary of State containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the holders of Series A Preferred relative to the holders of any other class of capital stock;

         o amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred;

         o directly or indirectly redeem, purchase or otherwise acquire from any person or entity other than a direct or indirect wholly-owned subsidiary of ours, or permit any subsidiary of our to engage in such a redemption, of any of our or our subsidiaries' capital stock or other equity securities or rights to acquire equity securities; or

         o directly or indirectly declare, pay or make any dividends or other distributions on common stock unless written notice has been given to holders of Series A Preferred at least 30 days prior to the earlier of the record date or payment for the dividend or distribution, or unless the dividend or distribution also is paid to holders of Series A Preferred and we meet certain financial tests after payment of the dividend or distribution.

         Voluntary Conversion
         --------------------

         Subject to the exceptions described below, a holder may convert shares of Series A Preferred into shares of common stock, rounded to the nearest whole share, on or after the earlier of 90 days after the date of issuance of the Series A Preferred, five days after the date, if any, that we receive notification from the Securities and Exchange Commission that there will be no review of the registration statement of which this prospectus is a part, or the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission. The number of shares of common stock issuable upon conversion of each share of Series A Preferred, or the conversion rate, is equal to $10,000 divided by the conversion price, where the conversion price is the lower of:

         o the fixed conversion price, or $2.775, which represents 120% of the closing bid price of our common stock on October 31, 2000; and

         o the floating conversion price, which is the amount obtained by multiplying the conversion percentage, which is initially 80%, by the average of the lowest three closing bid prices of our common stock for the 20 trading days immediately preceding the date of conversion.

         Appropriate adjustments to the fixed conversion price must be made to avoid dilution to the holders of Series A Preferred upon subdivision or combination of our outstanding common stock. Downward adjustments to the fixed conversion price and the conversion percentage may be required if the holders exercise their rights to void redemption notices they give in connection with a major transaction or a triggering event, as described below.

         If a holder submits a conversion notice and we do not issue shares of common stock that are registered for resale under the registration statement within seven business days after issuance is required under the certificate of determination, a holder can, in addition to pursuing any other remedies the holder may have:

         o void the holder's conversion notice and require us to return to the holder the shares of Series A Preferred that have not been converted in accordance with the notice;

         o require us to redeem from the holder the shares of Series A Preferred that have not been converted in accordance with the notice, at a price per share equal to the greater of $12,000 and the redemption rate as of the conversion date; or

         o if the failure is due to our not having a sufficient number of shares of common stock registered for resale and eligible for sale under the registration statement, require us to issue restricted shares of common stock to cover the conversion of the Series A Preferred that have not been converted in accordance with the notice.

         Mandatory Conversion
         --------------------

         On November 3, 2005, any shares of Series A Preferred that remain outstanding automatically will convert into shares of common stock at the then applicable conversion rate. In addition, if prior to November 3, 2005 the closing bid price of our common stock is at least $5.00 per share for 60 consecutive trading days, then all outstanding shares of our Series A Preferred automatically will convert into shares of common stock at the then applicable conversion rate.

         Restrictions Upon Conversion
         ----------------------------

         In no event, other than upon a mandatory conversion or a triggering event, is a holder of our Series A Preferred entitled to convert shares of Series A Preferred in excess of that number of shares of Series A Preferred that would cause the aggregate number of shares owned by the holder and its affiliates to exceed 4.99% of our outstanding shares of common stock following the conversion. In making this calculation, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, except that the aggregate number of shares of common stock beneficially owned by the holder and its affiliates shall include the number of shares of common stock then proposed to be issued upon conversion of Series A Preferred and shall exclude the number of shares of common stock underlying shares of Series A Preferred that are not then proposed to be converted.

         Redemption
         ----------

         If a major transaction or a triggering event occurs, then the holders of at least two-thirds of our Series A Preferred then outstanding have the right to require us to redeem their shares of Series A Preferred. In the case of a required redemption following a major transaction, the redemption price is the greater of $10,000 and the price calculated by applying the redemption rate as of the date of the public announcement of the major transaction. However, if the announcement was made after 1:00 p.m. Eastern Time or the exchange or market on which our common stock is traded is closed on the date of the announcement, then the redemption rate shall be determined as of the next date on which the exchange or market on which our common stock is traded is open . The redemption rate is equal to the conversion rate in effect as of the date of determination multiplied by the closing bid price of our common stock on that date. If we are required to redeem shares of Series A Preferred after a triggering event, the shares must be redeemed at a price per share equal to the greater of $12,500 and the price calculated by applying the redemption rate as of the date immediately preceding the date of the triggering event. Any amount paid over $10,000 per share will be treated as a preferred dividend.

         We have 30 days following receipt of redemption notices to pay the redemption price to each holder. Until the redemption price is paid to each holder, the holders of at least two-thirds of the Series A Preferred then outstanding, including shares of Series A Preferred submitted for redemption and for which the applicable redemption price has not been paid, shall have the option to void their redemption notices and require us to return their shares of Series A Preferred that have not yet been redeemed and reduce the fixed conversion price of the Series A Preferred.

         A major transaction includes a sale of all or substantially all of our assets, unless upon the completion of the sale of assets the holders of Series A Preferred receive cash equal to at least $12,500 for each share of Series A Preferred. A major transaction also includes the completion of a merger, reorganization, restructuring, consolidation or similar transaction by or involving Telenetics, except where:

         o        we are the survivor in the merger or consolidation;

         o holders of our capital stock immediately prior to a merger or consolidation own at least 50% of the outstanding capital stock of the surviving entity;

         o the sole purpose of the merger is to change the jurisdiction of our incorporation; or

         o holders of Series A Preferred receive cash equal to at least $12,500 for each share of Series A Preferred.

         Triggering events include:

         o failure of the registration statement of which this prospectus is a part to be effective or to cover the resale of all of the shares of common stock issued or issuable upon conversion of Series A Preferred at any time after May 29, 2001;

         o inability for shares of common stock issued or issuable upon conversion of Series A Preferred to be sold under the registration statement of which this prospectus is a part for any reason for any period of 90 consecutive days after May 29, 2001;

         o our failure to perform or observe any covenant, agreement or other provision in sections 2 or 8 of the certificate of determination for the Series A Preferred, which sections cover voting rights of the Series A Preferred and the reservation of sufficient shares of common stock for issuance upon conversion of the Series A Preferred;

         o issuance of notification by us to holders of Series A Preferred as a class of our intention not to comply with requests for conversion of shares of Series A Preferred;

         o our failure to perform or observe any covenant, agreement or other provision contained in the certificate of determination or in the agreements entered into in connection with the issuance of the Series A Preferred where the failure is not cured within 30 days after we know or should have known of the failure and the failure has had, or could reasonably be expected to have, a material adverse effect on us and our subsidiaries taken as a whole or on the Series A Preferred; and

         o determination that any of our representations or warranties contained in the securities purchase agreement and the registration rights agreement entered into in connection with the issuance of the Series A Preferred is false or misleading on or as of the date made and reflects or has had a material adverse effect on us and our subsidiaries taken as a whole or on the Series A Preferred.

         Purchase Rights
         ---------------

         If we grant, issue or sell any options, convertible securities, rights to purchase stock, warrants, securities or other property to the holders of our common stock in proportion to their ownership of our common stock, then the holders of Series A Preferred have the right to purchase that amount of the securities or other property that the holder of Series A Preferred would have been able to acquire if the holder had held the number of shares of common stock issuable upon full conversion of its Series A Preferred immediately before the date as of which the holders of our common stock are to be determined for the grant or issuance by us of the securities or other property.

     TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus will be passed upon by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

         The consolidated financial statements of Telenetics as of and for the year ended December 31, 2000 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, appearing elsewhere in this prospectus and are incorporated in this prospectus in reliance upon the report given upon the authority of BDO Seidman, LLP as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

         For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov. Our web site address is http://www.telenetics.com.

         All trademarks or tradenames referred to in this prospectus are the property of their respective owners.


                                             TELENETICS CORPORATION
                                          INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE
                                                                                                           ----
Consolidated Financial Statements As Of And For The Years Ended December 31, 2000 and 1999
------------------------------------------------------------------------------------------

Report of Independent Certified Public Accountants..........................................................F-2

Consolidated Balance Sheet for the year ended December 31, 2000.............................................F-3

Consolidated Statements of Operations for the years ended December 31, 2000 and 1999........................F-5

Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December 31, 2000 and 1999.........................................................................F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 1999........................F-8

Notes to Consolidated Financial Statements for the years ended December 31, 2000 and 1999...................F-11

Condensed Consolidated Financial Statements As Of And For The Three And Nine Months Ended September 30, 2001
------------------------------------------------------------------------------------------------------------

Condensed Consolidated Balance Sheet for the nine months ended
   September 30, 2001 (unaudited)...........................................................................F-39

Condensed Consolidated Statements of Operations for the three and nine months ended
   September 30, 2001 and 2000 (unaudited)..................................................................F-40

Condensed Consolidated Statement of Shareholders' Equity (Deficit) for the nine months ended
   September 30, 2001 (unaudited)...........................................................................F-41

Condensed Consolidated Statements of Cash Flows for the nine months ended
   September 30, 2001 and 2000 (unaudited)..................................................................F-42

Notes to Condensed Consolidated Financial Statements for the nine months ended
   September 30, 2001 (unaudited)...........................................................................F-45


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

The Board of Directors
Telenetics Corporation

We have audited the accompanying consolidated balance sheet of Telenetics Corporation and subsidiary as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telenetics Corporation and subsidiary at December 31, 2000 and the consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

The Company has suffered substantial recurring losses from operations and has a working capital deficiency. Management's plans in regard to these matters are described in Note 2.

                                           /S/ BDO SEIDMAN, LLP

                                           BDO SEIDMAN, LLP

Orange County, California
March 30, 2001, except as
    to Note 16 which is as of
    May 21, 2001

                             TELENETICS CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2000

                             ASSETS (NOTES 6 AND 7)

                                                                      (Restated)
Current assets:
   Cash                                                               $  144,690
   Accounts receivable, net of allowance for doubtful
   accounts of $329,209                                                1,515,734
   Receivable from related parties                                       225,048
   Inventories (Note 4)                                                2,886,458
   Prepaid expenses and other current assets                              81,054
                                                                      ----------

Total current assets                                                   4,852,984

Property, plant and equipment, net (Note 5)                            1,029,592
Investments in technology and other intangible assets, net of
   accumulated amortization of $90,661 (Note 3)                        2,951,017
Other assets                                                              63,228
                                                                      ----------

                                                                      $8,896,821
                                                                      ==========

                 See accompanying notes to financial statements.

                             TELENETICS CORPORATION
                     CONSOLIDATED BALANCE SHEET (CONTINUED)
                                DECEMBER 31, 2000

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                    (Restated)
Current liabilities:
   Revolving line of credit (Note 7)                               $    700,235
   Bank overdraft                                                        19,350
   Subordinated unsecured promissory notes (Note 9)                   1,040,468
   Current portion of obligation under capital leases (Note 13)          32,899
   Note payable (Note 3)                                                325,000
   Accounts payable                                                   3,240,047
   Accrued expenses                                                   1,586,031
   Advance payments from customers                                       48,013
                                                                   -------------

Total current liabilities                                             6,992,043

Related party debt (Note 8)                                             665,000
Obligation under capital leases, less current portion (Note 13)          47,025
                                                                   -------------

Total liabilities                                                     7,704,068
                                                                   -------------

Commitments and contingencies (Note 13)
Subsequent events (Notes 10 and 15)

Series A Convertible Preferred Stock; issued and
   outstanding 110 shares (aggregate liquidation of preference
   of $1,100,000) (Note 10)                                             939,000
                                                                   -------------

Shareholders' equity (Notes 3, 10 and 16):
   Preferred stock, no par value. Authorized 5,000,000 shares;
      110 shares issued and outstanding                                      --
   Common stock, no par value. Authorized 25,000,000 shares;
      issued and outstanding 16,434,611 shares                       25,890,832
   Subscriptions receivable                                            (111,250)
   Unearned compensation                                               (568,275)
   Accumulated deficit                                              (24,957,554)
                                                                   -------------

Total shareholders' equity                                              253,753
                                                                   -------------

                                                                   $  8,896,821
                                                                   =============

                 See accompanying notes to financial statements.

                             TELENETICS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                      2000             1999
                                                  -------------    -------------
                                                   (Restated)

Net sales (Note 14)                               $  8,298,547     $ 11,912,168
Cost of sales                                        6,750,523        8,138,558
                                                  -------------    -------------

Gross profit                                         1,548,024        3,773,610

Operating expenses:
  Selling, general and administrative                7,644,182        3,423,445
  Engineering and product development                2,906,257          807,199
  Legal and settlement costs                         2,357,156          192,181
                                                  -------------    -------------

Loss from operations                               (11,359,571)        (649,215)

Interest expense                                      (531,215)        (365,904)
Debt termination costs (Note 6)                         (9,874)         (96,154)
Other income                                                53              925
                                                  -------------    -------------

Loss before income taxes                           (11,900,607)      (1,110,348)

Income taxes (Note 11)                                   4,301              829
                                                  -------------    -------------

Net loss                                          $(11,904,908)    $ (1,111,177)
                                                  =============    =============

Basic and diluted loss per share (Note 12)        $      (0.82)    $      (0.12)
                                                  =============    =============

                 See accompanying notes to financial statements.

                                                       TELENETICS CORPORATION
                                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                               YEARS ENDED DECEMBER 31, 2000 AND 1999

                                       Preferred Stock            Common Stock
                                 -----------------------    ---------------------------     Unearned     Accumulated
                                  Shares       Amount         Shares         Amount       Compensation      Deficit        Total
                                 ----------  -----------    ------------   ------------   ------------   -------------  -----------
Balance at December 31, 1998            --   $       --       9,527,165    $11,102,382    $        --    $(11,610,638)  $  (508,256)

Series A Preferred Stock,
   common stock and warrants
   issued in connection with
   exchange offer (Note 10)        128,313      224,550         125,820        100,656             --              --      325,206
Series A Preferred Stock issued
   in private equity offering
   (Note 10)                       628,571      551,426              --        265,805             --              --      817,231
Series B Preferred Stock issued
   in connection with
   acquisition (Note 3)            128,571      249,106              --             --             --              --      249,106
Series C Preferred Stock issued
   in connection with
   acquisition (Note 3)            400,000      550,000              --             --             --              --      550,000
Stock issued in connection with
   acquisition (Note 3)                 --           --         110,594        190,000             --              --      190,000
Stock issued upon exercise of
   options (Note 10)                    --           --         160,000         25,600             --              --       25,600
Stock issued upon exercise of
   warrant (Note 10)                    --           --         180,000             --             --              --           --
Stock issued to complete
   transactions accounted for
   in prior years                       --           --         143,194             --             --              --           --
Stock issued for services               --           --          30,000         20,700                             --       20,700
Stock issued for employee
   bonuses                              --           --           7,000          4,970             --              --        4,970
Compensation for non-employee
   stock options (Note 10)              --           --              --        168,288             --              --      168,288
Employee stock options issued
   as compensation (Note 10)            --           --              --         33,840        (33,840)             --           --
Amortization of unearned
   compensation                         --           --              --             --         12,760              --       12,760
Warrants issued with
   subordinated promissory
   notes (Note 9)                       --           --              --          3,338             --              --        3,338
Dividends on preferred stock            --           --              --             --             --         (84,838)     (84,838)
Net loss                                --           --              --             --             --      (1,111,177)  (1,111,177)
                                 ----------  -----------    ------------   ------------   ------------   -------------  -----------

Balance at December 31, 1999     1,285,455   $1,575,082      10,283,773    $11,915,579    $   (21,080)   $(12,806,653)  $  662,928
                                 ==========  ===========    ============   ============   ============   =============  ===========

                                           See accompanying notes to financial statements.

                                                                F-6


                                         TELENETICS CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
                                 YEARS ENDED DECEMBER 31, 2000 AND 1999

                                  Preferred Stock                 Common Stock
                                ------------------------    ---------------------------      Equity
Notes 9 and 10                    Shares       Amount         Shares         Amount        Line Costs
---------------                 -----------  -----------    ------------   ------------   ------------
Balance at December 31, 1999     1,285,455   $1,575,082      10,283,773  $  11,915,579    $        --

Stock issued upon conversion
   of Series A, B and C
   Preferred Stock              (1,285,455)  (1,575,082)      1,579,021      1,575,082             --
Stock issued in private equity
   offering                             --           --         944,484      2,498,794             --
Stock issued in connection
   with acquisition (Note 3)            --           --         750,000      2,070,000             --
Stock issued upon exercise of
   options                              --           --         758,840      1,170,376             --
Stock issued upon exercise of
   warrants                             --           --       1,612,052      2,536,528             --
Reduction in subscriptions
   receivable                           --           --              --             --             --
Stock issued for services               --           --          46,441        182,566             --
Compensation for non-employee
   stock options and warrant            --           --              --        848,884             --
Employee stock and options
   issued as compensation               --           --          60,000        829,720             --
Amortization of unearned
   compensation                         --           --              --             --
Stock and warrants issued in
   connection with equity line          --           --         100,000      1,491,237     (1,602,607)
Stock and warrants issued for
   litigation settlement (Note
   13)                                  --           --         300,000        964,160             --
Warrants repriced in
   connection with sale of
   preferred stock                      --           --              --        206,065             --
Warrants issued with
   subordinated promissory
   notes                                --           --              --         31,134             --
Beneficial conversion feature
   of subordinated promissory
   notes                                --           --              --         70,080             --
Beneficial conversion feature
   of convertible preferred
   stock                                --           --              --         27,833             --
Dividends on preferred stock            --           --              --             --             --
Net loss                                --           --              --             --             --
                                -----------  -----------    ------------   ------------   ------------

Balance at December 31, 2000
   (as previously reported)             --           --      16,434,611     26,418,038     (1,602,607)
Revaluation of warrants (Note
   16)                                  --           --              --       (527,206)       527,206
Expense equity line costs
   (Note 16)                            --           --              --             --      1,075,401
                                -----------  -----------    ------------   ------------   ------------
Balance at December 31, 2000
   (as restated)                        --   $       --      16,434,611    $25,890,832    $        --
                                ===========  ===========    ============   ============   ============

continued below:



                                Subscriptions      Unearned       Accumulated
Notes 9 and 10                   Receivable      Compensation        Deficit           Total
---------------                 -------------   --------------    -------------    -----------
Balance at December 31, 1999    $         --    $     (21,080)    $(12,806,653)    $  662,928

Stock issued upon conversion
   of Series A, B and C
   Preferred Stock                        --               --               --             --
Stock issued in private equity
   offering                               --               --               --      2,498,794
Stock issued in connection
   with acquisition (Note 3)              --               --               --      2,070,000
Stock issued upon exercise of
   options                                --               --               --      1,170,376
Stock issued upon exercise of
   warrants                         (159,875)              --               --      2,376,653
Reduction in subscriptions
   receivable                         48,625               --               --         48,625
Stock issued for services                 --               --               --        182,566
Compensation for non-employee
   stock options and warrant              --               --               --        848,884
Employee stock and options
   issued as compensation                 --         (829,720)              --             --
Amortization of unearned
   compensation                                       282,525               --        282,525
Stock and warrants issued in
   connection with equity line            --               --               --       (111,370)
Stock and warrants issued for
   litigation settlement (Note
   13)                                    --               --               --        964,160
Warrants repriced in
   connection with sale of
   preferred stock                        --               --         (206,065)            --
Warrants issued with
   subordinated promissory
   notes                                  --               --               --         31,134
Beneficial conversion feature
   of subordinated promissory
   notes                                  --               --               --         70,080
Beneficial conversion feature
   of convertible preferred
   stock                                  --               --          (27,833)            --
Dividends on preferred stock              --               --          (12,095)       (12,095)
Net loss                                  --               --      (10,829,507)   (10,829,507)
                                -------------   --------------    -------------    -----------

Balance at December 31, 2000
   (as previously reported)         (111,250)        (568,275)     (23,882,153)       253,753
Revaluation of warrants (Note
   16)                                    --               --               --             --
Expense equity line costs
   (Note 16)                              --               --       (1,075,401)            --
                                -------------   --------------    -------------    -----------
Balance at December 31, 2000
   (as restated)                $   (111,250)   $    (568,275)     (24,957,554)      253,753
                                =============   ==============    =============    ===========


                        See accompanying notes to financial statements.


                                   TELENETICS CORPORATION
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                           YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                               December 31,   December 31,
                                                                  2000            1999
                                                              -------------   -------------
                                                               (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                   $(11,904,908)   $ (1,111,177)
   Adjustments to reconcile net loss to cash used in
     operations:
       Depreciation and amortization                               530,780         237,485
       Compensation for non-employee stock options                 848,884         168,288
       Amortization of unearned compensation for employee
         options                                                   282,525          12,760
       Provision for inventory obsolescence                             --           7,173
       Provision for doubtful accounts                             288,814              --
       Beneficial conversion rights related to subordinated
         notes                                                      70,080              --
       Stock issued for services                                    34,583          20,700
       Stock issued for employee bonuses                                --           4,970
       Impairment of intangible assets                             496,226              --
       Litigation settlements                                    1,415,761              --
       Warrants issued in connection with debt to equity
         conversion                                                  9,873          19,522
       Reduction of subscription receivable for services            32,363          75,041
       Common stock and warrants issued in connection with
         equity line                                               964,031              --
       Changes in operating assets and liabilities, net of
         business acquisitions:
           Accounts receivable                                    (228,917)        499,347
           Inventories                                            (744,612)      1,538,176
           Prepaid expenses and other current assets                34,761         (64,878)
           Other assets                                             (6,505)         (9,601)
           Accounts payable                                      1,735,023      (1,062,684)
           Accrued expenses                                        452,132         151,967
           Advance payments from customers                         (32,602)     (1,318,115)
                                                              -------------   -------------

Net cash used in operating activities                           (5,721,708)       (831,026)
                                                              -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                     (219,320)       (601,645)
   Payments for business acquisitions                             (237,595)       (639,054)
   Amounts collected from (advanced to) related parties            (61,426)        (52,260)
   Patent and trademark costs                                      (71,133)        (47,257)
                                                              -------------   -------------

Net cash used in investing activities                             (589,474)     (1,340,216)
                                                              -------------   -------------


                       See accompanying notes to financial statements.


                                    TELENETICS CORPORATION
                       CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                            YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                  December 31,   December 31,
                                                                      2000           1999
                                                                  ------------   ------------
                                                                   (Restated)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Bank overdraft                                                    (299,237)       293,477
   Net increase (decrease) in obligations under factoring
     agreement                                                             --       (289,627)
   Net proceeds from revolving line of credit                         (97,567)       797,802
   Repayments of convertible notes payable                           (414,563)            --
   Repayments of notes payable issued in connection with
     business acquisitions                                           (136,445)            --
   Proceeds from related party debt                                   340,000        163,000
   Repayments of related party debt                                  (110,000)       (40,553)
   Proceeds from subordinated promissory notes                      1,131,000        312,500
   Debt issuance costs                                                     --        (18,340)
   Equity line offering costs                                        (111,370)            --
   Proceeds from promissory note exchange offer                            --         35,820
   Repayment of obligation under capital leases                       (34,746)       (65,144)
   Proceeds from sale of common stock                               2,386,581             --
   Proceeds from subscription receivable                                   --        224,959
   Proceeds from exercise of stock options and warrants             2,874,669         25,600
   Dividends on preferred stock                                       (12,095)       (84,838)
   Proceeds from sale of preferred stock                              939,000        817,231
                                                                  ------------   ------------

Net cash provided by financing activities                           6,455,227      2,171,887
                                                                  ------------   ------------

NET INCREASE (DECREASE) IN CASH                                       144,045            645

Cash, beginning of period                                                 645             --
                                                                  ------------   ------------

Cash, end of period                                               $   144,690    $       645
                                                                  ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
   Interest                                                       $   328,687    $   292,445
                                                                  ============   ============
   Income taxes                                                   $     4,301    $       800
                                                                  ============   ============

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING
   ACTIVITIES:
   Issuance of common stock upon conversion of preferred stock:
     Class A                                                      $   775,976    $        --
     Class B                                                          249,106             --
     Class C                                                          550,000             --
                                                                  ------------   ------------
                                                                  $ 1,575,082    $        --
                                                                  ============   ============

                        See accompanying notes to financial statements.

                                             F-9


                                TELENETICS CORPORATION
                   CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                        YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                             December 31,  December 31,
                                                                 2000         1999
                                                              ----------   ----------
                                                              (Restated)
Common stock and warrants issued in connection with the
  settlement of litigation                                    $  964,160   $       --
                                                              ==========   ==========
Subordinated promissory note issued in exchange for
  related party note payable                                  $   62,500   $       --
                                                              ==========   ==========
Issuance of common stock upon conversion of debt  and
  accounts payable                                            $  820,343   $  100,656
                                                              ==========   ==========
Warrants issued in connection with issuance of
  subordinated promissory notes                               $   31,134   $    3,338
                                                              ==========   ==========
Subordinated promissory note issued in connection with
  acquisition                                                 $  325,000   $       --
                                                              ==========   ==========
Issuance of Series A 7% Convertible Redeemable Preferred
  Stock upon conversion of debt                               $      --    $  224,550
                                                              ==========   ==========
Issuance of common stock in connection with acquisitions      $2,070,000   $  190,000
                                                              ==========   ==========
Issuance of preferred stock in connection with acquisition    $       --   $  799,106
                                                              ==========   ==========
Property, plant and equipment acquired under capital leases   $   27,336   $  131,744
                                                              ==========   ==========
Beneficial conversion feature of preferred stock              $  835,000   $       --
                                                              ==========   ==========
Subscription receivable for exercise of warrant               $  159,875   $       --
                                                              ==========   ==========
Issuance of common stock and options to employees             $  829,720   $   33,840
                                                              ==========   ==========
Issuance of common stock in connection with private
  placement for reduction in accrued expenses                 $  112,213   $       --
                                                              ==========   ==========
Taglich warrants repriced in connection with sale of
  preferred stock                                             $  206,065   $       --
                                                              ==========   ==========

                    See accompanying notes to financial statements.

                                         F-10

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS

     Telenetics Corporation ("Telenetics" or the "Company") designs, produces and distributes a wide array of wired and wireless data transmission and network access products, and customer-specific communications products for customers around the world.

     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the financial statements of Telenetics Corporation and its wholly-owned subsidiary, eflex Wireless, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

     REVENUE RECOGNITION

     Revenue is recognized upon shipment, or receipt of the product by the customer, pursuant to the terms of the respective contractual arrangement. Cash received in advance of the delivery of products has been recorded as advance payments from customers in the accompanying consolidated balance sheet.

     RECEIVABLE FROM RELATED PARTIES

     Receivable from related parties is comprised primarily of advances to a former executive officer and director of the Company. Such advances are non-interest bearing and are payable upon demand.

     INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the assets (or lease term, if shorter), which range from three to eight years.

     Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

     DEBT ISSUANCE COSTS

     Costs related to the issuance of the subordinated promissory notes are capitalized and amortized over the term of the related debt.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     GOODWILL

     Goodwill represents the excess of the purchase price over net assets acquired through a business combination accounted for as purchase and is amortized on a straight line basis over its estimated useful life of five years.

     INVESTMENTS IN TECHNOLOGY AND OTHER INTANGIBLE ASSETS

     Investments in technology and other intangible assets are carried at cost less accumulated amortization which is calculated on a straight-line basis over estimated useful lives of five to seven years.

     LONG-LIVED ASSETS

     The Company reviews the carrying amount of its long-lived assets and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. For the year ended December 31, 2000, the Company determined that goodwill and investments in certain technology had been impaired. Accordingly, an aggregate of $496,226 has been included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

     PRODUCT WARRANTIES

     The Company provides warranties for certain of its products for periods of twelve to eighteen months. Estimated warranty costs are recognized at the time of the sale.

     INCOME TAXES

     The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     STOCK-BASED COMPENSATION

     The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans, unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

     EARNINGS (LOSS) PER SHARE AND SHARES OUTSTANDING

     Earnings (loss) per share is calculated pursuant to Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of the Company (see Note 12).

     The share and per share information has been adjusted for all periods presented to reflect a one-for-five reverse stock split which occurred on January 8, 1999.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2000 and 1999, the fair value of all financial instruments approximated carrying value.

     The carrying amounts of accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its related party debt and subordinated promissory notes approximate fair value because the interest rates on these instruments approximate market interest rates currently available to the Company.

     NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company currently does not engage in, nor does it expect to engage in, derivative or hedging activities and, accordingly, the Company anticipates there will be no impact to its financial statements.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

     In March 2000, the FASB issued interpretation No. 44 ("FIN 44") "Accounting for Certain Transactions Involving Stock Compensation", which addresses certain accounting issues which arose under the previously established accounting principles relating to stock-based compensation. The adoption of this interpretation did not have a material effect on the Company's consolidated financial position or results of operations.

     In July 2000, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This consensus provides guidance concerning under what circumstances a company should report revenue based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or (b) the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. Application of the provisions of this consensus did not change the Company's existing accounting policies.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CONCENTRATION OF CREDIT RISK

     Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

     The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history, and generally does not require collateral. Credit losses are provided for in the consolidated financial statements and consistently have been within management's expectations.

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to be consistent with the 2000 presentation.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

2.   LIQUIDITY

     The Company has suffered substantial recurring losses from operations and has a working capital deficiency. The Company must increase revenue and profitability and obtain additional equity and/or debt financing in order to continue to operate. The Company has taken certain actions in an effort to become profitable and improve cash flow from operations in the future. These actions include seeking new revenue opportunities (see Notes 13 and 15) and additional financing sources. Management continues to implement plans to increase revenues, reduce existing cost structures and improve operating efficiencies. There can be no assurance that management will be successful in the implementation of its plans.

3.   ACQUISITIONS

     On January 7, 2000, the Company issued 750,000 shares of common stock, with a fair market value of $2,070,000, in exchange for all the outstanding common stock of eflex Wireless, Inc. ("eflex"). The acquisition agreement includes a provision for the issuance up to an additional 6,000,558 shares of common stock, contingent upon the successful implementation of the acquired technology and installation of a specified number of units ending on the earlier of December 31, 2004 or the date upon which all shares of additional common stock have become issuable. In connection with the acquisition, the Company entered into certain employment and consulting agreements for periods up to five years with the principals of eflex, which resulted in the grant of 1,150,000 options at $1.75 per share, which was at a discount to market on the date of grant.

     The acquisition of eflex has been accounted for using the purchase method of accounting, with assets acquired and liabilities assumed recorded at their fair market values at the date of acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed of $2,571,016 represents the value of the technology acquired and is being amortized on a straight-line basis over the estimated useful life of seven years.

     Supplementary information related to the acquisition of eflex is as follows:

      Components of purchase price:
          Issuance of 750,000 shares of the Company's common stock           $ 2,070,000
          Acquisition costs                                                      139,396
                                                                             ------------

                                                                               2,209,396
          Fair value of liabilities assumed in excess of net assets acquired     361,620
                                                                             ------------

          Fair value of technology acquired                                  $ 2,571,016
                                                                             ============

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

3.   ACQUISITIONS (CONTINUED)

     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the business combination had occurred on January 1, 2000 and January 1, 1999, respectively:

      YEARS ENDED DECEMBER 31,                          2000            1999
      ------------------------                      -------------  -------------
                                                     (Restated)

      Total revenues                                $  8,298,547   $ 11,912,168
      Net loss                                       (11,904,908)    (1,422,237)
      Basic and diluted loss per share                     (0.82)         (0.15)

     The pro forma results of operations do not purport to be indicative of the results which would actually have been obtained had the acquisition occurred on the dates indicated or which may be obtained in the future.

     In April 2000, the Company entered into an agreement with Racon, Inc. ("Racon") to purchase certain assets related to its microwave business, as well as to assume certain liabilities in exchange for $50,000 in cash and a $325,000 convertible promissory note. The acquisition of Racon has been accounted for using the purchase method of accounting, with assets acquired and liabilities assumed recorded at their fair market values at the date of acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed of $53,863 represents goodwill and is being amortized on a straight-line basis over the estimated useful life of five years.

     At December 31, 2000, the cash payment had not been paid and the matter was subject to litigation (see Note 13). The convertible promissory note accrues interest at 7.5% and is payable in monthly installments of interest only through maturity on April 28, 2001, at which time all unpaid principal and interest are due. The note is convertible at the option of the holder into common stock at a price of $7.00 per share. The Company can mandate the conversion at $7.00 per share when the average closing price of the Company's common stock is at least $9.00 per share for ten consecutive trading days. Racon was a competitor of Sierra Digital Communications, Inc., an entity whose assets were acquired by the Company in July 1999. The pro forma effect of this asset purchase for the years ended December 31, 2000 and 1999 would not be materially different than the amounts reported in the accompanying statements of operations.

     On April 5, 1999, the Company entered into an agreement with Greenland Corporation to purchase its AirLink(TM) wireless technology and related intellectual property rights, as well as assume certain contracts in exchange for 128,571 shares of the Company's 1999 Series B Convertible Preferred Stock (Note 10). The 128,571 shares of Series B Convertible Preferred Stock were valued at $249,106 based on the market value of the underlying common stock on the acquisition date. The total consideration, including certain transaction costs, aggregated $262,677. During 2000, the Company determined that the value of this intangible asset was impaired. Accordingly, the unamortized balance was written off during 2000.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

3.   ACQUISITIONS (CONTINUED)

     Effective June 1, 1999, the Company acquired substantially all of the assets of Sunnyvale General Devices and Instruments, Inc. ("GDI") used in GDI's business of manufacturing communications equipment for the traffic control and transportation industries and assumed certain liabilities of GDI in exchange for $350,000 in cash and 400,000 shares of the Company's 1999 Series C 7.0% Convertible Preferred Stock. The acquisition has been accounted for using the purchase method of accounting, and accordingly, the results of operations of GDI since the acquisition date are included in the Company's 1999 statement of operations. The 400,000 shares of Series C Convertible Preferred Stock were valued at $550,000 based on the market value of the underlying common stock on the acquisition date. The cost in excess of the net assets acquired was $437,838 and was presented as goodwill in the 1999 balance sheet. During 2000, the Company determined that the value of this intangible asset was impaired. Accordingly, the unamortized balance was written off during 2000.

     Effective July 26, 1999, the Company entered into an agreement with Sierra Digital Communications, Inc. ("SDC") and certain of its shareholders, who also comprised SDC's senior secured lender and holders of priority wage claims against SDC. Pursuant to the agreement, the Company acquired the claims of the secured lender and holders of priority wage claims in exchange for $110,000 in cash and an aggregate of 110,594 shares of common stock that are subject to certain registration rights. Through those creditor rights, the Company acquired SDC's millimeter wave radio technology as well as certain other assets. No consideration was given for the rights of shareholders of SDC. In connection therewith, the Company acquired substantially all of the claims of unsecured creditors against SDC at substantial discounts. The 110,594 shares of common stock were valued at $190,000 based on the market value of the common stock on the acquisition date. The acquisition has been accounted for using the purchase method of accounting with the net assets acquired recorded at their fair values. The cost in excess of the net assets acquired was $262,193 and represents the value of the technology acquired. Such amount is included in investments in technology and other intangible assets and is being amortized on a straight-line basis over the estimated useful life of five years.

     During 2000, all shares of preferred stock issued pursuant to the 1999 asset purchase agreements were converted to common stock (see Note 10).

4.   INVENTORIES

     Inventories consist of the following:
                                                             December 31,
                                                                 2000
                                                             ------------

     Raw materials                                           $ 1,530,672
     Work-in-process                                             988,275
     Finished goods                                              367,511
                                                             ------------

                                                             $ 2,886,458
                                                             ============

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

5.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                             December 31,
                                                                 2000
                                                             ------------

     Furniture and fixtures                                  $   130,149
     Equipment                                                   733,696
     Leasehold improvements                                      477,878
     Assets held under capital lease obligations                 192,338
                                                             ------------

                                                               1,534,061

     Accumulated depreciation and amortization                  (504,469)
                                                             ------------

                                                             $ 1,029,592
                                                             ============

     Included in accumulated depreciation and amortization is $81,415 of amortization related to assets held under capital lease obligations at December 31, 2000.

6.   OBLIGATIONS UNDER FACTORING AGREEMENT

     In November 1997, the Company entered into a factoring agreement with a finance company to sell certain accounts receivable due to the Company from its customers. The finance company had a security interest in substantially all of the Company's assets. Advances were subject to a 15% per annum service fee and a 2.5% administrative fee on all accounts receivable purchased by the factor during the term of the agreement.

     In February 1999, the Company terminated the factoring agreement with the finance company and incurred $67,000 in costs relating to the termination of the agreement and the settlement of a related debt issuance obligation. Such amount is included in debt termination costs in the accompanying 1999 statement of operations.

7.   REVOLVING LINE OF CREDIT

     On April 2, 1999, the Company entered into a revolving line of credit agreement for borrowings of up to $3,000,000, which is collateralized by substantially all assets of the Company. Borrowings under this revolving line of credit are based on 80% of eligible accounts receivable. Interest is payable monthly at the greater of the bank's prime rate (9.5% at December 31, 2000) plus 3% or 12.5%, with all unpaid principal and accrued interest due October 2, 2001. At December 31, 2000, the Company had borrowings of $700,235 under the revolving line of credit and collateral availability of $334,438.

     The revolving line of credit contains various default provisions which include a subjective acceleration clause and certain non-financial covenants. At December 31, 2000, the Company was in a compliance with, or had obtained waivers for all such covenants.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

8.   RELATED PARTY DEBT

     A summary of related party debt follows:

                                                             December 31,
                                                                 2000
                                                             -----------

     Payable to SMC                                          $  390,000
     Payable to Frank Ribelin                                   100,000
     Payable to John McLean                                      25,000
     Payable to Terry Parker                                    150,000
                                                             -----------

                                                             $  665,000
                                                             ===========

     SMC AND SMC COMMUNICATIONS GROUP, INC.

     Since 1992, Shala Shashani (dba SMC Group) and SMC Communications Group, Inc. (which is owned and operated by Shala Shashani, the current President, Chief Executive Officer and Chairman of the Board of the Company) (collectively, "SMC") have advanced funds to the Company and have provided various products, services and facilities for the Company.

     In October 1998, the outstanding balance due to SMC was reduced by $150,000 in payment of the exercise price of a warrant for 300,000 shares of common stock. In addition, $125,000 of the outstanding SMC loan balance was converted into a subordinated promissory note with an attached warrant to purchase shares of common stock. The warrant was exercised immediately by converting $50,000 of the subordinated promissory note to common stock. The balance remaining at December 31, 1998 of $250,000 was incorporated into a note bearing interest at 10% with principal and interest due December 31, 1999, which subsequently was extended to June 30, 2002.

     In June 2000, SMC advanced $65,000 to the Company which is due June 30, 2002 and bears interest at 10%. In October 2000, $75,000 of a subordinated unsecured promissory note due September 2000 was converted to an 8% promissory note due June 30, 2002.

     Loans and obligations from SMC are secured by the receivables, inventories and other assets of the Company pursuant to a security agreement. During the years ended December 31, 2000 and 1999, the Company incurred interest of $38,734 and $26,376, respectively, on the loans from and obligations to SMC.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

8.   RELATED PARTY DEBT (CONTINUED)

     FRANK RIBELIN

     In connection with the acquisition of GDI in 1999, the Company hired the former president of GDI and assumed an obligation due to him in the amount of $25,762. The Company received an advance of $63,000 from Mr. Ribelin during November 1999. In January 2000, the Company repaid $10,000 of that advance and $62,500 of the obligation due was applied to a subscription under the offering of subordinated promissory notes (see Note 9). In February 2000, the remaining obligation of $16,262 and the $62,500 subordinated promissory note were applied to the exercise of warrants. From August to September 2000, Mr. Ribelin advanced an aggregate of $100,000 to the Company which is due June 30, 2002.

     JOHN MCLEAN

     In September 2000, John McLean, an executive of the Company, advanced the Company $25,000. The promissory note is non-interest bearing and is due June 30, 2002.

     TERRY PARKER

     In October 2000, Mr. Parker, who as at that time a director, President and Chief Executive Officer of the Company, advanced $150,000 to the Company which is due June 30, 2002 and bears interest at 8%.

9.   SUBORDINATED UNSECURED PROMISSORY NOTES

     Between November 1999 and January 2000, the Company issued $1,250,000 of 10% Subordinated Unsecured Promissory Notes due 2001, including notes aggregating $150,000 that were issued to a director and to an executive officer of the Company. The notes bear interest at 10% per annum and such interest is payable on a quarterly basis. All unpaid principal and accrued interest is due at maturity on May 15, 2001. Included with the sale of such notes were warrants to purchase one share of the Company's common stock for each dollar amount of the notes purchased for an aggregate of 1,250,000 shares. The warrants were exercisable at $1.75 per share, expire on November 15, 2002 and were callable by the Company upon the occurrence of certain events. The Company has ascribed an estimated fair value to the warrants aggregating $13,351 for the total offering and accordingly has discounted the subordinated unsecured promissory notes balance as of the date of issuance. Such discount is recognized as additional interest expense over the life of the notes. In February 2000, conditions enabling the Company to call the warrants issued in connection with this offering were met (see Note 10). All of the warrants were exercised for cash in the amount of $1,590,625, reduction in the subordinated promissory notes of $512,500 and subscriptions receivable of $84,375. After the exercise of warrants and repayments of $50,000, the aggregate amount of notes remaining outstanding at December 31, 2000 amounted to $687,500, before unamortized warrant valuation of $1,772.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

9.   SUBORDINATED UNSECURED PROMISSORY NOTES (CONTINUED)

     During September and October 2000, the Company issued $260,000 of 8% Convertible Subordinated Unsecured Promissory Notes due 2001. All unpaid principal and accrued interest is due at maturity on March 15, 2001. At the election of the holder, the notes may be converted into shares of the Company's common stock at a conversion price of $1.625 per share, which was at a discount to market on the date of grant. The Company has determined that the value of the beneficial conversion feature of the 8% Convertible Subordinated Unsecured Promissory Notes to be $70,080. In connection with the note offering, the Company issued two-year warrants to purchase 52,000 shares of common stock at an exercise price of $2.75 per share to the noteholders. The Company has ascribed an estimated fair value to the warrants aggregating $21,122 and accordingly has discounted the subordinated unsecured promissory notes balance as of the date of issuance. Such discount is recognized as additional interest expense over the life of the notes. The aggregate amount of notes remaining outstanding as of December 31, 2000 was $260,000, less unamortized warrant valuation of $12,930. At March 30, 2001, such notes remained outstanding and in default.

     During 1998, the Company issued $1,129,050 of Subordinated Unsecured Promissory Notes due 2000, including notes aggregating $314,500 which have been issued to certain executive officers and directors of the Company. The notes bear interest at 10% per annum and such interest is payable on a quarterly basis. All unpaid principal and accrued interest is due at maturity on September 30, 2000. Included with the sale of such notes were a total of 451,620 warrants to purchase the Company's common stock, exercisable at $1 per share and expiring September 30, 2000. The Company has ascribed an estimated fair value to these warrants aggregating $104,365 and accordingly has discounted the subordinated unsecured promissory notes balance as of the date of issuance. Such discount was recognized as additional interest expense over the life of the notes. During 2000, certain noteholders applied the principal amount of $197,238 of their notes, together with cash of $58,562, to exercise 255,800 warrants. In addition, $75,000 was converted to an 8% related party loan (see Note 8). The aggregate amount of notes remaining outstanding and in default as of December 31, 2000 was $107,700.

     As of December 31, 1998, the Company had a subscription receivable from a consultant aggregating $300,000 relating to the issuance of the subordinated promissory notes, of which $224,959 was received in cash and the remainder was applied against services rendered during 1999.

     The subordinated promissory notes include certain non-financial covenants and also restrict the Company's ability to declare and pay dividends and redeem or repurchase any of its common stock. The Company was in compliance with all covenants at December 31, 2000.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

9.   SUBORDINATED UNSECURED PROMISSORY NOTES (CONTINUED)

     EXCHANGE OFFER

     Between May 25 and August 11, 1999, the Company conducted an exchange offering ("Exchange Offering") involving holders of the Company's Subordinated Unsecured Promissory Notes due 2000 ("Notes") and related warrants ("Note Warrants"). The Exchange Offering gave each holder who was an accredited investor the opportunity to (i) exercise such holder's Note Warrant in full by applying a portion of the principal amount of the Note toward ("Exercise Adjustment") and/or paying in cash the exercise price and
     (ii) exchange the holder's Note for shares of the Company's Series A 7.0% Convertible Redeemable Preferred Stock (Note 10) at an exchange rate of one share of Series A 7.0% Convertible Redeemable Preferred Stock for each $1.75 principal amount of a Note following any Exercise Adjustment. In addition, each participating holder was issued one common stock purchase warrant ("Exchange Warrant") to purchase 7,500 shares of the Company's Common Stock at $1.875 per share, subject to adjustment, for each $25,000 in principal amount of a holder's Note prior to any Exercise Adjustment. The Exchange Warrants will expire on April 15, 2002. The Company has ascribed an estimated fair value to these warrants aggregating $19,522, which has been expensed in connection with the exchange offer. As a result of the Exchange Offering, an aggregate of $314,550 of Notes, 125,820 Note Warrants and $35,820 in cash were exchanged for 128,313 shares of Series A 7.0% Convertible Redeemable Preferred Stock, 125,820 shares of Common Stock and 94,365 Exchange Warrants (see Note 10).

10.   SHAREHOLDERS' EQUITY

     NEW PREFERRED STOCK

     During 2000, the Company had authorized 5,000,000 shares of preferred stock, no par value, of which 400 shares were designated as Series A Convertible Preferred Stock ("2000 Series A Preferred Stock"), and the remaining 4,999,600 shares were undesignated.

     The 2000 Series A Preferred Stock has a liquidation preference of $10,000 per share, and each share is initially convertible into one share of common stock, subject to certain adjustments, and is automatically convertible on the occurrence of certain events. The holders of the 2000 Series A Preferred stock are not entitled to receive dividends.

     If a major transaction or triggering event occurs, then the holders of at least two-thirds of the 2000 Series A Preferred Stock then outstanding have the right to require the Company to redeem their shares of 2000 Series A Preferred Stock for cash. In the case of a required redemption following a major transaction, the redemption price is the greater of $10,000 and the price calculated by applying the redemption rate, as defined, as of the date of the public announcement of the major transaction. Any amount paid over $10,000 per share will be treated as a preferred dividend. Due to the shareholders' right to receive cash upon certain events, the Company has classified the 2000 Series A Preferred Stock as mezzanine equity.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     PRIOR PREFERRED STOCK

     During 1999, the Company had authorized 5,000,000 shares of preferred stock, no par value, of which 756,884 shares were designated as Series A 7% Convertible Redeemable Preferred Stock ("1999 Series A Preferred Stock"), 128,571 shares were designated as Series B Convertible Preferred Stock ("1999 Series B Preferred Stock"), and 400,000 shares were designated as Series C 7% Convertible Preferred Stock ("1999 Series C Preferred Stock").

     During the year ended December 30, 2000, all shares of the 1999 Series A Preferred Stock, 1999 Series B Preferred Stock and 1999 Series C Preferred Stock were converted to common stock pursuant to various formula provisions set forth in the certificate of determination of rights, preferences, privileges and restrictions of each respective class of preferred stock, which provisions were all based on the public trading price of the Company's common stock. The provisions relating to the 1999 Series A Preferred Stock were met in January 2000 and those relating to the 1999 Series C Preferred Stock were met in March 2000. The conversion of the 1999 Series B Preferred Stock commenced in February 2000 and was adjusted in October 2000. As a result of the conversion of preferred stock, the Company issued an aggregate of 1,579,021 shares of common stock.

     The 1999 Series A Preferred Stock had a liquidation preference of $1.75 per share and each share was initially convertible into one share of common stock, subject to certain adjustments, and was automatically convertible on the occurrence of certain events. The holders of the 1999 Series A Preferred Stock were entitled to receive cumulative dividends at a rate of $0.1225 per share per year, payable quarterly, which dividends were subject to certain increases. The Company could have redeemed all of the outstanding shares of 1999 Series A Preferred Stock at a price of $2.00 per share plus all accrued and unpaid dividends at any time three years after issuance.

     The 1999 Series B Preferred Stock had a liquidation preference of $7.00 per share, which was subordinated to the liquidation preference of the Company's 1999 Series A Preferred Stock and on a parity with the liquidation preference of the Company's 1999 Series C Preferred Stock. The holders of the 1999 Series B Preferred Stock were not entitled to any dividends. Each share of the 1999 Series B Preferred Stock was initially convertible into one share of common stock, subject to certain adjustments, and was automatically convertible on the occurrence of certain events.

     The 1999 Series C Preferred Stock had a liquidation preference of $1.50 per share, which was subordinated to the liquidation preference of the Company's 1999 Series A Preferred Stock and on a parity with the liquidation preference of the Company's 1999 Series B Preferred Stock. Each share of 1999 Series C Preferred Stock was initially convertible into one share of common stock, subject to certain adjustments, voluntarily beginning on June 1, 2002 or automatically upon the occurrence of certain events. The holders of the 1999 Series C Preferred Stock were entitled to receive cumulative dividends at a rate of $0.105 per share per year, payable quarterly.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     PRIVATE EQUITY OFFERING OF PREFERRED STOCK

     In October and November 2000, the Company sold an aggregate of 110 shares of 2000 Series A Preferred Stock at $10,000 per share for aggregate net proceeds of $939,000 in a private equity offering. In connection with this offering, the Company issued five-year warrants to purchase 265,000 shares of common stock at an exercise price of $3.00 per share to the placement agent. The Company has ascribed an estimated fair value to the warrants issued in connection with this offering in the aggregate amount of $231,656.

     The conversion feature of the 2000 Series A Preferred Stock provides for a rate of conversion that is below market value. The investors have the right to convert the 2000 Series A Preferred Stock into common stock at the lower of (a) the fixed conversion price of $2.775, which represents 120% of the closing bid price of the Company's common stock on October 31, 2000 and (b) the floating conversion price, which is the amount obtained by multiplying the conversion percentage, which is initially 80%, by the average of the lowest three closing bid prices of the Company's common stock for the 20 days immediately prior to the date of conversion. On November 3, 2005, any shares of 2000 Series A Preferred Stock that remain outstanding will automatically convert into shares of common stock. In addition, if prior to that date the closing bid price of the Company's common stock is at least $5.00 per share for 60 consecutive trading days, then all outstanding shares of the 2000 Series A Preferred Stock will automatically convert into shares of common stock.

     The conversion feature is normally characterized as a "beneficial conversion feature." Pursuant to Emerging Issues Task Force No. 98-5 ("EITF 98-5"), the Company has determined the value of the beneficial conversion feature of the 2000 Series A Preferred Stock to be $835,000. The beneficial conversion feature is accreted from the date of issuance to the stated redemption date of November 3, 2005. Therefore, $27,833 has been accreted to retained earnings during 2000 which has increased the net loss applicable to common shareholders in the calculation of basic and diluted loss per share.

     DIVIDENDS ON PREFERRED STOCK

     During the years ended December 31, 2000 and 1999, the Company incurred and paid dividends aggregating $12,095 and $84,838, respectively, due on shares of the 1999 Series A Preferred Stock and 1999 Series C Preferred Stock.

     EQUITY DRAW DOWN FACILITY

     In June 2000, the Company and an investor entered into an equity draw down facility pursuant to which the investor committed to purchase up to $50,000,000 of the Company's common stock over an 18-month period. The Company must register the shares for resale prior to their issuance to the investor. To date, the Company has not registered the shares, therefore, the facility is not accessible. The Company periodically may request a draw of an amount between $250,000 and $3,000,000 of the commitment. On a weekly basis during the 22-day trading period designated in the draw down request, the amount of money that the investor will provide to the Company and the number of shares the Company will issue to the investor in return for that money will be settled based on the formula contained in the stock purchase agreement that established the equity draw down facility. The investor will receive a 10% discount to the market price for the 22-day period, which discount may be

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     increased under certain circumstances, and the Company will receive the settled amount of the draw down less a $1,500 escrow fee and a 6% placement fee payable to a placement agent that introduced the Company to the investor.

     In lieu of providing the investor with a minimum draw down commitment, the Company issued to the investor at the closing a five-year warrant to purchase up to 308,627 shares of common stock at an exercise price of $4.8602, which was 120% of the average stock price on the trading day immediately prior to the closing of the agreement. At each draw down settlement, if any, after $25,000,000 has been drawn down pursuant to the stock purchase agreement, the Company must issue to the investor a warrant to purchase up to a number of shares of common stock equal to 5% of the purchase price of such draw down divided by the average stock price on the trading day immediately prior to the date of settlement of the draw down, with such warrant having an exercise price equal to the lower of $4.8602 or 120% of the average stock price on the trading day immediately prior to the settlement date.

     Pursuant to the placement agent agreement, the Company issued to the placement agent at the closing of the stock purchase agreement a five-year warrant to purchase up to 308,627 shares of common stock at an exercise price of $4.8602 and agreed to issue additional warrants to the placement agent at the same times and on the same terms that additional warrants may be issued to the investor as described above.

     The Company ascribed an estimated value of the warrants issued in connection with this equity line and outstanding as of December 31, 2000 in the aggregate amount of $557,831. The Company also issued 100,000 shares of common stock to a finder in connection with this line, which was valued at $406,200. Such amounts, aggregating $964,031, have been expensed in the restated financial statements (See Note 16).

     PRIVATE EQUITY OFFERINGS OF COMMON STOCK

     In April 2000, the Company completed a private equity offering for the sale of 40,000 shares of common stock at $5.00 per share realizing $196,425 after costs of $3,575.

     From May to July 2000, the Company issued 616,912 shares of common stock for $3.25 per share. The Company issued warrants to purchase up to an aggregate of 81,200 shares of common stock to a finder in connection with this offering. Such warrants are exercisable at prices ranging from $3.812 to $4.18. The Company has ascribed an estimated fair value to the warrants issued in connection with this offering in the aggregate amount of $143,291. After costs of $147,091, the Company realized net cash proceeds of $1,745,660 from this offering as well as the satisfaction of debt in the amount of $112,213.

     In September and October 2000, the Company completed a private equity offering of an aggregate of 287,572 shares of common stock at $1.75 per share realizing $444,496 after costs of $58,755. In connection with the offering, the Company issued two-year warrants to purchase 71,893 shares of common stock at an exercise price of $3.25 per share. The Company has ascribed an estimated fair value to the warrants issued in connection with this offering in the aggregate amount of $17,659.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     In April 1999, the Company sold an aggregate of 628,571 shares of 1999 Series A Preferred Stock at $1.75 per share and five-year warrants ("Taglich warrants") to purchase up to 628,571 shares of common stock at an exercise price of $1.875 per share, subject to certain adjustments, in a private equity offering. The cash proceeds of this offering, net of commissions and offering costs, were $817,231. In connection with the offering, the Company also issued five-year warrants to purchase up to 62,857 shares of common stock at an exercise price of $2.10 per share to the placement agent. The Company has ascribed an estimated fair value to the warrants issued in connection with this offering in the aggregate amount of $265,805 and accordingly has discounted the Series A Preferred Stock balance as of the date of issuance.

     The Taglich warrants provide for an adjustment to the initial exercise price upon the occurrence of certain events. In October and November 2000, the Company issued 2000 Series A Preferred Stock which is convertible into shares of common stock at a price lower than the Taglich warrant's initial exercise price of $1.875. As a result of this triggering event, the warrants' conversion price was adjusted based on the 2000 Series A Preferred Stock conversion price. The number of Taglich warrants outstanding increased from 601,242 to 835,471 with a new exercise price of $1.35. The adjustment to the exercise price is calculated by multiplying the exercise price in effect prior to the adjustment by the number of shares of common stock purchasable immediately prior to such adjustment and then dividing the product by the exercise price resulting from such adjustment. The Company determined the incremental fair value attributable to the repriced warrants to be $206,065.

     In January 2001, the Company issued Convertible Subordinated Promissory Notes which are convertible into shares of common stock at a price lower than the warrants' previously adjusted exercise price. As a result of this triggering event, the warrants' conversion price was adjusted based on the Convertible Subordinated Promissory Note conversion price. The number of Taglich warrants outstanding will increase to 1,682,580 with a new exercise price of $0.67. The Company determined the incremental fair value attributable to the repriced warrants to be $598,391.

     STOCK OPTIONS AND WARRANTS

     Effective January 26, 2000, the Company's Board of Directors adopted the 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan is administered by a committee appointed by the Board of Directors which determines the receipts and terms of the options granted. The 2000 Plan provides that options granted may be either incentive stock options or non-qualified options. Options may be granted to eligible employees, directors and consultants to purchase shares of the Company's common stock at a price generally not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options (or 110% of the fair market value in the case of an optionee who holds more than 10% of the voting power of the Company on the date of grant) and not less than 85% of the fair market value for non-qualified stock options. The Plan provides for the granting of options for up to 427,000 shares of the Company's common stock. Subject to termination of employment, options may expire up to ten years from the date of grant.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     In August 1998, the Company's Board of Directors adopted the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan is administered by a committee appointed by the Board of Directors (the "Committee") which determines the recipients and the terms of the options granted. The Plan provides that options granted may be either incentive stock options or non-qualified options. Options may be granted to eligible employees, directors and consultants to purchase shares of the Company's common stock at a price generally not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options (or 110% of the fair market value in the case of an optionee who holds more than 10% of the voting power of the Company on the date of grant) and not less than 85% of the fair market value for non-qualified stock options. The Plan provides for the granting of options for up to 1,000,000 shares of the Company's common stock. Subject to termination of employment, options may expire up to ten years from the date of grant.

     The Company accounts for stock-based compensation for employees under the "intrinsic value" method. Under this method, no compensation expense is recorded for these plans and arrangements for current employees whose grants provide for exercise prices at or above the market price on the date of grant. Compensation expense for employees is recorded based on intrinsic value (excess of market price over exercise price on measurement date) which is accounted for as unearned compensation and is reflected as a separate component of shareholders' equity until earned. Unearned employee compensation is amortized to expense over the vesting period and the expense recognized amounted to $282,525 and $12,760 during 2000 and 1999, respectively.

     The Company accounts for stock-based compensation for non-employees using the fair value of the option award on the measurement date. Compensation for non-employee stock options are recorded in the period earned. The fair value of non-employee stock options and warrants granted in 2000 and 1999 totaled $2,536,681 and $289,279, respectively, of which $848,884 and $168,288 was earned and recorded during 2000 and 1999, respectively.

     A summary of stock option activity is as follows:

                                        NUMBER OF        PRICE PER         AGGREGATE      WEIGHTED AVERAGE
                                          SHARES           SHARE             PRICE         EXERCISE PRICE
------------------------------------------------------------------------------------------------------------
  Balance, December 31, 1998                760,000   $  1.06 - 1.25      $    734,800        $     .97

  Options granted                         2,195,000      0.01 - 5.50         4,860,000             2.21
  Options exercised                        (160,000)     0.01 - 0.25           (25,600)             .16
  Options forfeited/cancelled              (364,000)     0.25 - 2.50          (627,400)            1.72
------------------------------------------------------------------------------------------------------------

  Balance, December 31, 1999              2,431,000      0.71 - 5.50         4,941,800             2.03

  Options granted                         2,107,000      1.75 - 6.00         5,007,445             2.38
  Options exercised                        (758,840)     0.71 - 3.00        (1,170,376)            1.54
  Options forfeited/cancelled              (593,160)     1.25 - 5.50        (2,202,500)            3.71
------------------------------------------------------------------------------------------------------------

  Balance, December 31, 2000              3,186,000   $  0.71 - 6.00      $  6,576,369         $   2.06
============================================================================================================

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     The following table summarizes information with respect to stock options outstanding at December 31, 2000:

                           Options Outstanding                             Options Exercisable
                  -------------------------------------------------   --------------------------------
                                        WEIGHTED          WEIGHTED        NUMBER           WEIGHTED
                       NUMBER           REMAINING         AVERAGE      EXERCISABLE AT      AVERAGE
   RANGE OF        OUTSTANDING AT      CONTRACTUAL        EXERCISE      DECEMBER 31,       EXERCISE
EXERCISE PRICES   DECEMBER 31, 2000    LIFE (YEARS)        PRICE            2000            PRICE
------------------------------------------------------------------------------------------------------
$  1.05 to 1.90       2,222,000           5.46        $    1.54          1,324,333        $    1.59
   2.18 to 2.59         475,000           8.05             2.51            288,500             2.54
   3.00 to 3.81         389,000           7.05             3.45            238,650             3.22
   5.00                  50,000           9.00             5.00             50,000             5.00
   6.00                  50,000           1.50             6.00             50,000             6.00
------------------------------------------------------------------------------------------------------

$ 1.05 to 6.00        3,186,000           6.03        $    2.04          1,951,483        $    2.13
======================================================================================================

     If the Company had elected the fair value method of accounting for stock-based compensation, compensation cost would be accrued at the estimated fair value of all stock option grants over the service period, regardless of later changes in stock prices and price volatility. The fair value at date of grant for options granted during the year ended December 31, 2000 and 1999 has been estimated based on a modified Black-Scholes valuation model with the following assumptions: no dividend yield; expected volatility of 70% to 96% in 2000 and 41% to 54% in 1999, based on historical results; risk-free interest rates of 6.0% to 6.4% in 2000 and 5.7% in 1999; and average expected lives of 5 years in 2000 and 2.8 years in 1999.

     The weighted average fair value of the options granted during the years was $2.20 per share in 2000 and $0.40 per share in 1999.

     The following table sets forth the net loss and loss per share amounts for the periods presented as if the Company had elected the fair value method of accounting for stock options.

                                                  YEAR ENDED       YEAR ENDED
                                                  DECEMBER 31,    DECEMBER 31,
                                                     2000              1999
                                                 -------------    --------------
                                                   (Restated)

       NET LOSS
             As reported                         $(11,904,908)    $  (1,111,177)
                                                 =============    ==============
             Pro forma                           $(12,483,03      $  (1,328,592)
                                                 =============    ==============

       BASIC AND DILUTED LOSS PER SHARE
             As reported                         $      (0.82)    $       (0.12)
                                                 =============    ==============
             Pro forma                           $      (0.84)    $       (0.14)
                                                 =============    ==============

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     Additional incremental compensation expense includes the excess of fair values of options granted during the period over any compensation amounts recorded for options whose exercise prices were less than the market value at date of grant, and for any expense recorded for non-employee grants.

     All such incremental compensation is amortized over the related vesting period, or expensed immediately if fully vested. The above calculations include the effects of all grants in the periods presented. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net income
     (loss) in future years.

     A summary of the activity of common stock purchase warrants is as follows:

                                                                                     WARRANT PRICE
                                                                             -----------------------------
                                                              NUMBER OF        PER SHARE        TOTAL
                                                               SHARES
       Balance outstanding, December 31, 1998                    581,620     $ .25 - 1.000   $    431,620
       Warrants issued                                         1,098,293      1.75 - 2.100      2,034,380
       Warrants exercised                                       (325,820)      .25 - 1.000       (175,820)
                                                             ------------    --------------  -------------

       Balance outstanding, December 31, 1999                  1,354,093      1.00 - 2.100      2,290,180
       Warrants issued                                         2,649,076      1.35 - 5.000      7,431,738
       Warrants exercised                                     (1,612,052)     1.00 - 1.875     (2,536,528)
                                                             ------------------------------  -------------

       Balance outstanding, December 31, 2000                  2,391,117     $1.35 - 5.000   $  7,185,390
                                                             ============    ==============  =============

     Included in the warrants exercised during 1999 are 20,000 warrants which were surrendered in full settlement of the amount due upon exercise of 200,000 warrants. In connection with this transaction, the Company issued 180,000 shares of common stock.

     At December 31, 2000, the Company had reserved approximately 7,000,000 shares for issuance upon the exercise of outstanding stock options and warrants and conversion of convertible preferred stock.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     EMPLOYEE STOCK PURCHASE PLAN

     In July 1999, the Company's Board of Directors adopted the 1999 Employee Stock Purchase Plan, with shareholder approval. Eligible employees may authorize payroll deductions of up to 10% of their salary to purchase shares of the Company's common stock at 85% of the fair market value of common stock on the first or last day of the applicable purchase period. The Company had reserved 600,000 shares of common stock for issuance under this plan. No shares were issued during 2000 and 1999 under the Plan. Effective December 28, 2000, the Company terminated the Plan.

     RESTRICTIONS ON DIVIDENDS

     Pursuant to state law, the Company may be restricted from paying dividends to its holders of common stock as a result of its accumulated deficit as of December 31, 2000.

11.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 2000 and 1999 is comprised of the minimum current state income tax. Differences between the statutory and effective tax rates are primarily due to valuation allowances recorded to offset deferred tax benefits associated with net operating losses.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Components of the Company's deferred tax assets and liabilities are comprised primarily of the future tax benefit of the Company's net operating loss carryforward of approximately $5,116,000 at December 31, 2000. Such deferred tax asset is offset by a valuation allowance equal to the total net deferred tax asset balance.

     As of December 31, 2000, the Company has a federal net operating loss carryforward of approximately $12,000,000 which expires at various dates between 2007 and 2020 and a state net operating loss carryforward of approximately $5,000,000 which expires at various dates between 2001 and 2010.

     The utilization of the net operating loss carryforwards could be limited due to restrictions imposed under federal and state laws upon a change in ownership. The amount of the limitation, if any, has not been determined at this time. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of the Company's continued losses and uncertainties surrounding the realization of the net operating loss carryforwards, management has determined that the realization of deferred tax assets is not more likely than not. Accordingly, a valuation allowance equal to the net deferred tax asset amount has been recorded as of December 31, 2000.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

12.  LOSS PER SHARE

     The following table illustrates the computation of basic and diluted loss per share:

                                                     YEAR ENDED      YEAR ENDED
                                                    DECEMBER 31,    DECEMBER 31,
                                                       2000             1999
                                                   -------------   -------------
                                                    (Restated)
NUMERATOR:
Net loss                                           $(11,904,908)   $ (1,111,177)
Less: Preferred stock dividends                         (12,095)        (84,838)
         Preferred stock beneficial conversion
                 feature (Note 10)                      (27,833)             --
         Warrants repriced in connection with
           sale of preferred stock                     (206,065)             --
                                                   -------------   -------------

Loss applicable to common shareholders             $(12,150,901)   $ (1,196,015)
                                                   =============   =============

DENOMINATOR:
Weighted average number of common shares
   outstanding during the period                   $ 14,774,265    $ 10,048,264
                                                   =============   =============

Basic and diluted loss per share                   $      (0.82)   $      (0.12)
                                                   =============   =============

         The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants and the potential conversion of preferred stock because their effect was antidilutive due to losses incurred by the Company during the periods presented. See summary of outstanding stock options and warrants and discussion of convertible preferred stock in Note 10.

13.  COMMITMENTS AND CONTINGENCIES

     LEASES

     During 1999, the Company entered into an agreement with an unrelated party to lease a new corporate and manufacturing facility. The lease has an initial term of five years and one five-year option to extend. The lease also provides for certain options for the Company to purchase the building.

     The Company previously leased its facilities from SMC, an entity owned and controlled by the current President and Chairman of the Board of the Company, through August 1999. The annual rental was $54,000 and was increased to $78,000 on August 1, 1998.

     The Company has acquired certain furniture, fixtures and equipment under capital leases which are payable in various scheduled monthly installments through August 2002.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     Future minimum lease payments are as follows:

                                                      Operating      Capital
          YEARS ENDING DECEMBER 31,                     Leases         Leases
         ---------------------------                  ------------  ------------

         2001                                         $   304,033   $    38,425
         2002                                             309,456        34,826
         2003                                             316,923         9,934
         2004                                             188,069         3,516
         2005                                                  --         2,344
                                                      ------------  ------------

         Total minimum lease payments                 $ 1,118,481        89,045
                                                      ============

         Amount representing interest ranging from
              6.9% to 11.5%                                              (9,121)
                                                                    ------------

         Present value of future minimum capital
              lease obligations                                          79,924

         Current portion                                                (32,899)
                                                                    ------------

                                                                    $    47,025
                                                                    ============

     Total rent expense for the year ended December 31, 2000 and 1999 was approximately $375,600 and $196,900, respectively.

     ROYALTIES UNDER STRATEGIC AGREEMENT

     In July 1998, the Company entered into a ten-year Marketing and Technology Agreement ("Strategic Agreement") with Duquesne Light Company ("Duquesne"). The Strategic Agreement has the following objectives: (i) to jointly pursue the deployment of new technology developed by the Company; (ii) to validate the Company's new technology developments; and (iii) to take mutual advantage of the resulting technology advancements through joint efforts to market the Company's products.

     The Strategic Agreement provides, among other things, that Duquesne will consider the Company as its primary supplier of products for automated meter reading, substation automation and similar uses and Duquesne, along with the Company, will promote these products to other utility companies throughout the United States and abroad.

     Pursuant to the Strategic Agreement, the Company is obligated to pay certain royalties to Duquesne in connection with sales generated through Duquesne's effort. The Company incurred an obligation for royalties due under the agreement of approximately $23,000 and $42,000, in 2000 and 1999, respectively.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     MOTOROLA 202T MODEM AGREEMENT

     On June 1, 2000, the Company entered into a two-year Manufacturing License and Distribution Agreement with Motorola, Inc. through Motorola's Multiservice Networks division. The agreement establishes the terms and conditions under which Motorola gives the Company the non-exclusive right to manufacture and sell a Telenetics brand version of the Motorola Bell 202T modem. Pursuant to the agreement, the Company is obligated to pay certain royalties to Motorola in connection with the sale of such products. The Company commenced production and sales of a modified version of the Motorola Bell 202T modem during 2000, and incurred an obligation for royalties due under the agreement of approximately $37,000. Based on the successful performance of this agreement, the Company and Motorola entered into the "Motorola Sunrise Series Agreement."

     MOTOROLA SUNRISE SERIES AGREEMENT

     Effective as of October 25, 2000, the Company entered into a Manufacturing License and Distribution Agreement, or Motorola Agreement, with Motorola, Inc., through Motorola's Multiservice Networks Division. Under the terms of the Motorola Agreement, the Company obtained from Motorola a ten-year non-exclusive license to manufacture, market and further develop a series of Motorola commercial grade analog and digital data transmission and network access products. The Company has chosen to distribute these products under the name Sunrise Series through the worldwide network of certified resellers, system integrators, partners, original equipment manufacturers and other distribution channels, many of which are part of a worldwide distribution network developed by Motorola in connection with sales of its products, including the commercial-grade analog and digital transmission and network access products that were licensed to us through the Motorola Agreement. In exchange for the license relating to the Sunrise Series products, the Company has agreed, among other things, to make royalty payments to Motorola on sales of the licensed products during the two-year period that began on December 29, 2000. Pursuant to this agreement, the Company agreed to acquire certain inventories with an estimated value between $5,000,000 and $8,000,000, and certain property and equipment for $600,000. The Company began taking deliveries of these assets in January 2001. Based on this additional Motorola agreement, the Company entered in the "Comtel Agreement" to facilitate the manufacture of certain of the products covered by the Motorola Sunrise Series Agreement.

     COMTEL AGREEMENT

     On December 29, 2000, the Company entered into a Manufacturing Agreement (or "Comtel Agreement") with Comtel Electronics, Inc., a privately-held manufacturer based in Tustin, California. Under the Comtel Agreement, Comtel has agreed to act as a turnkey contract manufacturer of the majority of the Sunrise Series commercial data transmission and network access products that the Company licenses from Motorola. As part of this arrangement, Comtel has agreed to perform component purchasing, full product assembly, testing and preparation for shipment of both base products, which are of a generic type and are identical, and final products, which are specially configured or modified to fill a particular customer order or need. The Company will sell to Comtel equipment and components that Telenetics purchased from Motorola for the purpose of manufacturing the Sunrise Series products. In addition, Telenetics is loaning to Comtel testing

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     equipment needed in the manufacturing process. The Comtel Agreement provides that during each month beginning the third calendar month after commencement of manufacture of products by Comtel and continuing through the expiration or earlier termination of the Comtel Agreement, Telenetics will purchase from Comtel a minimum of $1,000,000 per month of Sunrise Series and other products manufactured by Comtel for Telenetics. The Comtel Agreement has an initial term of three years, expiring December 29, 2003, with automatic one-year renewals unless either party provides written notice of termination to the other party at least 180 days prior to the expiration of the then current term.

     EMPLOYMENT AGREEMENTS

     The Company has employment agreements with certain officers which provide for specified base salaries plus incentive compensation and other benefits.

     LITIGATION

     The Company is subject to certain legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exit. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

     On November 6, 2000, the Company entered into a Settlement Agreement and Mutual Release with Harvey Bibicoff, Bibicoff & Associates, Inc., David Landau, Linda Berglas, Peter Nitz, Sandra Nitz and Paul Springer. Under the agreement, the Company agreed to pay $300,000 in cash and issued an aggregate of 200,000 shares of common stock, with a fair market value of $350,000, and three-year warrants to purchase an aggregate of 150,000 shares of common stock at $1.92, which were valued at $82,616.

     On July 27, 2000, James R. Mills initiated an action in the United States District Court for the Northern District of Georgia (Atlanta) (Case No. 1:00-CV-1905-JEC) against Edward Didion, William Saunders, Terry Parker, eflex, Residential Utility Meter Services Inc., or RUMS, and Telenetics. eflex has been a subsidiary of Telenetics since January 2000. Messrs. Didion, Saunders and Parker are the former stockholders of eflex. Mr. Didion is a consultant to Telenetics, Mr. Saunders is a former advisor to the Company's board of directors, and Mr. Parker is a former director, President and Chief Executive Officer of Telenetics. Following a change in venue and a dismissal of some of Mr. Mills' claims, Mr. Mills filed a second amended complaint in the United States District Court for the Middle District of Florida (Tampa) (Case No. 8:00-CV-2283-T-27B) on March 7, 2001. The complaint relates to ownership rights and other actions taken regarding technology the Company acquired in the acquisition of eflex. The complaint includes allegations against RUMS for breach of contract and breach of fiduciary duty, allegations against Messrs. Saunders and Parker for tortious interference with property rights and contract, and allegations

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     against Telenetics and eflex for breach of contract and successor liability. Based upon an agreement among eflex, RUMS and Messrs. Saunders, Parker and Didion, Messrs. Saunders and Parker have some rights to indemnification by RUMS and Mr. Didion in connection with some of the allegations. Based upon the stock purchase agreement among Telenetics, eflex and Messrs. Saunders, Parker and Didion and John D. McLean, the Company's Chief Operating Officer, Telenetics has some rights to indemnification by Messrs. Saunders, Parker, Didion and McLean. The Company intends to vigorously defend this action. At this point, the Company cannot determine what impact, if any, the ultimate resolution of this matter would have on the consolidated financial position or results of operations.

     On June 27, 2000, Racon, Inc., a Washington corporation, and Daniel A. Blattman initiated an action in the King County Superior Court in the State of Washington (Case No. 00-2-17912-OSEA) against the Company alleging, among other things, breach of contract and default on a promissory note arising out of the Asset Purchase Agreement dated April 21, 2000 between the Company and Racon. The complaint seeks damages according to proof at trial in an amount not less than $50,000 with respect to Racon, and not less than $325,000 with respect to Mr. Blattman, plus an award of prejudgment and/or default interest and attorneys' fees. The Company recorded the liability for the $375,000 due under the Asset Purchase Agreement, but defended this action based on Racon's failure to deliver all of the assets acquired thereunder. The matter was settled in January 2001, by Racon delivering the remaining assets and the Company affirming its obligations under the contract.

     On September 28, 2000, Coleman & Co. Securities, Inc., a corporation, initiated an action before the American Arbitration Association (Case No. 13 113 00904 0) against the Company alleging, among other things, breach of contract for failure to issue shares of the Company's common stock in partial payment of a retainer, and the loss of profits that could have been realized on those shares during the year ended December 31, 2000. The contract at issue was for Coleman & Co. Securities, Inc. to be the exclusive investment advisor, private placement agent and investment banker for the Company, and obligated the Company to pay the retainer whether or not Coleman & Co. Securities, Inc. provided any actual services for the Company. The matter was settled by issuing the 50,000 shares of common stock at issue with a fair market value of $31,250, and executing a confession of judgment in the amount of $250,000, the liability for which has been fully recorded by the Company. The parties have agreed that the confession of judgment can be satisfied by the issuance of 200,000 shares of the Company's common stock provided that those shares are included in a Form S-3 Registration Statement declared effective by the Securities and Exchange Commission no later than June 15, 2001. If the Registration Statement is declared effective by June 15, 2001 and the closing bid price for the Company's common stock is less than $1.00 on that date, there is a cash price adjustment provision for the difference.

     On January 28, 2000 Aeris Communications, Inc., a California corporation, initiated an action in the United States District Court for the Northern District of California (Case No. C00-00328) against the Company alleging, among other things, patent infringement of two U.S. patents held by Aeris Communications. The alleged patent infringement relates to certain technology the Company acquired in connection with the acquisition of eflex Wireless, Inc. (Note 3). The court dismissed this

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     action on June 28, 2000. However, on October 10, 2000 Aeris Communications filed a second action based on the same allegations (Case No. C00-3727). The Company intends to vigorously defend this second action.

     On August 18, 1999, Drake & Drummond, a Nevada corporation owned and controlled by David Markowski with the involvement of his brother Michael Markowski, initiated an action in the Orange County Superior Court, Central (Case No. 813430) against the Company alleging, among other things, breach of contract, common count and declaratory relief arising out of a 1995 consulting agreement entered into between Drake & Drummond and the Company. The Company filed an answer to the complaint and a cross-complaint alleging, among other things, breach of contract based on total lack of performance and rescission based upon fraud. On May 18, 2000, Global Financial Group, Inc., a Nevada corporation controlled by Michael Markowski with the involvement of his brother David Markowski, initiated an action in the United States District Court, Southern District of New York (Case No. 00 CIV 3767) against the Company alleging, among other things, breach of contract, common count and declaratory arising out of a consulting agreement entered into between Global America, Inc. and the Company in connection with a 1987 public offering. The Company had in 1999, settled and satisfied a default judgment obtained by Texas Capital Securities, Inc. and Harbor Financial, Inc., corporate entities related in an undefined manner to Michael Markowski and his counsel, which had been obtained in. the United States District Court, Southern District of Texas (Houston Division) (Case No. H-99-1733). Accordingly, as of June 30, 2000 the Company entered into settlement agreement and mutual release that encompassed Michael and David Markowski, Drake & Drummond, Global Financial Group, Inc., and any other entity owned or controlled by the Markowski's.

     Pursuant to the settlement, Michael and David Markowski agreed to indemnify the Company against any claim, loss or expense arising from, or in any way connected to, them and the Company agreed to issue an aggregate of 50,000 shares of common stock, with a fair market value of $201,550, and five-year warrants to purchase an aggregate of 200,000 shares of common stock at $5.00, which were valued at $298,743.

     EMPLOYEE BENEFIT PLAN

     On January 3, 2001, the Company adopted an elective retirement 401(k) plan for eligible employees. All employees who meet certain service requirements are eligible to participate. Matching contributions are at the discretion of the Company. There was no matching contribution to the plan in fiscal 2000.

14.  MAJOR CUSTOMER AND SUPPLIER INFORMATION

     The Company had sales to one customer which accounted for approximately 10% of net sales for the year ended December 31, 2000. In addition, two suppliers which each accounted for approximately 11% of purchases for the year ended December 31, 2000.

     The Company had sales to one customer which accounted for approximately 51% of net sales for the year ended December 31, 1999. In addition, one supplier accounted for approximately 36% of purchases for the year ended December 31, 1999.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

15.  SUBSEQUENT EVENTS

     CONVERTIBLE SUBORDINATED PROMISSORY NOTES

     In January 2001, the Company issued $2,115,000 of Convertible Subordinated Promissory Notes to Dolphin Offshore Partners, L.P. ("Dolphin") in a private offering due 2003. The notes bear interest at 7% per annum and such interest is payable on a semiannual basis. In the event that the Company does not make the semiannual interest payment within fifteen days after the applicable interest payment date, the interest for such period will be increased to 15%. All unpaid principal and interest is due January 2, 2003. If a registration statement is not filed with the SEC by March 31, 2001, the Company shall pay in cash to the noteholders an amount equal to 3% of the face value of the outstanding notes for each thirty day period beyond March 31, 2001 until the registration statement covering such securities is filed with the SEC. If the registration statement is not declared effective by May 31, 2001, the Company shall pay in cash to the noteholders an amount equal to 2% of the face value of the outstanding notes for each thirty day period, or any part thereof, beyond May 31, 2001 until the registration statement covering such securities is declared effective. Notwithstanding the foregoing, the Company shall not pay more than 36% in the aggregate.

     At the election of the holder, the notes maybe converted into shares of the Company's common stock at a conversion price of $0.67 per share, which was at a discount to market value on the date of grant. The Company has determined that the beneficial conversion feature of the 7% Convertible Subordinated Promissory Notes will be approximately $943,000. The Company has the right to convert the outstanding notes into shares of common stock at the conversion price at any time after August 2, 2001.

     In connection with the private offering, the Company issued a note in the principal amount of $325,000 to Dolphin. The note bears interest at a rate of 12% per year. Principal and interest is due April 22, 2001 or upon any earlier demand by Dolphin.

     INGRAM MICRO AGREEMENT

     In March 2001, the Company entered into a stocking/distribution agreement with Ingram Micro Inc. Ingram Micro Inc., a leading wholesale provider of technology products and services, previously served as a stocking distributor for Motorola in connection with the products the Company has begun marketing under the Sunrise Series name. The agreement provides Ingram and its affiliates with the non-exclusive worldwide right to purchase, sell and ship to any reseller all computer products produced and/or offered by the Company during the term of the agreement. The agreement has an initial term of one year and will automatically renew for successive one-year terms unless earlier terminated by either party upon 30 days' prior written notice or immediately upon written notice in other limited circumstances. Although the agreement does not require Ingram to purchase any minimum amount or quantity of the Company's products, Ingram has agreed under the agreement to list the Company's products in Ingram's catalog, promote the products in a commercially reasonable manner, assist in product training and support and provide reasonable general product technical assistance to customers who purchase the products.

                             TELENETICS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

16.  RESTATEMENT OF FINANCIAL STATEMENTS

     The Company determined that it was not technically in compliance with certain provisions of its equity draw down facility at December 31, 2000. To date, lack of compliance with such provisions has not been cured or waived. Accordingly, the Company determined that the offering costs associated with entering into the contract underlying this facility should be expensed because of the uncertainty as to the Company's ability to utilize the equity line. The Company considers the amount associated with the offering costs to be material and therefore has restated its financial statements for the year ended December 31, 2000 to expense such offering costs. At December 31, 2000, after the $527,206 net effect of repricing warrants that were issued in connection with the equity line and were forfeitable at that date, these offering costs amounted to $1,075,401, including a remaining balance of $964,031 in the valuation of common stock and warrants issued in connection with the equity line. The impact of this restatement is to increase net loss from $10,829,507 to $11,904,908, net loss applicable to common shareholders from $10,869,435 to $12,150,901, and loss per share from $0.74 to $0.82, which per share computation also includes the preferred shareholder imputed dividend totaling $206,065 that resulted from the repricing of warrants in connection with the sale of preferred stock during 2000 that previously was inadvertently omitted. There is no impact on shareholders' equity as a result of this restatement.

                                       TELENETICS CORPORATION
                                CONDENSED CONSOLIDATED BALANCE SHEET
                                         SEPTEMBER 30, 2001
                                             (UNAUDITED)


                                               ASSETS
Current assets:
   Cash                                                                               $     42,417
   Accounts receivable, net of allowance for doubtful accounts of $227,251               2,192,254
   Inventories                                                                           6,392,529
   Prepaid expenses and other current assets                                               107,436
                                                                                      -------------

   Total current assets                                                                  8,734,636

   Property, plant and equipment, net                                                    1,004,427
   Receivable from related parties                                                         219,489
   Goodwill, net                                                                            35,458
   Investments in technology and other intangible assets, net                            3,021,418
   Debt offering costs, net                                                                997,290
   Other assets                                                                             80,418
                                                                                      -------------
                                                                                      $ 14,093,136
                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Bank overdraft                                                                     $    217,468
   Revolving line of credit                                                                     --
   Current portion of related party debt                                                   184,402
   Current portion of long-term debt                                                     1,231,899
   Accounts payable, including $2,745,669 due to Comtel                                  6,752,656
   Accrued expenses                                                                      1,423,626
   Advance payments from customers and unearned revenue                                    143,631
                                                                                      -------------

   Total current liabilities                                                             9,953,682

Related party debt, less current portion                                                   325,000
Notes payable, less current portion                                                        103,742
Subordinated debentures, principal amount of $2,190,000 net of discount                  1,558,932
Subordinated promissory notes, less current portion and net of discount                    134,316
Obligations under capital leases, less current portion                                      31,713
                                                                                      -------------

Total liabilities                                                                       12,107,385
                                                                                      -------------

Series A Convertible Preferred Stock; issued and outstanding 15 shares (aggregate
   liquidation preference of $150,000)                                                     130,397
                                                                                      -------------

Shareholders' equity:
   Preferred stock, no par value. Authorized 5,000,000 shares; 15 shares issued and
     outstanding                                                                                --
   Common stock, no par value. Authorized 50,000,000 shares; issued and outstanding
     27,501,570 shares                                                                  34,065,118
   Subscriptions receivable                                                                (75,500)
   Unearned compensation                                                                  (354,211)
   Accumulated deficit                                                                 (31,780,053)
                                                                                      -------------

Total shareholders' equity                                                               1,855,354
                                                                                      -------------
                                                                                      $ 14,093,136
                                                                                      =============

               See accompanying notes to condensed consolidated financial statements.

                                                F-39


                                              TELENETICS CORPORATION
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                   (UNAUDITED)

                                                   Three Months    Three Months    Nine Months     Nine Months
                                                       Ended          Ended           Ended           Ended
                                                  Sept. 30, 2001  Sept. 30, 2000  Sept. 30, 2001  Sept. 30, 2000
                                                   -------------   -------------   -------------   -------------
Net sales                                          $  6,607,803    $  2,310,837    $ 15,712,187    $  6,584,620
Cost of sales                                         4,522,342       1,715,348      11,603,906       4,537,880
                                                   -------------   -------------   -------------   -------------
Gross profit                                          2,085,461         595,489       4,108,281       2,046,740
Operating expenses:
   Selling, general and administrative
      (including Sunrise product start-up costs
   of
      $7,109 and $509,247 for the three and nine      1,193,983       1,448,520       4,756,541       4,195,716
      months ended Sept. 30, 2001 respectively)
   Engineering and product development                  467,355         893,027       1,476,334       2,145,103
   Severance costs                                           --         190,500           3,909         190,500
   Legal and accounting                                 229,575         391,410         616,112       1,100,588
                                                   -------------   -------------   -------------   -------------
Income (loss) from operations                           194,548      (2,327,968)     (2,744,615)     (5,585,167)

   Interest expense                                    (450,323)       (115,880)     (1,307,114)       (350,988)
   Litigation settlements                               (24,900)       (908,665)        (39,654)     (1,356,878)
   Loss on sale of assets                              (282,300)             --        (282,300)             --
   Debt termination costs                                    --              --        (109,849)             --
                                                   -------------   -------------   -------------   -------------
Loss before extraordinary gains                        (562,975)     (3,352,513)     (4,483,532)     (7,293,033)
Extraordinary gains                                     311,313              --         326,067              --
                                                   -------------   -------------   -------------   -------------
Loss before income taxes                               (251,662)     (3,352,513)     (4,157,465)     (7,293,033)
Income taxes                                                 --              --             800           1,600
                                                   -------------   -------------   -------------   -------------
Net loss                                           $   (251,662)   $ (3,352,513)   $ (4,158,265)   $ (7,294,633)
                                                   =============   =============   =============   =============

Loss per common share:
   Before extraordinary gains                      $       (.02)   $       (.22)   $       (.34)   $       (.51)
   Extraordinary gains                                      .01              --             .01              --
                                                   -------------   -------------   -------------   -------------
     Basic and diluted                             $       (.01)   $       (.22)   $       (.33)   $       (.51)
                                                   =============   =============   =============   =============
Common shares used in computing loss per
  common share:
     Basic and diluted                               26,986,858      15,551,388      20,877,452      14,232,247
                                                   =============   =============   =============   =============

                      See accompanying notes to condensed consolidated financial statements.

                                             TELENETICS CORPORATION
                       CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                                   (UNAUDITED)

                                               Preferred Stock             Common Stock
                                          -----------------------   ----------------------------     Equity
                                             Shares      Amount        Shares         Amount       Line Costs
                                          ----------   ----------   ------------   -------------   ------------
Balances at December 31, 2000 (as
   reported)                                     --    $      --     16,434,611    $ 26,418,038    $ (1,602,607)
Revaluation of warrants                                                                (527,206)        527,206
Expense equity line costs                                                                             1,075,401
                                          ----------   ----------   ------------   -------------   -------------
Balances at December 31, 2000 (as
 restated)                                       --           --     16,434,611    $ 25,890,832              --
Stock issued upon exercise of warrants                                5,012,959       1,016,127
Stock issued upon conversion of
 preferred stock                                                      4,414,295         808,603
Stock issued in satisfaction of debt                                    734,705         505,043
Stock issued as deposit on acquisition
 technology                                                             200,000         168,800
Stock issued for litigation settlement                                  616,000         197,800
Offering costs                                                                         (101,350)
Compensation for non-employee stock
 options and warrant                                                                    425,818
Amortization of unearned compensation                                                    (3,471)
Common stock issued for services                                         89,000          18,525
Warrants repriced in connection with
 debt transactions                                                                      719,279
Recovery on subscription receivable
Beneficial conversion feature of
 convertible debt                                                                     1,110,661
Warrants issued in connection with debt
 transactions                                                                           262,954
Beneficial conversion feature of
 convertible preferred stock                                                            711,913
Warrants repriced in connection with
 conversion of preferred stock (Note 10)                                              2,333,584
Net loss
                                          ----------   ----------   ------------   -------------   -------------
Balances at September 30, 2001                   --           --     27,501,570    $ 34,065,118    $         --
                                          ==========   ==========   ============   ============    =============

continued below:



                                          Subscriptions    Unearned     Accumulated
                                            Receivable   Compensation      Deficit        Total
                                            ----------   ------------   ------------   -------------
Balances at December 31, 2000 (as
   reported)                                $ (111,250)  $  (568,275)   $(23,882,153)  $    253,753
Revaluation of warrants                                           --
Expense equity line costs                                                 (1,075,401)            --
                                            -----------  ------------   -------------  -------------
Balances at December 31, 2000 (as
 restated)                                    (111,250)     (568,275)    (24,957,554)       253,753
Stock issued upon exercise of warrants                                                    1,016,127
Stock issued upon conversion of
 preferred stock                                                                            808,603
Stock issued in satisfaction of debt                                                        505,043
Stock issued as deposit on acquisition
 technology                                                                                 168,800
Stock issued for litigation settlement                                                      197,800
Offering costs                                                                             (101,350)
Compensation for non-employee stock
 options and warrant                                                                        425,818
Amortization of unearned compensation                        214,064                        210,593
Common stock issued for services                                                             18,525
Warrants repriced in connection with
 debt transactions                                                                          719,279
Recovery on subscription receivable             35,750                                       35,750
Beneficial conversion feature of
 convertible debt                                                                         1,110,661
Warrants issued in connection with debt
 transactions                                                                               262,954
Beneficial conversion feature of
 convertible preferred stock                                                (711,913)            --
Warrants repriced in connection with
 conversion of preferred stock (Note 10)                                  (1,952,321)       381,263
Net loss                                                                  (4,158,265)    (4,158,265)
                                            -----------  ------------   -------------  -------------
Balances at September 30, 2001              $  (75,500)  $  (354,211)   $(31,780,053)  $  1,855,354
                                            ===========  ============   =============  =============

                See accompanying notes to condensed consolidated financial statements.

                                       TELENETICS CORPORATION
                          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (UNAUDITED)

                                                                       Nine Months Ended September 30,
                                                                           2001            2000
                                                                       ------------   ------------
Cash flows from operating activities:
   Net loss                                                            $(4,158,265)   $(7,294,633)
   Adjustments to reconcile net loss to net cash used in operations:
     Depreciation and amortization                                       1,227,525        390,510
     Compensation for non-employee stock options                           425,818        516,529
     Amortization of unearned employee stock compensation                  210,593        211,894
     Stock, warrants and debt issued in connection with
       settlement of litigation                                            157,800      1,356,878
     Stock and warrants issued for services                                 18,525         63,406
     Provision for doubtful accounts                                        11,475        138,500
     Forgiveness of debt                                                  (326,067)            --
     Debt termination costs                                                     --          9,874
     Debt termination cost due to repricing of warrants                    109,849             --
     Loss on sale of assets                                                282,300             --
   Changes in operating assets and liabilities, net of business acquisition:
       Accounts receivable                                              (2,584,413)      (978,087)
       Inventories                                                       1,534,389       (893,028)
       Prepaid expenses and other current assets                           (34,568)      (100,929)
       Accounts payable                                                  1,079,343      1,060,242
       Accrued expenses                                                   (146,193)       477,713
       Advance payments from customers and unearned revenue                 95,618        (39,389)
                                                                       ------------   ------------
Net cash used in operating activities                                   (2,096,271)    (5,080,520)
                                                                       ------------   ------------

Cash flows from investing activities:
   Purchases of property, plant and equipment                              (34,445)      (136,350)
   Payments for business acquisitions                                           --       (184,395)
   Payments for license of certain Motorola products                    (1,787,884)            --
   Cash acquired from sublicense of Motorola products                    1,465,000             --
   Patent and trademark costs                                              (10,629)            --
   Other assets                                                                 --        (59,342)
   Amounts collected from (advanced to) related parties                      5,559        (59,335)
                                                                       ------------   ------------
Net cash used in investing activities                                     (362,399)      (439,422)
                                                                       ------------   ------------

               See accompanying notes to condensed consolidated financial statements.

                                   TELENETICS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                         (UNAUDITED)

                                                            Nine Months Ended September 30,
                                                                2001               2000
                                                            ------------       ------------
Cash flows from financing activities:
   Bank overdraft                                               198,118             53,967
   Net repayment of revolving line of credit                   (730,235)          (222,066)
   Repayments of obligation under capital leases                (15,312)                --
   Repayments of long-term debt                                      --           (211,451)
   Repayments of notes payable                                 (347,703)                --
   Repayments of related party debt                             (30,598)            80,000
   Proceeds of promissory notes                                 392,500                 --
   Proceeds from subordinated notes payable                   1,873,500          1,131,000
   Proceeds from exercise of warrants and options             1,016,127          2,841,567
   Proceeds of common stock offerings                                --          1,986,374
   Dividends on preferred stock                                      --            (12,095)
   Offering costs                                                    --            (94,230)
                                                            ------------       ------------
Net cash provided by financing activities                     2,356,397          5,553,066
                                                            ------------       ------------
Net increase (decrease) in cash                                (102,273)            33,124
Cash, beginning of period                                       144,690                645
                                                            ------------       ------------
Cash, end of period                                         $    42,417        $    33,769
                                                            ============       ============

           See accompanying notes to condensed consolidated financial statements.


                                         TELENETICS CORPORATION
                      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                              (UNAUDITED)

                                                                         Nine Months Ended September 30,
                                                                               2001           2000
                                                                           ------------   ------------
Supplemental disclosures of cash flow information:
Cash paid during the period for:
   Interest                                                                $    447,329   $    219,206
                                                                           ============   ============
   Income taxes                                                            $        800   $         --
                                                                           ============   ============

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock upon conversion of preferred stock:
       Series A (2000)                                                     $    808,603   $         --
       Series A (1999)                                                               --        775,976
       Series B                                                                      --        249,106
       Series C                                                                      --        550,000
                                                                           ------------   ------------
                                                                           $    808,603   $  1,575,082
                                                                           ============   ============
Issuance of common stock upon conversion of debt                           $    505,043   $    990,833
                                                                           ============   ============
Issuance of common stock and options for services                          $     18,525   $    701,291
                                                                           ============   ============
Issuance of common stock upon exercise of warrants pursuant to
   subscription agreements                                                 $         --   $    159,875
                                                                           ============   ============
Issuance of common stock and warrants for litigation settlements           $    197,800   $    905,278
                                                                           ============   ============
Valuation of warrants issued in connection with debt transactions          $    982,233   $     24,412
                                                                           ============   ============
Subordinated promissory note issued in exchange for related party note
   payable                                                                 $         --   $     62,500
                                                                           ============   ============
Issuance of common stock in connection with acquisition                    $    168,800   $  2,070,000
                                                                           ============   ============
Subordinated promissory note issued in connection with acquisition         $         --   $    325,000
                                                                           ============   ============
Issuance of common stock for services in connection with common stock
   offering in process                                                     $         --   $  1,208,098
                                                                           ============   ============
Beneficial conversion feature of convertible debt                          $  1,110,661   $         --
                                                                           ============   ============
Imputed dividend in connection with conversion of Series A (2000)
   convertible preferred stock                                             $  2,664,234   $         --
                                                                           ============   ============
Acquisition of inventory and equipment in connection with Motorola
   Sunrise Series agreement in exchange for debt                           $  3,591,111   $         --
                                                                           ============   ============
Sales of Sunrise Series products to Motorola in exchange for reduction
   of acquisition debt                                                     $  2,482,122   $         --
                                                                           ============   ============
Inventory transferred in connection with Comtel Agreement in exchange
   for receivable                                                          $  3,590,501   $         --
                                                                           ============   ============
Accounts receivable transferred to Comtel in satisfaction of obligations
   incurred for acquisition of finished goods inventory                    $  2,431,076   $         --
                                                                           ============   ============

                 See accompanying notes to condensed consolidated financial statements.

                             TELENETICS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

1.       Basis of Presentation and Business
         ----------------------------------

         The accompanying condensed consolidated financial statements have been prepared by Telenetics Corporation (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. The unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary to fairly state the financial position as of September 30, 2001 and the results of operations and cash flows for the related interim periods ended September 30, 2001 and 2000. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001 or for any other period.

         The accounting policies followed by the Company and other information are contained in the notes to the Company's financial statements filed on June 14, 2001 as part of Amendment No. 1 to the Company's annual report on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

2.       Liquidity
         ---------

         The Company has suffered substantial recurring losses from operations and has a working capital deficiency. The Company must increase revenue and profitability and obtain additional equity and/or debt financing in order to continue to operate. The Company's revolving line of credit was terminated during the quarter ended September 30, 2001 (see Note 14). The Company has taken actions in an effort to become profitable and improve cash flow from operations in the future. These actions include seeking new revenue opportunities and additional financing sources. Management continues to implement plans to increase revenues, reduce existing cost structures and improve operating efficiencies. There can be no assurance that management will be successful in the implementation of its plans.

         The Company has been, and currently is, working toward identifying and obtaining a new credit facility. However, the Company does not currently have any commitments for additional financing. Deteriorating global economic conditions and the effects of ongoing military actions against terrorists may cause prolonged declines in investor confidence in and accessibility to capital markets. Any future financing may cause significant dilution to existing shareholders. Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict the Company's flexibility.

         If adequate funds are not available, the Company may also be required to delay, scale back or eliminate portions of its operations and product development efforts or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of proprietary technology and other important assets and could also adversely affect the Company's ability to fund continued operations and product development efforts that historically have contributed significantly to the Company's competitive advantage.

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

3.       New Accounting Pronouncements
         -----------------------------

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect that SFAS 141 will have a material impact on our financial position or results of operations.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" ("SFAS 142"), which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company has not yet completed its evaluation of the impact of SFAS 142 on its financial position or results of operations.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and generally, is to be applied prospectively.

4.       Adjustments to Prior Year Financial Statements
         ----------------------------------------------

         The Company determined that it was not technically in compliance with certain provisions of its equity draw down facility at December 31, 2000. To date, lack of compliance with such provisions has not been cured or waived. Accordingly, the Company determined that the offering costs associated with entering into the contract underlying this facility should be expensed because of the uncertainty as to the Company's ability to utilize the equity line. The Company considers the amount associated with the offering costs to be material and therefore has restated its financial statements for the year ended December 31, 2000 to expense such offering costs. At December 31, 2000, after the $527,206 net effect of repricing warrants that were issued in connection with the equity line and were forfeitable at that date, these offering costs amounted to $1,075,401, including a remaining balance of $964,031 in the valuation of common stock and warrants issued in connection with the equity line. The impact of this restatement was to increase net loss from $10,829,507 to $11,904,908, net loss applicable to common shareholders from $10,869,435 to $12,150,901, and loss per share from $0.74 to $0.82, which per share computation also includes the preferred shareholder imputed dividend totaling $206,065 that resulted from the repricing of warrants in connection with the sale of preferred stock during 2000 that previously was inadvertently omitted. There is no impact on shareholders' equity as a result of this restatement.

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

5.       Inventories
         -----------

         Inventories consist of the following:

                                                 September 30, 2001
                                                 ------------------

         Raw materials                             $   3,779,886
         Work-in-process                               1,130,305
         Finished goods                                1,482,338
                                                   -------------
                                                   $   6,392,529
                                                   =============

         Inventories at September 30, 2001 included approximately $1,459,000 in raw material components acquired from Motorola pursuant to the Motorola Agreement and $1,227,346 in finished goods acquired from Comtel pursuant to the Comtel Agreement. (See Note 6.)

6.       Commitments
         -----------

         Motorola Sunrise Series(TM) Agreement
         -------------------------------------

         On December 29, 2000, the Company entered into a Manufacturing License and Distribution Agreement, or Motorola Agreement, with Motorola, Inc., through Motorola's Multiservice Networks Division. Under the terms of the Motorola Agreement, the Company obtained from Motorola a ten-year non-exclusive license to manufacture, market and further develop a series of Motorola commercial-grade analog and digital data transmission and network access products. The Company has chosen to distribute these products under the name Sunrise Series(TM) through a worldwide network of certified resellers, system integrators, partners, original equipment manufacturers and other distribution channels, many of which are part of a worldwide distribution network developed by Motorola in connection with sales of its products, including the commercial-grade analog and digital transmission and network access products that were licensed to us through the Motorola Agreement. In exchange for the license relating to the Sunrise Series(TM) products, the Company has agreed, among other things, to make royalty payments to Motorola on sales of the licensed products during the two-year period that began on December 29, 2000. Pursuant to this agreement, the Company acquired inventories with an approximate value of $5,000,000 and property and equipment with an approximate value of $543,000. The Company took delivery of these assets during the three months ended March 31, 2001. As of September 30, 2001, the Company had a remaining obligation under this agreement of approximately $1,273,924, which amount is fully offset by receivables of other divisions of Motorola that by the terms of the Motorola Agreement are to be offset. Accordingly, the balance sheet as of September 30, 2001 reflects the offset and the full satisfaction of that obligation. Based on the Motorola Agreement, the Company entered in the Comtel Agreement, as described below, to facilitate the manufacture of products covered by the Motorola Agreement.

         Comtel Agreement
         ----------------

         On December 29, 2000, the Company entered into a Manufacturing Agreement, or the Comtel Agreement, with Comtel Electronics, Inc. ("Comtel"), a privately-held manufacturer based in Tustin, California. Under the Comtel Agreement, Comtel has agreed to act as a turnkey contract manufacturer of the majority of the Sunrise Series(TM) commercial-grade data transmission and network access products that the Company licenses from Motorola. As part of this arrangement, Comtel has agreed to perform component purchasing, full product assembly, testing and preparation for shipment of both base products, which are of a generic type and are identical, and final products, which are specially configured or modified to fill a particular customer order or need. The Company sold to Comtel $400,000 of the equipment that the Company purchased from Motorola for the purpose of manufacturing the Sunrise Series(TM) products. In

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

addition, the Company is loaning to Comtel testing equipment needed in the manufacturing process. Through September 30, 2001 the Company had sold to Comtel a net of $3,238,296 of the inventory and components at cost that the Company purchased from Motorola. As of that date, the Company had been fully paid pursuant to these sales. The Comtel Agreement provides that during each month beginning the third calendar month after commencement of manufacture of products by Comtel and continuing through the expiration or earlier termination of the Comtel Agreement, the Company will purchase from Comtel a minimum of $1,000,000 per month of Sunrise Series(TM) and other products manufactured by Comtel for the Company. The Comtel Agreement has an initial term of three years, expiring December 29, 2003, with automatic one-year renewals unless either party provides written notice of termination to the other party at least 180 days prior to the expiration of the then current term. As of September 30, 2001, $2,745,669 was due to Comtel from the Company as a result of product purchases. In September 2001, the Company entered into an agreement with Comtel regarding the assignment of accounts receivable to Comtel, the collection of those accounts receivable and the security interests in those accounts receivable. Through September 30, 2001, the Company discharged $2,431,076 of its obligation resulting from product purchases from Comtel by assigning, with full recourse, certain of the Company's accounts receivable to Comtel, subject to collection of the assigned receivables.

7.       Litigation
         ----------

         The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

         On January 28, 2000, Aeris Communications, Inc., a California corporation, initiated an action in the United States District Court for the Northern District of California (Case No. C00-0328) against the Company alleging, among other things, patent infringement of two U. S. patents held by Aeris Communications. The alleged patent infringement related to certain technology the Company acquired in connection with the acquisition of eflex Wireless, Inc. The court dismissed this action on June 28, 2000. However, on October 10, 2000 Aeris Communications filed a second action based on the same allegations (Case No. C00-3727). Effective September 17, 2001, the Company entered into a settlement agreement with Aeris Communications. Under the terms of the settlement agreement, Aeris Communications agreed to dismiss, without prejudice, its action against the Company, the Company agreed to provide Aeris Communications with three months' advance notice prior to commercialization or sale of a potentially infringing product or service, and the Company agreed not to pursue the invalidation of the Aeris patents underlying the action. The settlement agreement did not result in any admission or concession of either of the parties as to the lawsuits.

         On June 27, 2000, Racon, Inc., a Washington corporation, and Daniel A. Blattman initiated an action in the King County Superior Court in the State of Washington (Case No. 00-2-17912-OSEA) against the Company alleging, among other things, breach of contract and default on a promissory note arising out of the Asset Purchase Agreement dated April 21, 2000 between the Company and Racon. The complaint sought damages according to proof at trial in an amount not less than $50,000 with respect to Racon, and not less than $325,000 with respect to Mr. Blattman, plus an award of prejudgment and/or default interest and attorneys' fees. The Company recorded the liability for the $375,000 due under the Asset

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

Purchase Agreement, but defended this action based on Racon's failure to deliver all of the assets acquired under the contract. The parties attempted to settle the matter in January 2001 by Racon delivering the remaining assets and the Company affirming its obligations under the contract. In May 2001, Mr. Blattman obtained a judgment against the Company in King County Superior Court (Case No. 00-2-17912) in the amount of $349,617 and later domesticated that judgment in Orange County, California. In September 2001, the parties entered into a settlement agreement under which Mr. Blattman agreed to release the Company from any further obligation on the judgment in exchange for payment by the Company to Mr. Blattman of $200,000 cash and 100,000 shares of common stock. Such settlement is not a triggering event to adjust the conversion price of the convertible subordinated debentures. (See Note 9.) The Company has delivered the required consideration to Mr. Blattman, and Mr. Blattman is in the process of filing a satisfaction of judgment in King County, Washington and Orange County, California.

         On July 27, 2000, James R. Mills initiated an action in the United States District Court for the Northern District of Georgia (Atlanta) (Case No. 1:00-CV-1905-JEC) against Edward Didion, William Saunders, Terry Parker, eflex Wireless, Inc., Residential Utility Meter Services Inc., or RUMS, and Telenetics. eflex has been a subsidiary of Telenetics since January 2000. Messrs. Didion, Saunders and Parker are the former stockholders of eflex. Mr. Didion is a former consultant to Telenetics, Mr. Saunders is a former advisor to the Company's board of directors, and Mr. Parker is a former director, President and Chief Executive Officer of the Company. Following a change in venue and a dismissal of some of Mr. Mills' claims, Mr. Mills filed a second amended complaint in the United States District Court for the Middle District of Florida (Tampa) (Case No. 8:00-CV-2283-T-27B) on March 7, 2001. The complaint relates to ownership rights and other actions taken regarding technology the Company acquired in the acquisition of eflex. The complaint includes allegations against RUMS for breach of contract and breach of fiduciary duty, allegations against Messrs. Saunders and Parker for tortious interference with property rights and contract, and allegations against Telenetics and eflex for breach of contract and successor liability. Based upon an agreement among Mr. Mills, RUMS and entities related to RUMS on the one hand and Messrs. Saunders and Parker and eflex on the other hand, Messrs. Saunders and Parker and eflex have some rights to indemnification by other parties to that agreement in connection with some of the allegations. Based upon the stock purchase agreement among the Company, eflex and Messrs. Saunders, Parker and Didion and John D. McLean, the Company's Chief Operating Officer, the Company has some rights to indemnification by Messrs. Saunders, Parker, Didion and McLean. The parties have entered into a settlement agreement that required payments to be made by Messrs. Saunders, Parker and Didion but did not require payments to be made by the Company. Mr. Mills dismissed the suit with prejudice in October 2001.

         On September 28, 2000, Coleman & Co. Securities, Inc. initiated an action before the American Arbitration Association (Case No. 13 113 00904 0) against the Company alleging, among other things, breach of contract for failure to issue shares of the Company's common stock in partial payment of a retainer, and the loss of profits that could have been realized on those shares during the year ended December 31, 2000. The contract at issue was for Coleman & Co. Securities, Inc. to be the exclusive investment advisor, private placement agent and investment banker for the Company, and obligated the Company to pay the retainer whether or not Coleman & Co. Securities, Inc. provided any actual services for the Company. The matter was settled by issuing the 50,000 shares of common stock at issue with a fair market value of $31,250, and executing a confession of judgment in the amount of $250,000, the liability for which has been fully recorded by the Company. The parties agreed that the confession of judgment could be satisfied by the issuance of 200,000 shares of the Company's common stock provided that those shares were included in a Form S-3 Registration

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

Statement declared effective by the Securities and Exchange Commission no later than June 15, 2001. The parties also agreed that if the Registration Statement was declared effective by June 15, 2001 and the closing bid price for the Company's common stock was less than $1.00 on that date, there would be a cash price adjustment for the difference. The Registration Statement was declared effective on April 30, 2001, at which time the closing bid price was $0.52. As a result, the Company had an additional liability under this settlement of approximately $146,000 and a judgment was entered against the Company in that amount in the Supreme Court of the State of New York (Index No. 111016/01). In September 2001, the Company issued 300,000 shares of common stock to Coleman & Co. Securities, Inc. in exchange for its agreement to release the Company from the Company's obligation under the $146,000 judgment and from payment of all costs of filing and enforcing that judgment. Such settlement is not a triggering event to adjust the conversion price of the convertible subordinated debentures. (See Note 9.)

8.       Earnings (Loss) Per Common Share
         --------------------------------

         Basic earnings (loss) per share are computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted from the dilutive potential effect of common stock instruments. Basic and diluted loss per share are the same for both periods presented because the effects of all common stock equivalents are anti-dilutive. To arrive at the basic loss applicable to common shareholders, the net loss for the nine months ended September 30, 2001 has been adjusted by $2,664,234 for dividends during such period that were imputed to the beneficial conversion feature of the Company's Series A Preferred Stock issued in 2000 (the "Series A (2000) Convertible Preferred Stock") and the repricing of warrants issued in connection with the Company's Series A 7.0% Convertible Redeemable Convertible Preferred Stock issued in 1999 (the "Series A (1999) Convertible Preferred Stock").

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

         The following table illustrates the computation of basic and diluted loss per share:

                                               Three Months    Three Months     Nine Months     Nine Months
                                                  Ended           Ended            Ended           Ended
                                              Sept. 30, 2001  Sept. 30, 2000   Sept. 30, 2001  Sept. 30, 2000
                                               -------------   -------------   -------------   -------------
NUMERATOR:
Loss before extraordinary gains                $   (562,975)   $ (3,352,513)   $ (4,484,332)   $ (7,294,633)
Less:  Preferred stock dividends                         --              --              --         (12,095)
       Preferred stock beneficial conversion
         feature (Note 9)                            (5,580)             --        (711,913)             --
       Warrants repriced in connection with
         sale of preferred stock (Note 9)                --              --      (1,952,321)             --
                                               -------------   -------------   -------------   -------------
Loss applicable to common shareholders
   before extraordinary gain                       (568,555)     (3,352,513)     (7,148,566)     (7,306,728)
     Extraordinary gain                             311,313              --         326,067              --
                                               -------------   -------------   -------------   -------------
Loss applicable to common shareholders         $   (257,242)   $ (3,352,513)   $ (6,822,499)   $ (7,306,728)
                                               =============   =============   =============   =============

DENOMINATOR:
Weighted average number of common shares
     outstanding during the period               26,986,858      15,551,388      20,877,452      14,232,247
                                               =============   =============   =============   =============

Basic and diluted loss per share:
   Before extraordinary gain                   $      (0.02)   $      (0.22)   $      (0.34)   $      (0.51)
   Extraordinary gain                                  0.01              --            0.01              --
                                               -------------   -------------   -------------   -------------
                                               $      (0.01)   $      (0.22)   $      (0.33)   $      (0.51)
                                               =============   =============   =============   =============

The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants and the potential conversion of preferred stock because their effect was anti-dilutive due to losses incurred by the Company during the periods presented.

9.       Convertible Subordinated Debenture Offerings
         --------------------------------------------

         On January 2, 2001, the Company issued a 7% Convertible Subordinated Debenture due January 2, 2003 in the principal amount of $2,115,000 ("Dolphin Debenture") in a private offering to Dolphin Offshore Partners, L.P., a limited partnership that beneficially owns more than 5% of the outstanding shares of the Company's common stock ("Dolphin"). The Company incurred out-of-pocket offering costs for commissions and professional fees in the amount of $255,835 in connection with this issuance. The Dolphin Debenture initially bore interest at a rate of 7% per annum.

         At the election of the holder, the Dolphin Debenture may be converted into shares of the Company's common stock. The conversion price initially was $0.67 per share, which was at a discount to the market price of the Company's common stock on the date of issuance of the Dolphin Debenture. The Dolphin Debenture contains anti-dilution provisions under which the conversion price is to be adjusted upon a stock split, stock dividend, recapitalization or similar transactions, or upon issuance by the Company of common stock or securities convertible into or exchangeable for common stock at a price lower than the conversion price of the Dolphin Debenture. In most cases where the Company issues common stock or securities convertible into or exchangeable for common stock at a price per share that is lower than the conversion price of the Dolphin Debenture, the conversion price of the Dolphin Debenture is to be

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

adjusted downward to the lower price. The Company may force conversion of the Dolphin Debenture after August 2, 2001 if at the time the Company desires to force conversion, the registration statement covering the shares of common stock underlying the Dolphin Debenture is effective and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the date of forced conversion is at least $2.00. If there is a change of control of the Company, the holder may elect to accelerate maturity of the Dolphin Debenture.

         In addition to issuing the Dolphin Debenture, on January 22, 2001, the Company issued a note in the principal amount of $325,000 to Dolphin in a private offering. The note's original interest rate was 12.0% per year. Principal and all accrued interest under the note originally were due April 22, 2001 or upon any earlier demand by Dolphin.

         During the nine months ended September 30, 2001, the Company defaulted on certain other promissory notes, which defaults caused the Company to be in default under the Dolphin Debenture. As of September 30, 2001, all of these defaults had been cured. (See Note 11.)

         Effective June 29, 2001, the Company entered into a note modification agreement with Dolphin. Under the agreement, Dolphin waived any default by the Company under the Dolphin Debenture that had occurred or may occur through September 30, 2001. In addition, interest rates and payment dates on the Dolphin Debenture and the two outstanding notes due to Dolphin were revised. Effective July 1, 2001, the interest rate of the Dolphin Debenture increased to 10.0% per annum, and the payment dates changed from semi-annual payments of interest in arrears on January 2 and July 2 of each year to quarterly payments in arrears on March 2, June 2, September 2 and December 2 of each year. If the Company does not make a quarterly interest payment within 15 days after it is due, then the interest rate for that quarterly period will be increased to 15.0% per annum. The maturity date of the $325,000 note was extended from April 22, 2001 to July 2, 2002. Also, the interest rate of the $325,000 note will increase from 12.0% to 15.0% per annum for the period from October 1, 2001 to December 31, 2001, and will increase from 15.0% to 18.0% per annum commencing on January 1, 2002. Effective July 1, 2001, the interest rate of a $250,000 note due to Dolphin increased from 10.0% to 15.0% per annum, and the Company may be eligible for a waiver of interest that is scheduled to accrue on that note from January 1, 2002 to April 10, 2002 if the Company prepays the outstanding principal balance of the note on or before April 1, 2002 after providing advance notice to Dolphin of the Company's intent to prepay the balance.

         The conversion feature of the Dolphin Debenture is characterized as a "beneficial conversion feature." Pursuant to Emerging Issues Task Force Issue No. 00-27, the Company has determined that the value of the beneficial conversion feature of the Dolphin Debenture is $943,858. Accordingly, the Company has discounted the balance of the Dolphin Debenture as of the date of issuance. The beneficial conversion feature is amortized from the date of issuance to the stated redemption date of January 2, 2003, of which $353,947 was amortized to interest expense during the nine months ended September 30, 2001.

         In connection with the Dolphin Debenture offering, the Company issued to the placement agent five-year warrants ("Dolphin Placement Warrants") to purchase up to 350,000 shares of the Company's common stock at an initial exercise price of $0.80 per share. The Company has ascribed an estimated fair value to the Dolphin Placement Warrants in the aggregate amount of $172,262, based on the Black Scholes valuation and, accordingly, has capitalized this amount as deferred debt offering costs as of the date of issuance. Such deferred cost is recognized as additional interest expense over the life of the Dolphin Debenture, of which $64,598 was amortized to interest expense during the nine months ended September 30, 2001.

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

         The Dolphin Placement Warrants contain anti-dilution provisions under which their exercise price and number of underlying shares of common stock are adjusted upon a stock split, stock dividend, recapitalization or similar transaction, or upon issuance by the Company of common stock or securities convertible into or exchangeable for common stock at a price lower than the exercise price of the Dolphin Placement Warrants. In cases where the Company issues securities convertible into or exchangeable for common stock at a price per share that is lower than the exercise price of the Dolphin Placement Warrants, the exercise price of the Dolphin Placement Warrants is to be adjusted downward to 120% of the lower price, and the number of shares underlying the Dolphin Placement Warrants is to be adjusted upward by multiplying the number of shares underlying the Dolphin Placement Warrants prior to the adjustment by the exercise price of the Dolphin Placement Warrants prior to the adjustment, and then dividing that product by the exercise price that results from the adjustment. As of September 30, 2001, the exercise price of the Dolphin Placement Warrants had been adjusted to $0.243 per share following the Company's issuance ("Dilutive Issuance") of shares of common stock at a price of $0.2027 per share upon conversion of shares of Series A (2000) Convertible Preferred Stock. The Company has ascribed an estimated fair value to the repricing of the Dolphin Placement Warrants in the aggregate amount of $369,208, based on the Black Scholes valuation and, accordingly, has capitalized the additional valuation as deferred debt offering costs as of the date of such repricing. Such additional deferred cost is recognized as additional interest expense over the remaining life of the Dolphin Debenture, of which $77,728 was amortized to interest expense during the nine months ended September 30, 2001.

         6.5% Junior Convertible Subordinated Debentures
         -----------------------------------------------

         On January 23, 2001, the Company issued a 6.5% Convertible Subordinated Debenture due January 23, 2001 ("6.5% Debenture") in the principal amount of $75,000 to Michael Taglich. The 6.5% Debenture bears interest at 6.5% per annum, which interest is payable on a quarterly basis. The Company incurred out-of-pocket offering cost for commissions and professional fees in the amount of $7,500 in connection with the issuance of the 6.5% Debenture. If the Company does not make a quarterly interest payment within 15 days after an interest payment date, the interest for such period will be increased to 15%.

         At the election of the holder, the 6.5% Debenture may be converted into shares of the Company's common stock. The conversion price initially was $0.68 per share, which conversion price was at a discount to the market price of the Company's common stock on the date of issuance of the 6.5% Debenture. The 6.5% Debenture contains anti-dilution provisions under which the conversion price is to be adjusted upon a stock split, stock dividend, recapitalization or similar transactions, or upon issuance by the Company of common stock or securities convertible into or exchangeable for common stock at a price lower than the conversion price of the 6.5% Debenture. In most cases where the Company issues common stock or securities convertible into or exchangeable for common stock at a price per share that is lower than the conversion price of the 6.5% Debenture, the conversion price of the 6.5% Debenture is to be adjusted downward to the lower price. The Company may force conversion of the Dolphin Debenture after August 23, 2001 if at the time the Company desires to force conversion, the registration statement covering the shares of common stock underlying the 6.5% Debenture is effective and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the date of forced conversion is at least $2.00. If there is a change of control of the Company, the holder may elect to accelerate maturity of the 6.5% Debenture.

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

         During the nine months ended September 30, 2001, the Company defaulted on certain other promissory notes, which defaults caused the Company to be in default under the 6.5% Debenture. As of September 30, 2001, all of these defaults had been cured. The holder of the 6.5% Debenture waived any default that had occurred through September 30, 2001. (See Note 11.)

         The Company has determined that the value of the beneficial conversion feature of the 6.5% Debentures is $59,449 and, accordingly, has discounted the balance of the 6.5% Debentures as of the date of issuance. The beneficial conversion feature is amortized from the date of issuance to the stated redemption date of January 23, 2003, of which $18,292 was amortized to interest expense during the nine months ended September 30, 2001.

         In connection with the offering of the 6.5% Debenture, the Company issued to the placement agent five-year warrants to purchase up to 11,209 shares of the Company common stock at an initial exercise price of $0.81 per share (the "Taglich II Warrants"). The Company has ascribed an estimated fair value to the Taglich II Warrants in the aggregate amount of $8,094, based on the Black Scholes valuation and, accordingly, has capitalized this amount as deferred debt offering costs as of the date of issuance. Such deferred cost is recognized as additional interest expense over the life of the 6.5% Debenture, of which $2,698 was amortized to interest expense during the nine months ended September 30, 2001.

         The Taglich II Warrants contain anti-dilution provisions under which their exercise price and number of underlying shares of common stock are adjusted upon a stock split, stock dividend, recapitalization or similar transaction, or upon issuance by us of common stock or securities convertible into or exchangeable for common stock at a price lower than the exercise price of the Taglich II Warrants. In cases where we issue securities convertible into or exchangeable for common stock at a price per share that is lower than the exercise price of the Taglich II Warrants, the exercise price of the Taglich II Warrants is to be adjusted downward to 120% of the lower price, and the number of shares underlying the Taglich II Warrants is to be adjusted upward by multiplying the number of shares underlying the Taglich II Warrants prior to the adjustment by the exercise price of the Taglich II Warrants prior to the adjustment, and then dividing that product by the exercise price that results from the adjustment. As of September 30, 2001, the exercise price of the Taglich II Warrants had been adjusted to $0.243 per share following the Dilutive Issuance of shares of common stock at a price of $0.2027 per share upon conversion of shares of Series A (2000) Convertible Preferred Stock. The Company has ascribed an estimated fair value to the repricing of The Taglich II Warrants in the aggregate amount of $12,055, based on the Black Scholes valuation and, accordingly, has capitalized the additional valuation as deferred debt offering costs as the date of such repricing. Such additional deferred cost is recognized as additional interest expense over the remaining life of the 6.5% Debenture, of which $2,538 was amortized to interest expense during the nine months ended September 30, 2001.

10.      Conversion of Series A (2000) Convertible Preferred Stock
         ---------------------------------------------------------

         In October and November 2000, the Company issued a total of 110 shares of Series A (2000) Convertible Preferred Stock to 21 accredited investors in exchange for cash in the amount of $10,000 per share. Each share of Series A Convertible Preferred Stock initially was convertible into common stock at a conversion rate equal to $10,000 divided by the conversion price, where the conversion price is the lower of (a) the fixed conversion price, or $2.775, which represents 120% of the closing bid price of our common stock on October 31, 2000 and (b) the floating conversion price, which is the amount obtained by multiplying the conversion percentage, which initially was 80%, by the average of the lowest three closing bid prices of our common stock for the 20 trading days immediately prior to the date of conversion. On November 3, 2005, any shares of Series A (2000) Convertible Preferred Stock that remain outstanding automatically will convert into shares of common stock. In addition, if prior to that date the closing bid price of the Company's common stock is at least $5.00 per share for 60 consecutive trading days, then all outstanding shares of our Series A (2000) Convertible Preferred Stock automatically will convert into shares of common stock.

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

         The conversion feature is normally characterized as a "beneficial conversion feature." Pursuant to Emerging Issues Task Force No. 98-5 ("EITF 98-5"), the Company has determined the value of the beneficial conversion feature of the Series A (2000) Convertible Preferred Stock to be $835,000. The beneficial conversion feature is accreted as a dividend attributable to preferred shareholders from the date of issuance to the stated redemption date of November 3, 2005. Therefore, $89,042 has been accreted to retained earnings during the nine months ended September 30, 2001, which has increased the net loss applicable to common shareholders in the calculation of basic and diluted loss per share.

         During May and June 2001, holders of 95 shares of Series A (2000) Convertible Preferred Stock exercised their conversion rights at prices ranging from $0.355 per common share to $0.2027 per common share. As of September 30, 2001, the aggregate number of shares of common stock issued upon this conversion was 4,414,295. This conversion also accelerated recognition of $622,872 of the initial valuation of the beneficial conversion feature, which has also been accreted to retained earnings during the nine months ended September 30, 2001 and has also increased the net loss applicable to common shareholders in the calculation of basic and diluted loss per share.

         The Dilutive Issuance also triggered the repricing of warrants issued to investors in the Company's offering of Series A (1999) Convertible Preferred Stock (the "Taglich Investor Warrants") and the repricing of placement agent warrants issued in connection with that offering (the "Taglich Placement Warrants"). The Taglich Investor Warrants and Taglich Placement Warrants had previously been adjusted based upon earlier issuances of securities at offering or exercise prices that were below the exercise prices of the Taglich Investor Warrants and the Taglich Placement Warrants. As a result of the Dilutive Issuance, the number of shares of the Company's common stock issuable upon exercise of outstanding Taglich Investor Warrants and Taglich Placement Warrants was increased to an aggregate of 5,958,462 shares, all at an exercise price of $0.2027, of which 5,012,959 were exercised as of September 30, 2001. The Company determined the incremental fair value of the repriced warrants attributable to the Dilutive Issuance to be $1,952,321, based on the Black Scholes valuation. The Company has recorded this incremental valuation as a dividend attributed to preferred shareholders and has accreted it to retained earnings during the nine months ended September 30, 2001, which has further increased the net loss applicable to common shareholders in the calculation of basic and diluted loss per share. The aggregate dividend attributed to preferred shareholders during the nine months ended September 30, 2001 as a consequence of the conversion of Series A (2000) Convertible Preferred Stock amounted to $2,664,234.

         In addition to the dividend impact, the conversion also caused the repricing of certain placement warrants in connection with debt offerings. The aggregate value of those repricings amounted to $381,263, which has been capitalized as additional debt offering costs to recognize additional interest expense over the remaining life of the related debt investments. (See Note 9.)

11.      Conversion and Modification of Debt
         -----------------------------------

         At April 1, 2001, the Company was in default in the repayment of principal of $107,700 of 10% Unsecured Promissory Notes due 2000 and $260,000 of 8% Convertible Subordinated Unsecured Promissory Notes due 2001. On April 28, 2001, the Company also became in default in the repayment of principal and interest under a $325,000 obligation that the Company had incurred in connection with a litigation settlement agreement that the Company had entered into with Racon, Inc. and Daniel A. Blattman. (See Note 7.)

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

         The occurrence of the default under the Racon obligation caused a cross-default of covenants under the 7% Convertible Subordinated Debenture due January 2, 2003 in the principal amount of $2,115,000 and under the 6.5% Junior Convertible Subordinated Debenture due January 23, 2003 in the principal amount of $75,000, both of which debentures the Company had issued in private offerings in January 2001. (See Note 9.) On May 15, 2001, the Company became in default in the repayment of principal under $662,500 of 10% Subordinated Unsecured Promissory Notes due 2001.

         As of September 30, 2001, the Company had cured all of these defaults. The Company also obtained waivers for all of these defaults and any that may have occurred through September 30, 2001. (See Note 9.) The cures and waivers are described below and in Note 9 and involved conversions of debt into common stock and/or modifications in the terms of debt.

         In June 2001, the Company made an offer to sixteen holders of notes that were in default as to repayment of principal, which offer provided them with the option either to convert the balances of their notes into common stock and warrants or to extend the due date of their notes in exchange for the issuance of warrants to purchase common stock. Eleven holders of notes aggregating $410,700 converted the balances of their notes into an aggregate of 586,715 shares of common stock and received three-year warrants to purchase an aggregate of 82,140 shares of common stock at an exercise price of $0.70 per share and three-year warrants to purchase an aggregate of 82,140 shares of common stock at an exercise price of $1.00 per share. The Company has ascribed an estimated fair value of these warrants in the aggregate amount of $59,269 based on a Black Scholes valuation and accordingly has expensed this amount as debt termination costs. One holder of a note with a principal balance of $15,000 agreed to extend the due date of his note from September 30, 2000 to January 2, 2003 in exchange for a 2% increase from 10% to 12% per annum in the interest rate of the note and the issuance of a three-year warrant to purchase up to 3,000 shares of common stock at an exercise price of $1.00. The Company has ascribed an estimated fair value of this warrant in the amount of $1,005 based on a Black Scholes valuation and accordingly has discounted the balance of the extended note as of the date of extension and will amortize the discount amount as interest expense from that date to the extended due date of January 2, 2003. During the nine months ended September 30, 2001, $167 was amortized to interest expense.

         In June 2001, the Company made an offer to the four accredited investors who held an aggregate of $260,000 of 8% Convertible Subordinated Unsecured Promissory Notes due 2001 that were in default as to repayment of principal to extend the due date of the notes from March 15, 2001 to January 2, 2003 in exchange for a 2% increase in the interest rate of the notes and the issuance to each investor of a three-year warrant to purchase shares of common stock at an exercise price of $1.00. The Company repaid one of the notes, and the remaining three holders of notes aggregating $250,000 accepted the offer and received warrants for the purchase of an aggregate of 50,000 shares of common stock. The Company has ascribed an estimated fair value of these warrants in the aggregate amount of $22,325 based on a Black Scholes valuation and accordingly has discounted the balance of these notes as of the date of extension and will amortize the discount amount as interest expense from that date to the extended due date of January 2, 2003. Also, the notes became fully transferable and also became convertible into common stock at the rate of $0.70 per share until the earlier of March 31, 2002 or, if the Company's common stock trades at or above $1.40 for ten consecutive trading days, until the date, if any, that the Company elects to terminate the right to convert the note. The shares of common stock underlying the notes and the warrants bear piggyback registration rights. The

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

conversion feature of the notes is normally characterized as a beneficial conversion feature. The Company has determined that the value of the beneficial conversion feature of the notes based on a Black Scholes valuation is $107,355 and accordingly has discounted the subordinated promissory notes balance as of the date of issuance. The beneficial conversion feature is amortized from the date of issuance to the extended due date of January 2, 2003. During the nine months ended September 30, 2001, $21,613 was amortized to interest expense.

12.      Loss on Sale of Assets
         ----------------------

         Effective August 31, 2001, the Company sold substantially all of the assets of its Traffic Management Systems Division, formerly Sunnyvale General Devices and Instruments, Inc., to a former employee in exchange for the assumption of $700,000 of selected liabilities of the division. In connection with and as part of the sale, the Company also settled the termination of an employment agreement, and indemnification for a legal issue and paid certain operating expenses of the division through September 2001. The transaction resulted in a $282,300 loss on sale of assets.

13.      Summary of Outstanding Warrants
         -------------------------------

         A summary of the activity of common stock purchase warrants is as follows:

                                                                                 Warrant Price
                                                                         -------------------------------
                                                         Number of
                                                           Shares           Per Share           Total
                                                           ------           ---------           -----
Balance outstanding, December 31, 2000                    2,457,334      $1.350 - 5.000       $7,270,763
Warrants issued in connection with debt securities          633,489       0.800 - 1.000          536,717
Additional  shares  issuable  under  warrants as a
   result of anti-dilution adjustments                    5,890,280       0.203 - 0.243               --
Warrants exercised                                       (5,012,959)          0.203           (1,016,127)
                                                         -----------     --------------       -----------

Balance outstanding, September 30, 2001                   3,968,144      $0.203 - 5.000       $6,791,353
                                                          =========      ==============       ===========

14.      Revolving Line of Credit
         ------------------------

         In April 1999, the Company secured a revolving line of credit with Celtic Capital Corporation, which line of credit was terminated during the quarter ended September 30, 2001. The Company is seeking, but has not secured, a replacement credit facility.

15.      Extraordinary Gains
         -------------------

         During the nine months ended September 30, 2001, the Company realized extraordinary gains from negotiating discounts related to settling litigation obligations in the aggregate amount of $157,778 and related to settling trade accounts payable in the aggregate amount of $168,289. Such gains are stated net of fees and costs relating to realizing those gains.

                             TELENETICS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

16.      Subsequent Events
         -----------------

         The Company's board of directors agreed to issue an aggregate of 74,626 shares of common stock to the Company's non-employee directors in lieu of payment to them of approximately $50,000 in accrued fees and expenses.

         In August 2001, the Company's shareholders ratified the adoption by the Company's board of directors of a 2001 Stock Option Plan authorizing the purchase of up to 3,000,000 shares of common stock and a 2001 Employee Stock Purchase Plan authorizing the purchase of up to 500,000 shares of common stock. On October 31, 2001 the Company granted to 67 employees under the 2001 Stock Option Plan options to acquire an aggregate of 1,830,000 shares of common stock at an exercise price of $0.21 per share. Such grants and any exercises thereof are not triggering events to adjust the conversion price of the convertible subordinated debentures. (See Note 9.)

17.      Reclassification
         ----------------

         Certain prior quarter balances have been reclassified to conform to the presentation for the nine months ended September 30, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Restated and Amended Articles of Incorporation provide that the liability of the Registrant's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Registrant for breach of a director's duties to the Registrant or the Registrant's shareholders except for liability:

         o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

         o for acts or omissions that a director believes to be contrary to the best interests of the Registrant or the Registrant's shareholders or that involve the absence of good faith on the part of the director;

         o for any transaction for which a director derived an improper personal benefit;

         o for acts or omissions that show a reckless disregard for the director's duty to the Registrant or the Registrant's shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or the Registrant's shareholders;

         o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or the Registrant's shareholders; and

         o for engaging in transactions described in the California Corporations Code or California case law that result in liability, or approving the same kinds of transactions.

         The Registrant's Restated and Amended Articles of Incorporation also provide that the Registrant is authorized to provide indemnification to the Registrant's agents, as defined in Section 317 of the California Corporations Code, through the Registrant's Restated and Amended Bylaws or through agreements with such agents or both, for breach of duty to the Registrant and the Registrant's shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         The Registrant's Restated and Amended Bylaws provide for indemnification of the Registrant's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. In all cases where indemnification is permitted by the Restated and Amended Bylaws, a determination to indemnify such person must be made when ordered by a court and must be made in a specific case upon a determination that indemnification is required or proper in the circumstances. Such determination must be made:

         o by the Registrant's board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding that is the subject of the request for indemnification, or

         o if such a quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

         o        by a majority of the shareholders.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the above provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

           SEC Registration                                   $  1,688.63
           NASD Fees                                                   --
           Accounting Fees and Expenses                                 *
           Legal Fees and Expenses                                      *
           Blue Sky Fees and Expenses                                   *
           Placement Agent Fees and Expenses                            *
           Printing Costs                                               *
           Miscellaneous Expenses                                       *
                                                              ------------

           TOTAL                                              $         *
                                                              ============

         All of the above estimated expenses have been or will be paid by the Registrant.

----------

* To be provided by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In April 1999, the Registrant issued 628,571 shares of Series A 7% Convertible Redeemable Preferred Stock at $1.75 per share and five-year warrants to purchase up to 628,571 shares of common stock at an initial exercise price of $1.875 per share in a private offering to eight accredited investors. In connection with the offering, the Registrant also issued warrants to purchase up to 62,857 shares of common stock at an initial exercise price of $2.10 per share to the Registrant's placement agent, Taglich Brothers, Inc., and the agent's employee designees.

         In April 1999, the Registrant issued 128,571 shares of Series B Convertible Preferred Stock with a liquidation preference of $7.00 per share to Greenland Corporation in connection with the Registrant's entry into an agreement to purchase Greenland Corporation's Airlink(TM) wireless technology and related intellectual property. Each share of Series B Convertible Preferred Stock initially was convertible into one share of common stock

         In June 1999, the Registrant issued 400,000 shares of Series C 7.0% Convertible Preferred Stock with a liquidation preference of $1.50 in connection with the Registrant's acquisition of the assets of Sunnyvale General Devices and Instruments, Inc.

         Between May 1999 and August 1999, the Registrant conducted an exchange offer that was made to all 20 accredited holders of the Registrant's $1,059,050 in principal amount of 10% Subordinated Unsecured Promissory Notes due 2000, or 10% notes, and related warrants to purchase up to 381,620 shares of common stock at an exercise price of $1.00 per share on or prior to September 30, 2000, or note warrants. The exchange offer gave each holder the opportunity to exercise the holder's note warrant in full by applying a portion of the principal amount of their 10% note toward and/or paying in cash the exercise price of the note warrant and to exchange the holder's 10% note for shares of the Registrant's Series A 7.0% Convertible Redeemable Preferred Stock, or Series A Stock, at an exchange rate of one share of Series A Stock for each $1.75 principal amount of the 10% note converted and to receive a warrant to purchase 7,500 shares of common stock at an initial exercise price of $1.875 per share, exercisable through April 15, 2002, for each $25,000 in principal amount of the 10% note that was exchanged or applied toward the exercise of the holder's note warrant. The primary reason for the exchange offer was to afford the note holders an opportunity to exchange their notes into securities on similar terms to those offered to the investors in the Registrant's April 1999 offering of Series A Stock. In the exchange offer, an aggregate of $314,550 of 10% notes, 125,820 note warrants and $35,820 in cash were exchanged by five holders for 128,313 shares of Series A Stock, 125,820 shares of common stock and 94,365 warrants to purchase common stock at an initial exercise price of $1.875. Other than Dr. George Levy, a director of the Registrant, none of the holders who participated in the exchange offer were employees or directors of the Registrant or its subsidiaries. Dr. Levy exchanged 10% notes totaling $175,000 for a total of 60,000 shares of Series A Stock and exercised warrants to purchase a total of 70,000 shares of common stock in exchange for the issuance of a warrant to purchase 52,500 shares of common stock at an initial exercise price of $1.875 per share. Based upon the public trading price of the Registrant's common stock, Dr. Levy's shares of Series A Stock automatically converted into 60,000 shares of common stock in January 2000.

         In July 1999, the Registrant issued 110,594 shares of common stock valued at $190,000 to four accredited investors in connection with the Registrant's acquisition of millimeter wave radio technology and other assets of Sierra Digital Communications, Inc.

         Between November 1999 and January 2000, the Registrant issued warrants to purchase an aggregate of 1,250,000 shares of common stock at an exercise price of $1.75 per share, subject to adjustment. All warrants were exercised in full in February 2000.

         In November 1999, the Registrant issued 30,000 shares of common stock to a consultant in exchange for certain consulting services.

         The Registrant issued an aggregate of 7,000 shares of common stock to two employees as year-end bonuses for 1998 and 1999.

         In January 2000, in connection with the Registrant's acquisition of all of the issued and outstanding shares of eflex Wireless, Inc., the Registrant issued a total of 750,000 shares of common stock to four individuals, with an aggregate value of $2,070,000. In connection with this transaction, the Registrant also issued options to purchase up to 1,150,000 shares at $1.75 per share to three principals of eflex and to one consultant, Saunders & Parker, Inc.

         In January 2000, the Registrant issued 34,425 shares to the Registrant's legal counsel in consideration of cancellation of debt in the aggregate amount of $147,983.

         In January 2000, a consultant exercised options to purchase 100,000 shares of common stock through a cashless exercise at a price of $0.75 per share. The Registrant issued 90,840 shares of common stock pursuant to the cashless exercise.

         In January 2000, the Registrant issued an aggregate of 60,000 shares of common stock at $2.56 per share to an employee of the Registrant in connection with services to be rendered to the Registrant.

         Effective January 2000, the Registrant granted to Brookstreet Securities Corporation, a corporate finance consultant, non-qualified options to purchase up to 180,000 shares of the Registrant's common stock at an exercise price of $2.56 per share, of which options to purchase 90,000 shares were immediately exercisable, and options to purchase the remaining shares are exercisable in twelve equal monthly installments beginning February 3, 2000. In March 2000, Brookstreet exercised its option to purchase 90,000 shares of the Registrant's common stock.

         Effective January 2000, the Registrant granted non-qualified options to purchase up to 200,000 shares of the Registrant's common stock at $3.00 per share to M.H. Meyerson & Co., Inc., an investment banking consultant.

         Between January and September 2000, the Registrant issued 255,800 shares of common stock upon the exercise of warrants, at an exercise price of $1.00 per share, that had been issued in connection with the Registrant's offering of 10% Subordinated Unsecured Promissory Notes due in September 2000.

         During January and February 2000, Interfirst Capital Corp., a consultant, exercised options to purchase an aggregate of 200,000 shares of common stock at an exercise price of $1.75 per share.

         In February 2000, all warrants issued in connection with the Registrant's issuance of $1,250,000 of 10% Subordinated Unsecured Promissory Notes due 2001 were called by the Registrant and such warrants were exercised for an aggregate of 1,250,000 shares of common stock at an exercise price of $1.75 per share.

         In February 2000, the Registrant issued 15,000 shares of common stock upon the exercise of warrants issued in connection with the Registrant's 1999 exchange offering. The warrants were exercisable at $1.875 per share.

         During 2000, the Registrant issued an aggregate of 1,579,021 shares of common stock upon the conversion of all shares of each then existing class of preferred stock of the Registrant as follows: in January 2000, an aggregate of 756,884 shares of common stock were issued upon the conversion of all shares of Series A 7.0% Convertible Redeemable Preferred Stock; in February 2000 and October 2000, an aggregate of 422,137 shares of common stock were issued upon the conversion of all shares of Series B Convertible Preferred Stock; and in March 2000, the Registrant issued an aggregate of 400,000 shares of common stock upon the conversion of the Registrant's Series C 7.0% Convertible Preferred Stock.

         In January and March 2000, the Registrant issued an aggregate of 23,923 shares upon the exercise of certain five-year warrants issued to the Registrant's placement agent, Taglich Brothers, D'Amadeo, Wagner & Company, in connection with the Registrant's offering of shares of the Registrant's Series A 7.0% Convertible Redeemable Preferred Stock in April 1999. The warrants were exercisable at a price of $2.10 per share.

         In March 2000, the Registrant issued 25,000 shares of common stock to an employee upon the exercise of non-qualified options issued in connection with the Registrant's acquisition of the assets of Sunnyvale General Devices and Instruments, Inc. in June 1999. The options were exercisable at $1.50 per share.

         In April 2000, the Registrant issued an aggregate of 40,000 shares of common stock at $5.00 per share to six investors in a private offering.

         In April 2000, in connection with the Registrant's acquisition of certain assets of Racon, Inc., the Registrant executed a promissory note in the amount of $325,000, which principal and accrued but unpaid interest was convertible, at any time at the option of the holder, or at the Registrant's option when the average closing price of the Registrant's common stock for ten consecutive trading days is at least $9.00 per share, into shares of the Registrant's common stock at a price of $7.00 per share.

         In May and August 2000, the Registrant issued an aggregate of 27,329 shares of common stock upon the exercise of warrants issued in connection with the Registrant's offering of shares of the Registrant's Series A 7.0% Convertible Redeemable Preferred Stock in April 1999. The warrants initially were exercisable at $1.875 per share.

         In June 2000, the Registrant issued 100,000 shares of common stock as compensation to a financial and investor relations consultant.

         Between May and July 2000, the Registrant issued an aggregate of 616,912 shares of common stock at $3.25 per share to 16 investors in a private offering. In addition, the Registrant issued warrants to purchase up to 81,200 shares of common stock to a finder in connection with the offering, which warrants were exercisable at prices ranging from $3.812 to $4.18.

         In June 2000, the Registrant issued an option to purchase up to 50,000 shares of common stock at an exercise price of $6.00 per share as compensation to a financial and investor relations consultant.

         In June 2000, the Registrant issued 50,000 shares of common stock and warrants to purchase up to 200,000 shares of common stock at an exercise price of $5.00 per share in connection with the settlement of litigation.

         From June 2000 to September 2000, the Registrant issued an aggregate of 10,600 shares of common stock at prices ranging from $1.875 to $4.50 per share as compensation to a management and business consultant.

         In June 2000, the Registrant issued warrants to purchase up to an aggregate of 617,254 shares at an exercise price of $4.8602 to an investor and the Registrant's placement agent in connection with the closing of the Registrant's equity line of credit.

         In June 2000, the Registrant issued incentive stock options to 12 employees to purchase an aggregate of 240,000 shares of common stock pursuant to the Registrant's 2000 Stock Option Plan. The options are exercisable at $3.812 per share.

         In July 2000, the Registrant issued 25,000 shares of common stock to a consultant upon the exercise of a stock option with an exercise price of $3.00 per share.

         In July 2000, the Registrant issued 6,000 shares of common stock to an employee upon the exercise of a stock option issued under the Registrant's 1998 Stock Option Plan, which option had an exercise price of $1.25.

         In July 2000, the Registrant issued an aggregate of 20,000 shares of common stock to two individuals in exchange for aggregate reductions in the balances of their 10% Unsecured Subordinated Promissory Notes due September 30, 2000 of $20,000.

         In August 2000, the Registrant issued an aggregate of 40,000 shares of common stock to one current and one former non-employee director upon the exercise in full of warrants with an exercise price of $0.05 per share.

         In August 2000, the Registrant issued 20,000 shares of common stock to one employee upon the exercise of a non-qualified stock option with an exercise price of $1.90 per share.

         In September 2000, the Registrant issued 6,000 shares of common stock to one employee upon the exercise of a non-qualified stock with an exercise price of $1.25 per share.

         In September 2000, the Registrant issued 100,000 shares of common stock to the Registrant's then Chief Operating Officer upon exercise of a non-qualified stock option with an exercise price of $1.75 per share, which option he had received in connection with the Registrant's acquisition of eflex Wireless.

         In September 2000, the Registrant issued options to purchase an aggregate of 165,000 shares of common stock to five employees and options to Purchase an aggregate of 40,000 shares of common stock to two non-employee Directors under the Registrant's 2000 stock option plan. Each option had an Exercise price of $2.59 per share.

         Effective as of September 30, 2000, the Registrant issued an aggregate of 293,566 shares of common stock to adjust the conversion of the Series B Preferred Stock pursuant to formula provisions in the certificate of determination for the Series B Preferred Stock, which provisions were based on the public trading price of the Registrant's common stock

         In September and October 2000, the Registrant issued 8% convertible subordinated promissory notes due March 15, 2001 to six accredited investors, including our Chairman of the Board, in exchange for $485,000. The notes are convertible at the option of the holders into a number of shares of common stock equal to the dollar amount to be converted divided by $1.625. In connection with the note offering, the Registrant issued to the note holders two-year warrants to purchase up to an aggregate of 52,000 shares of common stock at an exercise price of $2.75.

         In October 2000, the Registrant issued an aggregate of 287,572 shares of common stock to two accredited investors in exchange for cash in the amount of $1.75 per share. The shares of common stock were accompanied by two-year warrants to purchase an aggregate of 71,893 shares of common stock at an exercise price of $3.25 per share.

         In October 2000, the Registrant issued 6,000 shares of common stock to one employee upon the exercise of a non-qualified stock option with an exercise price of $1.25 per share.

         In October and November 2000, the Registrant issued a total of 110 shares of Series A Convertible Preferred Stock to 21 accredited investors in exchange for cash in the amount of $10.00 per share. Each share of Series A Convertible Preferred Stock is convertible into common stock at a conversion rate equal to $10,000 divided by the conversion price, where the conversion price is the lower of (a) the fixed conversion price, or $2.775, which represents 120% of the closing bid price of the Registrant's common stock on October 31, 2000 and (b) the floating conversion price, which is the amount obtained by multiplying the conversion percentage, which was initially 80%, by the average of the lowest three closing bid prices of the Registrant's common stock for the 20 trading days immediately prior to the date of conversion. On

November 3, 2005, any shares of Series A Convertible Preferred Stock that remain outstanding automatically will convert into shares of common stock. In addition, if prior to that date the closing bid price of the Registrant's common stock is at least $5.00 per share for 60 consecutive trading days, then all outstanding shares of the Registrant's Series A Convertible Preferred Stock automatically will convert into shares of common stock.

         In October 2000, the Registrant issued to one entity that acted as placement agent in the Registrant's offering of Series A Convertible Preferred Stock and to twelve of its designees five-year warrants to purchase an aggregate of 265,000 shares of common stock at an exercise price of $3.00 per share.

         In November 2000, the Registrant issued 200,000 shares of common stock with a fair market value of $350,000 to one individual and three-year warrants to purchase an aggregate of 150,000 shares of common stock at an exercise price of $1.92 per share to seven individuals in settlement of litigation.

         In January 2001, the Registrant sold a 7.0% convertible subordinated debenture due January 2, 2003 in the principal amount of $2,115,000, or the first debenture, to Dolphin Offshore Partners, L.P., a limited partnership that beneficially owned more than five percent of the Registrant's outstanding common stock. The holder may convert the first debenture into common stock at any time. The Registrant may force conversion of the first debenture after August 2, 2001 if at the time the Registrant desire to force conversion and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the date of forced conversion is at least $2.00. If there is a change of control of Telenetics, the holder may elect to accelerate maturity of the first debenture. The conversion price initially was $0.67 per share and is to be adjusted upon a stock split, stock dividend, recapitalization or similar transactions, or upon issuance by the Registrant of common stock or securities convertible into or exchangeable for common stock at a price lower than the conversion price. In most cases where the Registrant issues common stock or securities convertible into or exchangeable for common stock at a price per share that is lower than the conversion price of the first debenture, the conversion price of the first debenture is to be adjusted downward to the lower price.

         In January 2001, the Registrant issued to one individual a five-year warrant to purchase up to 350,000 shares of common stock at an initial exercise price of $0.80 per share as compensation for financial advisory services provided to the Registrant in connection with the Registrant's offering of the first debenture. In February 2001, the warrant was divided and reissued to the individual and 14 other principals and employees of the Registrant's financial advisor. The warrants contain anti-dilution provisions under which their exercise price and number of underlying shares of common stock are adjusted upon a stock split, stock dividend, recapitalization or similar transaction, or upon issuance by the Registrant of common stock or securities convertible into or exchangeable for common stock at a price lower than the exercise price of the warrants. In cases where the Registrant issues securities convertible into or exchangeable for common stock at a price per share that is lower than the exercise price of the warrants, the exercise price of the warrants is to be adjusted downward to 120% of the lower price, and the number of shares underlying the warrants is to be adjusted upward by multiplying the number of shares underlying the warrants prior to the adjustment by the exercise price of the warrants prior to the adjustment, and then dividing that product by the exercise price that results from the adjustment.

         In January 2001, the Registrant sold a 6.5% junior convertible subordinated debenture due January 23, 2003 in the principal amount of $75,000, or the second debenture, to one accredited investor. The holder may convert the second debenture into common stock at any time. The Registrant may force conversion of the second debenture after August 23, 2001 if at the time the Registrant desires to force conversion, the registration statement covering the shares issuable upon conversion is effective and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the forced conversion is at least $2.00. If there is a change of control of Telenetics, the holder may elect to accelerate maturity of the second debenture. The conversion price initially was $0.68 per share and is to be adjusted upon a stock split, stock dividend, recapitalization or similar transactions, or upon issuance by the Registrant of common stock or securities convertible into or exchangeable for common stock at a price lower than the conversion price of the second debenture. In most cases where the Registrant issues common stock or securities convertible into or exchangeable for common stock at a price per share that is lower than the conversion price of the second debenture, the conversion price of the second debenture is to be adjusted downward to the lower price.

         In January 2001, the Registrant issued to one individual a five-year warrant to purchase up to 11,029 shares of common stock at an initial exercise price of $0.81 per share as compensation for financial advisory services provided to the Registrant in connection with the Registrant's offering of the second debenture. In February 2001, the warrant was divided and reissued to the individual and to one other principal of the Registrant's financial advisor. The warrants contain anti-dilution provisions under which their exercise price and number of underlying shares of common stock are adjusted upon a stock split, stock dividend, recapitalization or similar transaction, or upon issuance by the Registrant of common stock or securities convertible into or exchangeable for common stock at a price lower than the exercise price of the warrants. In cases where the Registrant issues securities convertible into or exchangeable for common stock at a price per share that is lower than the exercise price of the warrants, the exercise price of the warrants is to be adjusted downward to 120% of the lower price, and the number of shares underlying the warrants is to be adjusted upward by multiplying the number of shares underlying the warrants prior to the adjustment by the exercise price of the warrants prior to the adjustment, and then dividing that product by the exercise price that results from the adjustment.

         In January 2001, the Registrant issued a note in the principal amount of $325,000 to Dolphin Offshore Partners, L.P. The note initially bore interest at the rate of 12% per year. Principal and all accrued interest under the note were due upon demand.

         In February 2001, as compensation for services rendered and to be rendered, the Registrant granted to its then President and Chief Executive Officer three options, each of which was for the purchase of up to 250,000 shares of common stock, at per share exercise prices of $1.031, $3.563 and $4.563, respectively.

         In March 2001, the Registrant agreed to settle a pending legal proceeding filed against Telenetics by issuing to one entity and its two designees an aggregate of 200,000 shares of common stock valued at $156,000.

         In March 2001, the Registrant agreed with one of the Registrant's trade creditors, to issue to the creditor an aggregate of 147,990 shares of common stock in lieu of paying cash to retire a trade debt of approximately $94,000 due to the creditor.

         In May 2001, the Registrant issued as compensation to the Registrant's investor relations consultant 50,000 shares of common stock valued at $13,500 and three separate three-year warrants to purchase common stock. Two of the warrants provided for the purchase of 50,000 shares of common stock at exercise prices of $0.75 and $1.00, respectively. The third warrant provided for the purchase of 100,000 shares of common stock at an exercise price of $2.00.

         In June 2001, the Registrant issued a 6% convertible subordinated promissory note due 2003 in the principal amount of $474,852.32 to its legal counsel in consideration for services rendered by counsel to the Registrant. The maturity date of the note is January 25, 2003. Principal and interest payments of $26,260.53 are payable monthly. The outstanding principal amount of the note, together with any accrued and unpaid interest, may be converted into shares of the Registrant's common stock at the option of the holder at a rate of $1.50 per share.

         In May and June 2001, the Registrant issued a total of 4,414,295 shares of common stock to 20 individuals and one entity upon conversion of a total of 95 shares of Series A Convertible Preferred Stock at conversion prices of $0.355 per common share to $0.2027 per common share.

         Effective June 29, 2001, the Registrant entered into a note modification agreement with Dolphin Offshore Partners L.P. Under the agreement, Dolphin Offshore Partners L.P. waived any default by the Registrant under the 7% convertible subordinated debenture that occurred through September 30, 2001. In addition, interest rates and payment dates on the debenture and the two outstanding notes due to Dolphin Offshore Partners L.P. were revised. Effective July 1, 2001, the interest rate of the 7% convertible subordinated debenture increased to 10% per annum, and the payment dates changed from semi-annual payments of interest in arrears on January 2 and July 2 of each year to quarterly payments in arrears on March 2, June 2, September 2 and December 2 of each year. The maturity date of the $325,000 note was extended from April 22, 2001 to July 2, 2002. Also, the interest rate of the $325,000 note increased from 12% to 15% per annum for the period from October 1, 2001 to December 31, 2001, and increased from 15% to 18% per annum commencing on January 1, 2002. Effective July 1, 2001, the interest rate of the $250,000 note issued to Dolphin Offshore Partners, L.P. in a private offering in January 2000 increased from 10% to 15% per annum, and the Registrant may be eligible for a waiver of interest that is scheduled to accrue on that note from January 1, 2002 to April 10, 2002 if the Registrant prepays the outstanding principal balance of the note on or before April 1, 2002 after providing advance notice to Dolphin Offshore Partners L.P. of the Registrant's intent to prepay the balance.

         In June 2001, the Registrant issued a total of 4,538,972 shares of common stock to eight warrant holders upon exercise of warrants at an exercise price of $0.2027 per share. The Registrant previously had registered for resale a total of 1,596,204 of these shares issuable upon exercise of those warrants.

         In June 2001, the Registrant made an offer to sixteen holders of notes that were in default as to repayment of principal, which offer provided them with the option either to convert the balances of their notes into common stock and warrants or to extend the due date of their notes in exchange for the issuance of warrants to purchase common stock. Eleven holders, including director Dr. Levy and then Chief Operating Officer John McLean, who held notes aggregating $410,700 converted the balances of their notes into an aggregate of 586,715 shares of common stock and received three-year warrants to purchase an aggregate of 82,140 shares of common stock at an exercise price of $0.70 per share and three-year warrants to purchase an aggregate of 82,140 shares of common stock at an exercise price of $1.00 per share. One holder of a note with a principal balance of $15,000 agreed to extend the due date of his note from September 30, 2000 to January 1, 2003 in exchange for a 2% increase from 10% to 12% per annum in the interest rate of the note and the issuance of a three-year warrant to purchase up to 3,000 shares of common stock at an exercise price of $1.00.

         In June 2001, the Registrant made an offer to the four accredited investors who held an aggregate of $260,000 of 8% Convertible Subordinated Unsecured Promissory Notes due 2001 that were in default as to repayment of principal to extend the due date of the notes from March 15, 2001 to January 2, 2003 in exchange for a 2% increase in the interest rate of the notes and the issuance to each investor of a three-year warrant to purchase up to 3,000 shares of common stock at an exercise price of $1.00. The Registrant repaid one of the notes, and the remaining three holders of notes aggregating $250,000 accepted the offer and received warrants to purchase an aggregate of 50,000 shares of common stock. Also, the notes became fully transferable and also became convertible into common stock at the rate of $0.70 per share until the earlier of March 31, 2002 or, if the Registrant's common stock trades at or above $1.40 for ten consecutive trading days, until the date, if any, that the Registrant elects to terminate the right to convert the note.

         In June 2001, the Registrant entered into an agreement with the Registrant's Chairman of the Board, President and Chief Executive Officer regarding the extension of a $250,000 note dated December 30, 1997 that the Registrant owed to her. Under the agreement, the maturity date of the note was extended to January 2, 2003, and the interest rate was increased by 2% per annum to 12% per annum. Also, the note became fully transferable and also became convertible into common stock at the rate of $0.70 per share until the earlier of March 31, 2002 or, if the Registrant's common stock trades at or above $1.40 for ten consecutive trading days, until the date, if any, that the Registrant elects to terminate the right to convert the note. In addition, the Registrant issued to the Registrant's Chairman of the Board, President and Chief Executive Officer a three-year warrant to purchase 50,000 shares of common stock at an exercise price of $1.00 per share.

         On August 8, 2001, the Registrant approved the issuance of shares of common stock at the rate of $0.675 per share to the then current non-employee directors in lieu of payment to them of amounts outstanding and unpaid under the Registrant's director compensation program adopted in September 2000. The closing price of a share of common stock on August 8, 2001 was $0.46. An aggregate of 71,853 shares of common stock were issued to Ms. Lutz, Mr. Armani, Dr. Levy, Mr. Povinelli and Mr. Jacobs in lieu of payment to them of an aggregate of $48,500 in outstanding director compensation.

         In September 2001, the Registrant issued 100,000 shares of common stock valued at $10,000 and paid $200,000 cash to one individual in exchange for a release from any further obligation on a judgment in the approximate amount of $350,000 that the individual had obtained against us.

         In September 2001, the Registrant issued 300,000 shares of common stock valued at $30,000 to one entity in exchange for its agreement to release the Registrant from the Registrant's obligation under a $146,000 judgment the entity had obtained against the Registrant and from payment of all costs of filing and enforcing that judgment.

         In September 2001, the Registrant issued an aggregate of 15,000 shares of common stock valued at $1,500 to two employees in payment of bonus obligations the Registrant had to them.

         During the quarter ended September 30, 2001, the Registrant issued an aggregate of 5,012,959 shares of common stock valued at $1,016,127 to eight warrant holders upon exercise, at anti-dilution adjusted prices ranging from $1.875 to $0.2027 per share, of warrants that the Registrant had issued in the Registrant's 1999 offering of Series A 7.0% Convertible Redeemable Preferred Stock.

         In February 2002, the Registrant issued options to purchase up to 150,000 shares of common stock at an exercise price of $0.45 per share pursuant to the Registrant's 2001 Stock Option Plan to an employee who is the Registrant's former Chief Operating Officer.

         Effective January 23, 2002, the Registrant issued $2,087,500 in principal amount of senior secured convertible promissory notes due January 23, 2005 to thirteen accredited investors in exchange for $1,975,000 cash and the cancellation of the principal balance of two outstanding promissory notes totaling $112,500. The senior secured convertible promissory notes initially bear interest at 6% per year and are convertible into common stock at any time or from time to time at the option of the holders. The initial conversion price of the notes is $0.44064. The notes were accompanied by immediately vested and exercisable five-year warrants to purchase up to an aggregate of 3,553,075 shares of common stock at an initial exercise price of $0.44064 per share. In connection with the private placement of the notes, the Registrant issued to seven employees of Taglich Brothers, Inc., including director Robert Schroeder, immediately vested and exercisable five-year warrants to purchase up to an aggregate of 473,743 shares of common stock at an initial exercise price of $0.52877 per share.

         Exemption from the registration provisions of the Securities Act of 1933 for the transactions described above is claimed under Section 4(2) of the Securities Act of 1933, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.

ITEM 27. EXHIBITS.

         (a)      EXHIBITS.

         2.1 Asset Purchase Agreement dated April 5, 1999 between Greenland Corporation and the Registrant (2)

         2.2 Asset Purchase Agreement effective as of June 1, 1999 by and among the Registrant, Sunnyvale General Devices and Instruments, Inc. and Frank R. Ribelin (5)

         2.3 Stock Purchase Agreement dated as of January 7, 2000 between the Registrant, Edward L. Didion, John D. McLean, William C. Saunders and Terry S. Parker (4)

         2.4 Asset Purchase Agreement dated April 21, 2000 between the Registrant and Racon, Inc. (6)

         2.5 Bill of Sale, Assignment and General Conveyance dated April 28, 2000 made by Racon, Inc. for the benefit of the Registrant
                  (6)

         2.6 Settlement Agreement and Release dated as of January 18, 2001 between the Registrant, Daniel A. Blattman and Racon Incorporated (6)

         2.7 Asset Purchase Agreement effective as of August 31, 2001 between the Registrant, Frank Ribelin and GDI Communications, LLC (*)

         3.1      Restated and Amended Articles of Incorporation of the
                  Registrant (2)

         3.2 Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A 7.0% Convertible Redeemable Preferred Stock of the Registrant (2)

         3.3 Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock of the Registrant (2)

         3.4 Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series C 7.0% Convertible Preferred Stock of the Registrant (3)

         3.5 Certificate of Amendment of Restated and Amended Articles of Incorporation filed with the California Secretary of State on February 5, 2001 (6)

         3.6 Certificate of Determination of Rights, Preferences and Privileges of Series A Convertible Preferred Stock filed with the California Secretary of State on October 31, 2000 (6)

         3.7      Restated and Amended By-Laws of the Registrant (2)

         3.8 Amendment to Article III, Section 2 of the Restated and Amended Bylaws of the Registrant effective as of June 6, 2000

         3.9 Amendment to add Section 16 to Article III of the Restated and Amended Bylaws of the Registrant effective as of September 8, 2000 (7)

         4.1 Note and Warrant Purchase Agreement dated as of January 23, 2002 by and between the Registrant, SDS Merchant Fund, L.P. and TBW Holdings

         4.2 Form of Senior Secured Convertible Promissory Note due January 23, 2005 made by the Registrant in favor of the investors named therein (*)

         4.3 Form of Registration Rights Agreement dated as of January 23, 2002 by and among the Registrant and the investors named therein (*)

         4.4 Form of Security Agreement dated as of January 23, 2002 relating to security interest granted by the Registrant for the benefit of the secured parties named therein (*)

         4.5 Form of Warrant to Purchase Shares of Common Stock issued by the Registrant in favor of each investor in the Senior Secured Convertible Promissory Note due January 25, 2003 (*)

         4.6 Form of Warrant to Purchase Shares of Common Stock issued by the Registrant in favor of employee designees of the Registrant's placement agent (*)

         5.1      Opinion of Rutan & Tucker, LLP (*)

         10.1 Manufacturing, License and Distribution Agreement dated as of October 25, 2000 by and between Motorola, Inc. and the Registrant (10)

         10.2 Manufacturing Agreement dated as of December 29, 2000 by and between the Registrant and Comtel Electronics, Inc. (10)

         10.3 Distribution Agreement dated as of March 12, 2001 by and between Ingram Micro Inc. and the Registrant (10)

         10.4 Loan and Security Agreement dated as of April 2, 1999 between Celtic Capital Corporation and the Registrant (2)

         10.5 Commercial Lease dated April 12, 1999 between Mark IV Capital Properties, Inc. and the Registrant (2)

         10.6 Telenetics Corporation Stock Purchase Warrant between the Registrant and SMC Communications Group, Inc. (1)

         10.7 Amendment to Compromise Agreement and Mutual Release dated December 30, 1997 by and between the Registrant, SMC Communications Group, Inc. and Shala Shashani doing business as SMC Group (1)

         10.8 Security Agreement dated December 31, 1997 by and between the Registrant and SMC Communications Group, Inc. (1)

         10.9 Secured Promissory Note dated December 30, 1997 from the Registrant in favor of Shala Shashani for $250,000 (13)

         10.10 Amendment to Security Agreement dated March 30, 1998 by and between the Registrant and SMC Group (1)

         10.11 Technology Transfer Agreement dated October 29, 1997 by and between the Registrant and SMC Communications Group, Inc. (1)

         10.12 Promissory Note dated as of January 7, 2000 from the Registrant in favor of Saunders & Parker, Inc. for $136,444.90
                  (4)

         10.13 Non-Qualified Stock Option dated January 7, 2000 issued by the Registrant to John D. McLean (#) (4)

         10.14 Non-Qualified Stock Option dated January 7, 2000 issued by the Registrant to Saunders & Parker, Inc. (4)

         10.15 Registration Rights Agreement dated January 7, 2000 between the Registrant and John D. McLean (4)

         10.16 Registration Rights Agreement dated January 7, 2000 between the Registrant and Saunders & Parker, Inc. (4)

         10.17    Registration Rights Agreement between the Registrant and Terry
                  S. Parker (4)

         10.18 Employment Agreement dated January 7, 2000 between the Registrant and John D. McLean (4)

         10.19 Consulting Agreement dated January 7, 2000 between the Registrant and Saunders & Parker, Inc. (4)

         10.20 Promissory Note dated as of January 7, 2000 from the Registrant in favor of John D. McLean for $107,500 (4)

         10.21 Settlement Agreement and Mutual Release by and between the Registrant, Michael Armani, Harvey Bibicoff, Bibicoff & Associates, Inc., David Landau, Linda Berglas, Peter Nitz, Sandra Nitz and Paul Springer (9)

         10.22 Intercreditor Agreement by and among the Registrant, Harvey Bibicoff, Shala Shashani dba SMC Group and SMC Communications Group (9)

         10.23 Shareholder Agreement dated as of January 7, 2000 by and among the Registrant, Michael A. Armani, Dr. George Levy, Shala Shashani, Thomas Povinelli, Ed Finamore, Terry S. Parker, William C. Saunders, John D. McLean and Edward L. Didion (4)

         10.24 Letter of Intent dated May 28, 1998 by and between Duquesne Light Company and the Registrant (1)

         10.25 Subcontract dated June 10, 1998 between Sargent Electric Company and the Registrant (*)

         10.26 Marketing and Technology Agreement dated July 13, 1998 by and between the Registrant and Duquesne Light Company (*)

         10.27    1998 Stock Option Plan of the Registrant (#) (11)

         10.28    2000 Stock Option Plan of the Registrant (#) (12)

         10.29 Amendment to Section 5 of the 2000 Stock Option Plan of the Registrant (#) (13)

         10.30 Employment Offer Letter dated as of April 19, 1999 between David L. Stone and the Registrant (#) (13)

         10.31 Amendment dated as of June 27, 2001 to Secured Promissory Note dated December 30, 1997 made by the Registrant in favor of Shala Shashani for $250,000 (14)

         10.32 Common Stock Purchase Warrant dated as of June 27, 2001 issued by the Registrant to Shala Shashani (14)

         10.33 Debenture Purchase Agreement dated January 2, 2001 between the Registrant and Dolphin Offshore Partners, L.P. (15)

         10.34 7.0% Convertible Subordinated Debenture due January 2, 2003 in the principal amount of $2,115,000 made by the Registrant in favor of Dolphin Offshore Partners, L.P. (15)

         10.35 Modification Agreement dated as of June 29, 2001 by and between the Registrant and Dolphin Offshore Partners, L.P.
                  (14)

         10.36    Telenetics Corporation 2001 Employee Stock Purchase Plan (#)
                  (16)

         10.37 Telenetics Corporation Amended and Restated 2001 Stock Option Plan (#) (17)

         21.1     Subsidiaries of the Registrant (8)

         23.1     Consent of Independent Certified Public Accountants

         23.2     Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1) (*)

         24.1 Power of Attorney (contained on the signature pages to this registration statement)

         -----------------

         (*)      To be filed by amendment.

         (#) Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit.

         (1) Filed as an exhibit to the Registrant's Form 10-KSB for the fiscal year ended March 31, 1998 and incorporated herein by reference.

         (2) Filed as an exhibit to the Registrant's Form 10-KSB for the nine months ended December 31, 1998 and incorporated herein by reference.

         (3) Filed as an exhibit to the Registrant's Form 8-K for January 20, 1999 and incorporated herein by reference.

         (4) Filed as an exhibit to the Registrant's Form 8-K for January 7, 2000 and incorporated herein by reference.

         (5) Filed as an exhibit to the Registrant's Form 8-K for June 30, 1999 and incorporated herein by reference.

         (6) Filed as an exhibit to the Registrant's Form S-3 (Registration No. 333-57334) filed with the Securities and Exchange Commission on March 20, 2001 and incorporated herein by reference.

         (7) Filed as an exhibit to the Registrant's Form 8-K for September 8, 2000 and incorporated herein by reference.

         (8) Filed as an exhibit to the Registrant's Form 10-KSB for the year ended December 31, 1999 and incorporated herein by reference.

         (9) Filed as an exhibit to the Registrant's Amendment No. 1 to Form 10-QSB for the quarter ended September 30, 2000 and incorporated herein by reference.

         (10) Filed as an exhibit to the Registrant's Form 8-K for December 29, 2000 and incorporated herein by reference.

         (11) Filed as an exhibit to the Registrant's definitive proxy statement for the 1999 annual meeting of shareholders and incorporated herein by reference.

         (12) Filed as an exhibit to the Registrant's definitive proxy statement for the 2000 annual meeting of shareholders and incorporated herein by reference.

         (13) Filed as an exhibit to the Registrant's Form 10-KSB for the year ended December 31, 2000 and incorporated herein by reference.

         (14) Filed as an exhibit to the Registrant's Form 10-QSB for the quarter ended June 30, 2001 and incorporated herein by reference.

         (15) Filed as an exhibit to the Registrant's Form S-3 (Registration No. 333-59830) filed with the Securities and Exchange Commission on April 30, 2001 and incorporated herein by reference.

         (16) Filed as an exhibit to the Registrant's definitive proxy statement for the 2001 annual meeting of shareholders and incorporated herein by reference.

         (17) Filed as an exhibit to the Registrant's Form S-8 (Registration No. 333-69836) filed with the Securities and Exchange Commission on September 21, 2001 and incorporated herein by reference.

ITEM 28. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

         (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Lake Forest, State of California, on February 12, 2002.

                                     TELENETICS CORPORATION

                                     By:   /S/ SHALA SHASHANI LUTZ
                                        ----------------------------------------
                                           Shala Shashani Lutz
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Telenetics Corporation, a California corporation, which is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Shala Shashani Lutz and David Stone, and each of them, their true and lawful attorneys-in-fact and agents; with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Name                                  Title                                Date
---------------------------    ---------------------------------------       -----------------
/S/ SHALA SHASHANI             Chairman of the Board, President, Chief       February 12, 2002
---------------------------    Executive Officer (principal executive
Shala Shashani                 officer) and Director

/S/ DAVID STONE                Chief Financial Officer and Secretary         February 12, 2002
---------------------------    (principal accounting officer)
David Stone

/S/ MICHAEL A. ARMANI          Director                                      February 12, 2002
---------------------------
Michael A. Armani

/S/ BRADLEY L. JACOBS          Director                                      February 12, 2002
---------------------------
Bradley L. Jacobs

/S/ ROBERT SCHROEDER           Director                                      February 12, 2002
---------------------------
Robert Schroeder

/S/ H. GEORGE LEVY             Director                                      February 12, 2002
---------------------------
H. George Levy, M.D.

/S/ THOMAS POVINELLI           Director                                      February 12, 2002
---------------------------
Thomas Povinelli

                 EXHIBITS FILED WITH THIS REGISTRATION STATEMENT

         Exhibit
         Number   Description
         ------   -----------

         3.8 Amendment to Article III, Section 2 of the Restated and Amended Bylaws of the Registrant effective as of June 6, 2000

         23.1     Consent of Independent Certified Public Accountants

         24.1 Power of Attorney (contained on the signature pages to this registration statement)